UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PNM Resources, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PNM Resources, Inc. Alvarado Square Albuquerque, NM 87158

Notice of Annual Meeting of Shareholders

Wednesday, May 28, 2008

9:00 a.m., Mountain Daylight Time

South Broadway Cultural Center

1025 Broadway SE

Albuquerque, New Mexico

April 28, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of PNM Resources, Inc.   The meeting will be held on Wednesday, May 28, 2008, at 9:00 a.m. (Mountain Daylight Time), at the South Broadway Cultural Center, 1025 Broadway SE, Albuquerque, New Mexico.  A map to the meeting location is included on the back page of this proxy statement for your reference.

At the meeting, shareholders are being asked to:

•                  Elect nine (9) directors.

•                  Approve an amendment to PNM Resources, Inc. Employee Stock Purchase Plan.

•                  Ratify appointment of Deloitte & Touche LLP as independent public accountants for 2008.

•                  Transact any other business properly brought up at the meeting.

Holders of PNM Resources, Inc. common stock of record at the close of business on April 8, 2008, may vote at the meeting.

This proxy statement and proxy card are being distributed on or about April 28, 2008.  Whether or not you plan to attend the meeting, please complete and return the accompanying proxy card or vote by telephone or the Internet promptly, so that we can be assured of having a quorum present at the meeting and so your shares may be voted in accordance with your wishes.  Your vote is important.  The continuing interest of our shareholders in the business of PNM Resources, Inc. is appreciated and we hope you will be able to attend.

Sincerely,

Jeffry E. Sterba
Chairman of the Board, President and
Chief Executive Officer

i

GLOSSARY OF TERMS USED IN THIS PROXY

Altura	Altura Power L.P.
Audit Committee	Audit and Ethics Committee of the Board
Annual Meeting	2008 Annual Meeting of PNMR shareholders to be held on May 28, 2008
Board	Board of Directors of PNM Resources, Inc.
Cascade	Cascade Investment, L.L.C.
CAO	Chief Administrative Officer of PNMR
CEO	Chief Executive Officer of PNMR
CFO	Chief Financial Officer of PNMR
Company, PNMR or PNM Resources	PNM Resources, Inc.
Compensation Committee or HRCC	Human Resources and Compensation Committee of the Board
Deloitte & Touche	Deloitte & Touche, LLP
ESA	PNMR Executive Spending Account Plan
ECJV	ECJV Holdings, LLC
ERP	PNMR Employees’ Retirement Plan
ESP	PNMR Executive Savings Plan
ESP II	PNMR Executive Savings Plan II
ESPP	Amended and Restated PNM Resources, Inc. Employee Stock Purchase Plan
EVP	Executive Vice President
GPPC	Governance and Public Policy Committee of the Board
HRCC	Human Resources and Compensation Committee of the Board
Index	S&P Midcap 400 Utilities Index
LT$	PNMR Long-term Performance Cash Program
NEO(s) or named executive officer(s)	Named executive officers of PNMR consisting of the CEO, CFO and the 3 other highest paid executives
NYSE	New York Stock Exchange
OIP	PNMR 2007 Officer Incentive Plan
OPT	Award of stock options under the PEP
Peer Group	Utility and energy companies comprising PNMR’s executive compensation peer group listed on page 30
PEP or Performance Equity Plan	PNMR Omnibus Performance Equity Plan
PNM	Public Service Company of New Mexico, a wholly owned subsidiary of PNM Resources, Inc.
PNMR or PNM Resources	PNM Resources, Inc., a company that trades on the NYSE under the symbol “PNM”
PRM Consulting	PRM Consulting Group, the compensation consultant retained by the HRCC
PSP	PNMR Performance Stock Plan (expired in 2000, except as to the outstanding options)
Retention Agreement	Retention Bonus Agreement dated August 30, 2007 between J.E. Sterba and PNMR
Retention Plan.	PNMR Officer Retention Plan
RSP	PNMR Retirement Savings Plan, a 401(k) plan
SEC	Securities and Exchange Commission
SERP	Supplemental employee retirement agreement
Severance Plan	PNMR Non-Union Severance Pay Plan
SFAS	Statement of Financial Accounting Standards
SVP	Senior Vice President
Tax Code	Internal Revenue Code of 1986, as amended
Towers Perrin Compensation Database	Towers Perrin Energy Services Compensation Survey Database
TNMP	Texas-New Mexico Power Company, a wholly-owned indirect subsidiary of PNMR
TSR	PNMR’s total shareholder return as calculated under the LT$

ii

PNM Resources, Inc.

Proxy Statement for 2008 Annual Meeting of Shareholders

Wednesday, May 28, 2008

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Why am I receiving these materials?

This proxy statement summarizes the information you need to know to vote at the Annual Meeting.  You do not need to attend the Annual Meeting to vote your shares.  We first mailed the proxy statement and proxy card to shareholders on or about April 28, 2008.  For a complete listing of terms defined and used in this proxy statement, see the Glossary on page ii.

Who may vote at the Annual Meeting?

You may vote all of the shares of our common stock that you own at the close of business on April 8, 2008, the record date.  On the record date, PNM Resources had 76,917,037 shares of common stock outstanding and entitled to be voted on at the Annual Meeting.  You may cast one vote for each share of common stock held by you on all matters presented at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The following three proposals will be considered and voted on at the Annual Meeting:

Proposal 1 – Elect Nine Directors

All nine current members of the Board are seeking election for one-year terms at this year’s Annual Meeting.  The Board recommends:

Adelmo E. Archuleta	Robert R. Nordhaus	Bonnie S. Reitz
Julie A. Dobson	Manuel T. Pacheco	Jeffry E. Sterba
Woody L. Hunt	Robert M. Price	Joan B. Woodard

for election to the Board at the Annual Meeting.  Detailed information about these nominees is provided beginning on page 6.

If a nominee becomes unavailable for election, proxy holders will vote for another nominee proposed by the Board or the seat will remain vacant until the Board proposes another nominee.

Proposal 2 – Approve an Amendment to the PNM Resources, Inc. Employee Stock Purchase Plan

The Board is asking shareholders to approve amending the current Employee Stock Purchase Plan to increase the number of shares available for employee purchases under the plan by 180,000 shares to a total of 550,000 shares.  The plan allows employee participants to purchase PNM Resources stock on an after-tax basis at 95% of its fair market value.  The plan promotes employee share ownership in the Company and facilitates employee retention.

Proposal 3 – Ratify Appointment of Independent Public Accountants

The Audit Committee of the Board, which is composed entirely of independent non-employee directors, selects and hires the independent registered public accountant, subject to ratification by the Company’s shareholders, to audit the Company’s books.  The Audit Committee has selected Deloitte & Touche LLP to audit the Company’s consolidated financial statements for the fiscal year beginning January 1, 2008.

Representatives of Deloitte & Touche will attend the Annual Meeting, where they will have the opportunity to make statements and answer questions.  If shareholders fail to ratify the appointment of Deloitte & Touche, the Audit Committee would reconsider its selection.

How do I vote my shares?

For your convenience, we have established four easy methods for voting shares held in your name:

In Person:	You can attend and cast your vote at the Annual Meeting.

By Telephone:	For automated telephone voting, call 1-866-540-5760 (toll free).(Please refer to the instructions on the enclosed proxy card.)

By Internet:

Access http://www.proxyvoting.com/pnm
(Please refer to the instructions on the enclosed proxy card.)
NOTE: There is a different Internet address for shares held in the 401(k) plan.
Access http://www.proxyvoting.com/pnm-emp.

Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder.

By Mail:	Simply return your executed proxy card in the enclosed postage-paid envelope.

Your shares will be voted in the manner you indicate.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf.  By completing and returning the enclosed proxy card or voting by telephone or the Internet, you are giving the proxy committee (Adelmo E. Archuleta, Julie A. Dobson, and Joan B. Woodard) appointed by the Board the authority to vote your shares in the manner you indicate on your proxy card.  If you sign and return your proxy card without indicating how you want your shares to be voted, the proxy committee will vote your shares as follows:

     FOR the election of the directors nominated,

     FOR the amendment to the PNM Resources, Inc. Employee Stock Purchase Plan, and

     FOR the appointment of Deloitte & Touche as independent public accountants for 2008.

Can I change my vote or revoke my proxy?

Yes.  Any subsequent vote by any means will change your prior vote.  The last vote actually received before the Annual Meeting will be the one counted.  You may also revoke your proxy by voting in person at the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

The Board knows of no other business to be conducted at the Annual Meeting other than those discussed in this proxy statement.  If any other matter is properly presented, the proxy committee will vote on the matter in accordance with their judgment.  Shareholders attending the meeting will directly vote on those matters.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts.  Note that the proxy card for shares registered in your name will include any shares acquired by employee purchases through the ESPP.  If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker.  You should vote on and sign each proxy card you receive.

How do I vote my RSP shares?

If you participate in the RSP, our 401(k) plan for our employees, and shares have been allocated to your account under the PNMR Stock Fund investment option, then you will receive a separate vote authorization form and supplemental materials on voting instructions for these shares from the PNMR Corporate Investment Committee.  Thus, if you have shares allocated to your RSP account, you will need to vote your RSP shares with the RSP vote authorization form.

What constitutes a quorum and why is a quorum required?

A quorum of shareholders is necessary to conduct business at the Annual Meeting. If at least a majority of the PNM Resources common stock outstanding on the record date is represented at the Annual Meeting, in person or by proxy, a quorum will exist.  Abstentions, withheld votes, and broker non-votes will be counted as present for quorum purposes.

What vote is required to approve each proposal?

A quorum and the affirmative vote of the holders of a majority of the shares of PNM Resources common stock present, in person or by proxy, and entitled to vote at the Annual Meeting are required to elect directors, approve the amendment to the Employee Stock Purchase Plan, and ratify the appointment of independent public accountants.   Abstentions and withheld votes will have the effect of a vote against these matters, while broker non-votes will not be counted in calculating voting results on these matters.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with BNY Mellon Investor Services, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

What happens if I don’t give my broker voting instructions for my “street name” shares?

If you do not give your broker voting instructions, your brokerage firm may vote your “street name” shares on certain “routine” matters.   When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting.  The election of directors and the ratification of the appointment of Deloitte & Touche as independent public accountants for 2008 are considered routine matters for which brokerage firms may vote your shares without your voting instructions.

What is a broker non-vote?

A broker non-vote occurs when a broker is not permitted under NYSE rules to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and no instruction is given.  The approval of Proposal 2 (Approve the Amendment to the Employee Stock Purchase Plan) is considered a non-routine matter and so your shares cannot be voted on this matter without receipt of your voting instructions.

We encourage you to provide instructions to your broker by giving your proxy.  This ensures that your shares will be voted at the meeting.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting, are counted for quorum purposes, and will have the same effect as a vote against the matter.  Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Who may attend the Annual Meeting?

Admission tickets will be distributed at the registration tables in the lobby of the South Broadway Cultural Center prior to the Annual Meeting.  Attendance is limited to shareholders of record on April 8, 2008.  If your shares are held in the name of your broker, bank, or other nominee, please bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares as of the record date.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Meeting.  If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

Who pays the cost of this proxy solicitation?

The enclosed proxy is being solicited on behalf of PNM Resources’ Board of Directors.  This solicitation is being made by mail but also may be made in person, by telephone or via the Internet.  The Company has hired Georgeson Shareholder Communications, Inc., to assist in the solicitation for an estimated fee of $6,500, plus any out-of-pocket expenses.   PNM Resources will pay all costs related to solicitation.  BNY Mellon Investor Services is tabulating the vote.

Is this proxy statement the only way that proxies are being solicited?

No.  As stated above, the Company has retained Georgeson Shareholder Communications, Inc., to aid in the solicitation of proxy materials. In addition to mailing these proxy materials, certain Directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Where can I find voting results of the Annual Meeting?

The final voting results will be published in our quarterly report on form 10-Q for the second quarter of fiscal year 2008.

Whom should I call with other questions?

If you have any further questions about voting your shares or attending the Meeting, please call our Investor Relations Department at 1-800-545-4425.

INTRODUCTION

PNM Resources is an investor-owned holding company of energy and energy-related businesses.  Its headquarters are in Albuquerque, New Mexico and it trades on the NYSE under the symbol “PNM.”

GOVERNANCE

In recognition of the importance of corporate governance to the proper management of the Company, the Board has organized the various governance policies adopted and practiced over the years into a consolidated Corporate Governance Principles document so that investors, employees, customers, regulators and the community may be aware of the policies followed by the Company.  These principles have been approved by the full Board after analysis of policy considerations and peer benchmarks.  The Board has chosen those practices it believes to be in the best interests of its investors.  Because the Board recognizes the on-going debate with regard to corporate governance practices, it has charged its Governance and Public Policy Committee with reviewing the principles at least annually (more often if necessary) and recommending any necessary changes to the Board.

The Corporate Governance Principles document is attached as Appendix A, and can also be found on PNM Resources’ website at www.pnmresources.com.  The principles document sets forth key practices and addresses the following:

•	Responsibilities of the Board	•	Planning/Oversight Functions
•	Process for Director Nominations	•	Stock Ownership Guidelines
•	Director Qualifications	•	Director Service
•	Director Independence	•	Director Compensation

CODE OF ETHICS

The Company has adopted a code of ethics, Do the Right Thing-Principles of Business Conduct, which applies to all directors, officers (including the principal executive officer, principal financial officer and principal accounting officer) and employees.  Do the Right Thing is available in print to any shareholder who requests it by writing to the Ethics and Governance Department, PNM Resources, Inc., Alvarado Square, MS-2850, Albuquerque New Mexico 87158.  Do the Right Thing is also available on our website at www.pnmresources.com.  The Company will post amendments to or waivers from its code of ethics (to the extent applicable to the Company’s executive officers and directors) at this location on its website.

Concerns relating to financial statement disclosures, accounting, internal accounting controls, or auditing matters, and other matters involving violations of law are handled in accordance with the complaint procedures adopted by the Audit and Ethics Committee that are posted on the Company’s website at www.pnmresources.com. The Company also established an anonymous/confidential hotline through which employees and others may report concerns about the Company’s business practices.

OTHER GOVERNANCE POLICIES

Stock Option Grant Policy

The Board adopted the Stock Option Grant Policy on December 4, 2006 to govern the granting of all forms of equity compensation.  The policy was amended in February 2007 to set forth additional good governance procedures for making equity awards when the regular schedule for the grant of equity compensation falls within a black-out period for trading in the Company’s securities under PNM Resources’ Insider Trading Policy.  The Stock Option Grant Policy, as amended to date, is attached as Appendix B, and can also be found on our website at www.pnmresources.com.

The Company also took a proactive approach in conducting an internal audit review of past stock grant practices, and no issues relating to backdating or any other irregularities were identified in the audit review.

Related Person Transactions Policy

On February 13, 2007, the Board approved the “Policy and Procedures Governing Related Party Transactions,” attached as Appendix C to this proxy statement, and posted on our website at www.pnmresources.com.  The policy provides that all transactions with executive officers, directors or greater than 5% shareholders or any immediate family member of any of the foregoing where the aggregate amount involved is expected to exceed $120,000 per year, are subject to pre-approval or ratification by the GPPC, or by the Board or another committee in the normal fulfillment of their respective charters and responsibilities. In determining whether to approve such transactions, the GPCC will consider, among other factors, the extent of the related person’s interest in the transaction; the availability of other sources of comparable products or services; whether the terms are no less favorable than terms generally available in unaffiliated transactions under like circumstances; the benefit to the Company; and the aggregate value of the transaction at issue.

PROPOSAL 1:  ELECT NINE DIRECTORS (PROPOSAL 1 ON YOUR PROXY CARD)

General Information

All nine members of the Board are seeking election for one-year terms at this year’s Annual Meeting.  There are no vacancies as the Board fixed the number of directors at nine, effective May 16, 2006.

The Director Service Policy provides that ordinarily a director will not serve for more than 12 years on the Board.  Robert M. Price has served as a director for 16 years.  The Board is recommending that Mr. Price be elected to serve an additional one-year term because Mr. Price’s continued service is in the best interests of the Company.   His extensive qualifications and experience are invaluable as the Company pursues its business plan.  In accordance with the Director Service Policy, referenced in this proxy on page 10, Mr. Price submitted a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable.  There is no current expectation that the resignation would be accepted by the Board within the one-year term.

Charles E. McMahen resigned as a member of the Board effective August 21, 2007.  His board service has been sincerely appreciated.  Jeffry Sterba, our CEO, recommended Robert R. Nordhaus for Board consideration as a director candidate. The GPPC interviewed Mr. Nordhaus and subsequently approved his nomination for recommendation to the full Board. On September 18, 2007, the Board approved his nomination for election to the Board to fill the vacancy created by Mr. McMahen’s resignation.  There were no fees paid for any candidate recommendations.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the GPPC, the nominating committee of the Board.  Alternatively, the seat will remain vacant if a substitute nominee is not selected prior to the Annual Meeting.

All of the director nominees are non-employee independent directors, except Jeffry E. Sterba, CEO of the Company.  Biographical information regarding each nominee is noted below.

DIRECTORS NOMINATED THIS YEAR – TERM EXPIRING IN 2009

Adelmo E. Archuleta
Director since July 15, 2003

Principal Occupation During Past Five Years:
President and CEO, Molzen-Corbin & Associates, a New Mexico consulting engineering and architecture firm, since 1982
Molzen-Corbin & Associates is not an affiliate of PNM Resources, Inc.

Mr. Archuleta, age 57, is a resident of Albuquerque, New Mexico, and holds a Master’s degree in Civil Engineering from New Mexico State University. He joined Molzen-Corbin & Associates in 1975, and has led the firm as its President and Chief Executive Officer since 1982. Other directorships include: the Bank of Albuquerque; Presbyterian Healthcare Services; the United Way of Central New Mexico; and Explora Children and Science Museum. Mr. Archuleta currently serves on the Audit and Ethics Committee and the Governance and Public Policy Committee.

Julie A. Dobson
Director since July 16, 2002

Principal Occupation During Past Five Years:
Chairman, TeleBright Corp., a telecommunications decision-support technology company, since 2002
Chief Operating Officer, TeleCorp PCS, 1998-2002

Ms. Dobson, age 51, is a resident of Potomac, Maryland, and was Chief Operating Officer and one of the founding principals of TeleCorp PCS, a wireless/mobile phone company serving more than a million customers when sold to AT&T Wireless. A 1978 William & Mary graduate, she earned an MBA in Finance at the University of Pittsburgh the following year before beginning a long career in what became Verizon, starting in sales with Bell of Pennsylvania, and concluding as president of one of the company’s non-regulated businesses, Bell Atlantic Mobile (New York). Other directorships include: Safeguard Scientifics, Inc., Wayne, PA; and LCCI, McLean, VA. Ms. Dobson currently serves as Chair of the Audit and Ethics Committee and is a member of the Human Resources and Compensation Committee. The Board of Directors has determined that Ms. Dobson qualifies as an “audit committee financial expert” as defined by the SEC regulations.

Woody L. Hunt
Director since September 27, 2005

Principal Occupation During Past Five Years:
Chairman and Chief Executive Officer, Hunt Building Co., Ltd, and Affiliated Companies, since 1977

Mr. Hunt, age 62 is a resident of El Paso, Texas, and is chief executive officer of Hunt Building Corporation, a privately owned development, construction, and property management company based in El Paso. He graduated with honors from the University of Texas at Austin with a Bachelor’s degree in Finance in 1966 and an MBA in Finance in 1970. He earned an M.A. in management from the Claremont Graduate School in California in 1989. He is a former director of The University of Texas Investment Management Company. Mr. Hunt currently serves as Chair of the Finance Committee and is a member of the Audit and Ethics Committee. The Board of Directors has determined that Mr. Hunt qualifies as an “audit committee financial expert” as defined by the SEC regulations.

Robert R. Nordhaus
Director since September 18, 2007

Principal Occupation During Past Five Years:
Member, Van Ness Feldman, P.C., Attorney at Law, since 1997

Mr. Nordhaus, age 71, is a resident of Washington, DC and is a member of Van Ness, Feldman, P.C., Attorneys at Law. Mr. Nordhaus practiced with the firm from 1981 to 1993, when he was appointed General Counsel of the Department of Energy by President Clinton. He rejoined the firm in 1997. Mr. Nordhaus is a 1960 graduate of Stanford University, and a 1963 graduate of Yale Law School. Mr. Nordhaus currently serves as a member of the Finance Committee and the Governance and Public Policy Committee.

Manuel T. Pacheco, Ph.D.
Director since November 20, 2001

Principal Occupation During Past Five Years:
Interim President, Highlands University — July 2006-January 2007
Retired President, University of Missouri System — 1997-2003

Dr. Pacheco, age 66, is a resident of Phoenix, Arizona, and served as Interim President of New Mexico Highlands University, Las Vegas, New Mexico, from July 2006 to January 2007. He retired in 2003 as the President of the University of Missouri System. From 1984 to 1997, he served as President of various universities, including the University of Arizona and the University of Houston. He holds a Doctorate degree in Foreign Language Education. Dr. Pacheco currently serves as Chair of the Governance and Public Policy Committee and is a member of the Human Resources and Compensation Committee.

Robert M. Price
Director since July 7, 1992

Principal Occupation During Past Five Years:
President, PSV, Inc., a technology consulting business, since 1990

Mr. Price, age 77, is a resident of Edina, Minnesota, and has been President of PSV Inc. located in Burnsville, MN, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer, of Control Data Corporation, a mainframe computer manufacturer and business services provider. Other directorships include: Affinity Technology Group, Inc. and Datalink Corporation. He currently serves as a member of the Audit and Ethics Committee and the Finance Committee.

Bonnie S. Reitz
Director since July 16, 2002

Principal Occupation During Past Five Years:
Owner, InsideOut...Culture to Customer, a business consulting company, since March 2003
President, EOS Airlines, a new premium transatlantic airline - April-August 2005
Senior Vice President, Sales and Distribution, Continental Airlines, Inc., 1994-2003

Ms. Reitz, age 55 is a resident of St. Petersburg, Florida, and is the owner/founder of InsideOut...Culture to Customer, a business consulting company. Ms. Reitz was President of EOS Airlines from April to August 2005. Ms. Reitz retired in 2003, as Senior Vice President for Sales and Distribution of Continental Airlines. Ms. Reitz is a 1974 Purdue graduate and began her career in the airline industry in 1977. Other directorships include: Express Jet Holdings of Houston, Texas for which she serves on the compensation committee and the corporate governance committee; the local and national organizations of Dress for Success; and Farelogix, a provider of low-cost, multi-source distribution and independent faring technology to the global travel industry. Ms. Reitz currently serves as Chair of the Human Resources and Compensation Committee and is a member of the Governance and Public Policy Committee.

Jeffry E. Sterba
Director since March 7, 2000

Principal Occupation During Past Five Years:
Chairman, President and Chief Executive Officer, PNM Resources, Inc. since 2000
Executive Vice President, USEC, 1999-2000
Executive Vice President and Chief Operating Officer, Public Service Company of New Mexico (“PNM”), 1997-1999

Mr. Sterba, age 53, is a resident of Albuquerque, New Mexico, and is Chairman, President and Chief Executive Officer of PNM Resources and PNM. Mr. Sterba became President of PNM on March 6, 2000, became President and CEO of PNM on June 6, 2000, and was elected Chairman of the Board of the Company on October 1, 2000. Previously, Mr. Sterba served as Executive Vice President of USEC, Inc., from January 1999 to February 2000. Before joining USEC in January 1999, Mr. Sterba was Executive Vice President and Chief Operating Officer of PNM overseeing all of its business units. During his previous years at the Company, Mr. Sterba held various executive positions and was responsible for bulk power services, corporate strategy and asset restructuring, retail electric and water services, and electric business development and finance. Other directorships in addition to various Company subsidiaries include: Chair, Edison Electric Institute; Chair, Electric Power Research Institute; U. S. Chamber of Commerce; and EnergyCo, LLC. Mr. Sterba also serves on an advisory board for Wells Fargo Bank, N.A.

Joan B. Woodard, Ph. D.
Director since July 15, 2003

Principal Occupation During Past Five Years:
Executive Vice President and Deputy Director, Sandia National Laboratories, since March 1999

Dr. Woodard, age 55, is a resident of Albuquerque, New Mexico, and is Executive Vice President and Deputy Director for Sandia National Laboratories in Albuquerque. She holds a Doctorate degree in Mechanical Engineering from the University of California. She is currently responsible for the nuclear deterrent program at the lab, and previously served as the lead Vice President for energy research and development and as the chief operations officer.She serves on advisory boards for the University of Missouri, as well as the Air Force Scientific Advisory Board. Dr. Woodard currently serves on the Finance Committee, the Human Resources and Compensation Committee, and as the presiding director of the independent directors’ meetings.

The Board of Directors unanimously recommends a vote FOR each director nominee.

DIRECTOR INDEPENDENCE

In accordance with the Company’s Corporate Governance Principles, the Board has affirmatively determined that all of the directors, except Jeffry E. Sterba, are independent of PNM Resources and its management.  Mr. Sterba is considered an inside director because of his employment as the senior executive.    The Board examined all direct and indirect relationships of the non-employee directors with the Company and determined that all such relationships complied with the specific independence criteria under applicable law, including the NYSE listing standards.  In addition, other than service on the Board or Board committee, all other relationships were considered to be immaterial in amount and significance.

BOARD MEETINGS

The Chairman of the Board presides at all meetings of the shareholders and of the Board.  In circumstances where the independent directors meet without the Chairman, the Board selects a presiding director.  A presiding director is nominated and approved by the independent directors annually.  Dr. Joan B. Woodard currently serves as the presiding director.  The director selected is responsible for facilitating and chairing the independent directors’ meetings scheduled for that year.  The independent directors meet at least twice a year without management present, and will meet more often as the need arises.

In 2007, the full Board met eight times.  The independent directors held two regularly scheduled meetings in 2007.  Attendance in 2007 at full Board and committee meetings was 99.58%.

Directors are expected to attend the Annual Meeting, and as stated in the Corporate Governance Principles (Appendix A), directors are responsible for attending all director meetings and for reviewing materials provided in advance of each meeting.  Directors are expected to actively participate in Board and committee meetings.  All directors attended the 2007 Annual Meeting held on May 22, 2007.

COMMUNICATION WITH THE BOARD

Shareholders wishing to communicate with the Board, or with a specific director, may do so by writing to the Board, or to the particular director, and delivering the communication in person or mailing it to: Board of Directors, c/o Corporate Secretary, PNM Resources, Inc., Alvarado Square, MS-2822, Albuquerque, New Mexico 87158. All shareholder communications will be relayed to the Board of Directors or an appropriate committee of the Board.  If the shareholder desires to communicate a concern directly with the Board without initial review by the Corporate Secretary, the concern should be submitted in writing, in a sealed envelope addressed to the Board, in care of the Corporate Secretary, with a notation indicating that it is to be opened only by the Board.  The Corporate Secretary shall promptly forward the unopened envelope to the Board.  From time to time, the Board may change the process for shareholder communications with the Board or its members. Please refer to the Company’s website  www.pnmresources.com for any changes in this process.

Shareholders and other interested parties wishing to communicate directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, c/o Corporate Secretary, PNM Resources, Inc., Alvarado Square, MS-2822, Albuquerque, New Mexico 87158.

DIRECTOR SERVICE POLICY

On February 19, 2002, the Board adopted a revised Director Service Policy addressing various aspects of board service, retirement practices, terms of office and inside directors.  The current Director Service Policy can be found on page A-7 of the Corporate Governance Principles, (Appendix A) and on the Company’s website at www.pnmresources.com.

BOARD COMMITTEES AND THEIR FUNCTIONS

The Board has four standing committees: the Audit and Ethics Committee, the Finance Committee, the Governance and Public Policy Committee, and the Human Resources and Compensation Committee, all comprised solely of independent directors.  Each committee has a written charter that addresses the committee’s purpose and responsibilities.  All charters attached to this proxy statement can be found at www.pnmresources.com, and are available in print to any shareholder who requests it.  The charters are in compliance with applicable NYSE Listing Standards.

A summary of the committee responsibilities is included on the following pages:

Audit and Ethics Committee

*Members:	Four independent, non-employee directors: Julie A. Dobson (Chair), Adelmo E. Archuleta, Woody L. Hunt, and Robert M. Price
Number of Meetings held in 2007:	12 (Including 5 Executive Sessions)

Functions:	•

Oversees the integrity of the Company’s financial statements, system of disclosure and internal controls regarding finance, accounting, legal, compliance and ethics that management and the Board have established.

	•	Ensures compliance with legal and regulatory requirements by the Company.
	•	Assesses and ensures the independent accountant’s qualifications and independence.
	•	Reviews and approves the performance of the Company’s internal audit function and independent accountants.
	•	Approves independent accountant services and fees for audit and non-audit services.

Charter:

A copy of the Audit Committee Charter may be found in Appendix D to this proxy statement and can also be found at www.pnmresources.com. The Audit Committee Charter prohibits any committee member from serving on the audit committees of more than two other publicly traded companies.

Evaluation:	The Audit Committee conducted an evaluation of its performance in 2007.

Financial Experts:

The Board has unanimously determined that all Audit Committee members are financially literate under current NYSE listing standards, and in addition, Ms. Julie A. Dobson, and Mr. Woody L. Hunt qualify as “audit committee financial experts” within the meaning of SEC regulations.

*Charles E. McMahen served on the Audit Committee in 2007 until his resignation from the Board on August 21, 2007.

Finance Committee

Members:	Four independent, non-employee directors: Woody L. Hunt (Chair), Robert R. Nordhaus, Robert M. Price, and Joan B. Woodard
Number of Meetings held in 2007:	6

Functions:

•      Reviews financial policies and performance objectives, including dividend policy.

•      Reviews and recommends to the Board the Company’s capital structure, including debt issuances.

•      Oversees the Company’s pension fund governance, performance, and funding level.

Charter:	A copy of the Finance Committee Charter, as amended on September 18, 2007, may be found in Appendix E to this proxy statement and can also be found at www.pnmresources.com.

Evaluation:	The Finance Committee conducted an evaluation of its performance in 2007.

Governance and Public Policy Committee

Members:	Four independent, non-employee directors: Manuel T. Pacheco (Chair), Adelmo E. Archuleta, Robert R. Nordhaus, and Bonnie S. Reitz
Number of Meetings held in 2007:	7

Functions:	•	Recommend candidates for election to the Board.
	•	Develops policy on composition and size of the Board, as well as tenure and retirement of directors.
	•	Develops and recommends to the Board standards for determining director independence consistent with applicable laws or regulations.
	•	Recommends Board compensation levels and stock ownership guidelines.
	•	Oversees the evaluation of the Board.
	•	Recommends to the Board applicable revisions to the corporate governance principles.
	•	Reviews environmental sustainability strategy.
	•	Oversees the Policy and Procedure Governing Related Party Transactions.
	•	Oversees the Company’s public responsibilities and corporate citizenship.

Charter:	A copy of the GPPC Charter, as amended on February 13, 2007, may be found in Appendix F to this proxy statement and can also be found at www.pnmresources.com.

Evaluation:	The GPPC conducted an evaluation of its performance in 2007.

The GPPC will consider director candidates proposed by shareholders. Director candidates recommended by shareholders will be evaluated against the same criteria as nominees submitted by the GPPC. Candidates must be highly qualified and exhibit both willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should forward the candidate’s name and a detailed description of the candidate’s qualifications, appropriate biographical information and signed consent to serve to the Secretary of the Company, taking into consideration the criteria for new directors:

•	directors should be individuals of the highest character and integrity and have inquiring minds, vision and the ability to work well with others and exercise good judgment;
•	directors should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	directors should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;
•	directors should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;
•	directors should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; and
•

directors are required to have an equity ownership interest in the Company prior to commencing service on the Board. Each director’s ownership interest should increase over time, consistent with the stock ownership guidelines and applicable insider trading restrictions, so that an appropriate amount of stock is accumulated.

General Board attributes and director qualifications can also be found on page A-3 of the Corporate Governance Principles (Appendix A).

Human Resources and Compensation Committee

*Members:

Four independent, non-employee directors (including meeting the outside director rules under Section 162(m) of the Tax Code): Bonnie S. Reitz (Chair), Julie A. Dobson, Manuel T. Pacheco, and Joan B. Woodard

Number of Meetings held in 2007:	10 (Including 2 Executive Sessions)

Functions:	•

Recommends to the full board the compensation philosophy and guidelines for officers (emphasizing rewarding long term results and maximizing shareholder value) and the use of equity-based compensation plans for officers and other employees.

	•	Establishes an appropriate compensation program for the CEO and reviews and approves corporate goals and objectives relevant to CEO compensation.
	•	Evaluates CEO performance in light of corporate goals and objectives.
	•	Reviews, and recommends to the independent directors, the CEO’s annual compensation level and components.
	•	Establishes an appropriate compensation program for executive officers.
•

Reviews and approves all components of compensation for all officers and other highly compensated employees, including base salaries, short and long term incentive cash awards and all equity awards, giving due consideration to the CEO’s recommendations and review of the performance evaluations provided by the CEO for such individuals.

	•	Oversees and approves guidelines for all other employee compensation programs.

Charter:	A copy of the HRCC Charter, as amended on February 19, 2008, may be found in Appendix G to this proxy statement, and can also be found at www.pnmresources.com.

Interlocks:	No member of the HRCC had a relationship during 2007 that requires disclosure as a compensation committee interlock or as insider participation.

Evaluation:	The HRCC conducted an evaluation of its performance in 2007.

*Charles E. McMahen served on the HRCC in 2007 until his resignation from the Board on August 21, 2007.

PNM Resources Common Stock Owned by Executive Officers and Directors

(As of March 31, 2008)

	Amount and Nature of Shares Beneficially Owned (a)
Name	Aggregate No. of Shares Held (b)	Right to Acquire within 60 Days (c)	Percent of Shares Beneficially Owned
Adelmo E. Archuleta	6,663	17,100	*
Alice A. Cobb	31,441	29,658	*
Patricia K. Collawn(1)	31,875	12,664	*
Julie A. Dobson	9,150	19,350	*
Charles N. Eldred	23,254	13,434	*
W. Douglas Hobbs(2)	12,599	23,338	*
Woody L. Hunt	5,100	1,050	*
Robert R. Nordhaus	500	0	*
Patrick T. Ortiz	50,162	33,147	*
Manuel T. Pacheco	4,906	17,100	*
Robert M. Price	6,150	13,600	*
William J. Real(3)	539	48,101	*
Bonnie S. Reitz	5,400	23,100	*
Jeffry E. Sterba	172,673	618,833	1.03%
Joan B. Woodard	4,900	17,100	*
Directors and Executive Officers as a Group (18)	408,953	939,964	1.76%

(1)	Patricia K. Collawn was hired as Utilities President effective June 25, 2007.
(2)	W. Douglas Hobbs’ position was eliminated effective October 2, 2007.
(3)	William J. Real retired from the Company effective September 6, 2007.

(a)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of a security and/or investment power with respect to a security.
(b)

Shares held in the individual’s name, individually or jointly with others, or in the name of a bank, broker, or nominee for the individual’s account. The amounts shown also include the number of restricted stock units held by each director and officer.

(c)

The number of shares directors and executive officers have a right to acquire through stock option exercises within 60 days after March 31, 2008, and number of shares that executive officers have a right to acquire through the ESP and the ESP II upon the participant’s death or termination of employment. As of March 31, 2008, the ESP share rights consist of 6,555 and the ESP II share rights consist of the 12,244 of the 618,833 shares reported for Jeffry E. Sterba, and an additional 34,541 shares of the 939,964 shares reported for directors and executive officers as a group.

*	Less than 1% of PNM Resources outstanding shares of common stock.

Ownership of More than Five Percent of PNM Resources’ Common Stock

	Voting Authority		Dispositive Authority		Total	Percentage of
Name and Address	Sole	Shared	Sole	Shared	Amount	Class
Tradewinds Global Investors, LLC (1) 2049 Century Park East, 18th Floor Los Angeles, CA 90067	5,769,129	0	7,061,430	0	7,061,430	9.20%

Cascade Investment, L.L.C. (2) 2365 Carillon Point Kirkland, Washington 98033	7,019,550	0	7,019,550	0	7,019,550	9.1%

First Trust Portfolios L.P. (3) 1001 Warrenville Road Lisle, IL 60532	0	4,263,810	0	4,263,810	4,263,810	5.6%

Barclays Global Investors, NA (4) 45 Fremont Street San Francisco, CA 94105	3,851,526	0	4,124,705		4,124,705	5.37%

Artisan Partners Limited Partnership (5) 875 East Wisconsin Avenue Suite 800 Milwaukee, WI 53202	0	3,758,300	0	3,921,200	3,921,200	5.1%

(1)	As reported on Schedule 13G/A filed February 14, 2008 with the SEC by Tradewinds Global Investors, LLC.

(2)

As reported on Schedule 13G/A filed February 14, 2008 with the SEC by Cascade.  The filing reported that all shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.  As explained more clearly below under “Sale of Equity-Linked Units”, on October 7, 2005, PNM Resources issued 4,000,000 equity-linked units to Cascade.  Pursuant to the transaction, Cascade has the right to purchase shares of common stock from the Company, the exact number of shares depending on the average closing price per share of PNM Resources common stock over a 20-day trading period ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments. Under the terms of the equity-linked units, Cascade can purchase a minimum of 3,981,600 shares and a maximum of 4,778,000 shares upon settlement of the purchase contracts.  The number of shares in the table does not reflect any shares that Cascade would be entitled to purchase and does not take into account any anti-dilution adjustments.  Certain regulatory approvals must be obtained prior to settling the purchase contracts with common stock if such settlement would result in Cascade owning 10% or more of the outstanding common stock of PNM Resources.

(3)	As reported on Schedule 13G filed January 31, 2008 with the SEC by First Trust Portfolios L.P.

(4)

As reported on Schedule 13G/A filed February 6, 2008 with the SEC by Barclays Global Investors, N.A. This filing reported that Barclays Global Investors, NA beneficially owned 1,269,820 shares with sole voting power and 1,542,999 shares with sole dispositive power and that Barclays Global Fund Advisors beneficially owned 2,581,706 shares with sole voting and dispositive powers and reported the total aggregate amounts and Percent of Class set forth above in this table.

(5)	As reported on Schedule 13G filed February 13, 2008 with the SEC by Artisan Partners Limited Partnership.

Except for the information related to the number of shares that Cascade may have the right to acquire in footnote (2) above, the information provided above is based on reports filed with the SEC.  PNM Resources makes no representation as to the accuracy or completeness of the information.  These are the only persons known to PNM Resources to be the beneficial owners of more than five percent of PNM Resources’ common stock, as of April 15, 2008.

RELATED PERSON TRANSACTIONS

Since January 1, 2007, PNM Resources has not participated, and has no current plans to participate, in any transactions in which its directors or executive officers or any of their immediate family members have a material interest that is reportable under applicable SEC rules.  PNM Resources has participated in the following transactions with Cascade, a shareholder which owns more than 5% of our common stock as indicated in the table above.

Sale of Equity-Linked Units.  On August 16, 2004, we announced that Cascade had agreed to invest $100 million in equity-linked units to be issued by PNM Resources.  Cascade is the second largest holder of our common stock.  This investment and securities issuance was a key element in the financing assembled to fund the purchase of TNP Enterprises, Inc. and its subsidiaries, including Texas-New Mexico Power Company (“TNMP”) and First Choice Power that was completed in June 2005.  In October 2005, we completed the private offering to Cascade of 4,000,000 equity-linked units at 6.625%.  PNM Resources received $100 million in proceeds from this transaction and used the proceeds to repay short-term borrowings, which included borrowings for the acquisition of TNP Enterprises, Inc.

Each equity-linked unit consists of a purchase contract and a 2.5% undivided beneficial ownership interest in one of PNM Resources’ senior notes. The ownership interest in the senior notes has been initially pledged to secure Cascade’s obligation to purchase PNM Resources common stock or preferred stock (at Cascade’s option) under the related purchase contract. Each purchase contract obligates Cascade to purchase, and PNM Resources to sell, at a purchase price of $25.00 in cash, a number of shares of PNM Resources common stock or preferred stock on or before November 16, 2008 (the purchase contract settlement date).  Pursuant to the transaction, Cascade has the right to settle the purchase contract early and purchase shares of common stock from the Company, the exact number of shares depending on the average closing price per share of PNM Resources common stock over a 20-day trading period ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments.

EnergyCo.  In January 2007, PNM Resources and ECJV, a wholly owned subsidiary of Cascade, created EnergyCo, LLC to serve expanding U.S. markets throughout the Southwest, Texas and the West.  PNM Resources and ECJV each have a 50 percent ownership interest in EnergyCo, a limited liability company.  To fund startup expenses of EnergyCo, both members contributed $2.5 million to EnergyCo in the three months ended March 31, 2007.

On June 1, 2007, PNM Resources contributed its ownership of Altura to EnergyCo at fair value of $549.6 million (after the working capital adjustment described below). ECJV made a cash contribution to EnergyCo equal to 50% of the fair value amount, and EnergyCo distributed that cash to PNM Resources.  As provided under the contribution agreement, subsequent to June 1, 2007, an adjustment to the contribution amounts was made for changes in components of working capital between the date for which fair value was determined and closing.  The result of this adjustment was a payment by PNM Resources of $2.1 million.

EnergyCo has entered into a bank financing arrangement with a term of five years, which includes a revolving line of credit.  This facility also provides for bank letters of credit to be issued as credit support for certain contractual arrangements entered into by EnergyCo.  Cascade and ECJV have guaranteed EnergyCo’s obligations on this facility and, to secure EnergyCo’s obligation to reimburse Cascade and ECJV for any payments made under the guaranty, have a first lien on all assets of EnergyCo and its subsidiaries.  In June 2007, EnergyCo distributed $87.5 million to each of PNM Resources and ECJV from a long-term borrowing under this facility.

Effective August 1, 2007, EnergyCo completed the acquisition of the CoGen Lyondell Power Generation Facility (now known as Altura Cogen, LLC), a 614 MW natural gas-fired cogeneration electric and steam plant, located near Houston, Texas.  The purchase price of $477.9 million, after working capital adjustments, was funded through cash contributions of $42.5 million from each of PNM Resources and ECJV and the remaining amount was financed through borrowings under EnergyCo’s credit facility.

On August 2, 2007, PNM Resources announced that EnergyCo has agreed with NRG Energy, Inc. to jointly develop a 550 MW combined-cycle natural gas unit at the existing NRG Cedar Bayou Generating Station near Houston.  EnergyCo anticipates the construction of the project will be completed in the summer of 2009, at which time 275 MW of electricity will be available for sale by EnergyCo.  EnergyCo expects to fund its portion of the Cedar Bayou construction with borrowings under its existing credit facility. Once the project is complete, EnergyCo expects to arrange permanent financing of an appropriate mix of debt and equity.  PNM Resources does not anticipate making significant capital contributions to EnergyCo in connection with this project.

In addition to purchasing energy-related assets, EnergyCo could continue to grow by PNM Resources contributing existing unregulated assets and ECJV, in turn, matching those contributions with cash contributions, but any such contributions would be at the option of PNM Resources and ECJV.  PNM Resources and ECJV are evaluating the potential contribution to EnergyCo of PNM Resources’ ownership of the subsidiaries that hold the First Choice Power unregulated operations (“First Choice”) in Texas.

All of the above-described equity-linked units and EnergyCo transactions with Cascade were pre-approved by the full Board pursuant to the Policy and Procedures Governing Related Party Transactions discussed above on page 5.

DIRECTOR COMPENSATION

The Governance and Public Policy Committee recommends non-employee director compensation levels and stock ownership guidelines for review and approval by the full Board.  Of PNM Resources’ current directors, only Jeffry E. Sterba, the Chairman, President and CEO, is a salaried employee who receives no compensation for serving on the Board.

The GPPC seeks to recommend a reasonable compensation package that will attract and retain highly qualified non-employee directors.  The GPPC selects, weighs and reviews each element of director compensation on an annual basis to recommend a total compensation amount that approximate the 50th percentile of non-employee director compensation in the similarly situated utility and energy companies comprising the S&P Mid-Cap Utilities Index, or Index.  The GPPC believes that the Companies comprising the Index are an appropriate peer group for director compensation because these utility and energy companies have revenues ranging from $0.5B to $12B with a median of $2.7B.  In addition, the GPPC believes that the median of director compensation awarded by the companies in the Index represents a reasonable comparative compensation level.  The composition of the Index, maintained and selected by Standard & Poors, varies from time-to-time.

On an annual basis, the GPPC directs the Corporate Governance Department of the Company to prepare a compensation benchmark analysis based upon:

•	compensation data in individual proxy statements filed by the utility and energy companies comprising the Index available at salary.com; and

•	the annual survey of director compensation provided by the National Association of Corporate Directors (NACD), which is also used to review trends in director compensation.

The Corporate Secretary reviews the compensation benchmark analysis and also confers with PRM Consulting to assess the significance of various trend indicators.  The Corporate Secretary then provides the analysis to the GPCC together with a recommendation on any action to be taken on director compensation.

The only change made for the 2007 compensation (from the 2006 annual retainer) was to increase the annual Audit Committee Chair Fee from $4,000 to $10,000, in recognition of the significant additional time needed to fulfill these duties and responsibilities.  In December 2007, following another analysis of competitive director compensation using the sources mentioned above, the GPPC recommended and the Board approved increasing the amount of restricted stock rights awarded from 1,050 to 1,750 effective May 2008.  No other changes were made to the annual retainer for 2008.  The amount of restricted stock rights were increased, to bring equity compensation for our non-employee directors closer to the 50th percentile of the following companies comprising the Index as of early November 2007.

AGL Resources Alliant Energy Aqua America, Inc. Aquila, Inc. Black Hills DPL Incorporated Energy East Equitable Resources Great Plains Energy, Inc.	Hawaiian Electric Industries Idacorp Inc. Holding Company MDU Resources National Fuel Gas Northeast Utilities NSTAR OGE Energy Corp, Oneok Inc.	Pepco Holdings, Inc. Puget Energy, Inc. Scana Corporation Sierra Pacific Vectren Corporation Westar Energy, Inc. WGL Holdings, Inc. Wisconsin Energy

Non-employee directors receive their annual retainer in the form of cash and stock-based compensation as determined by the Board.  The annual retainer for 2007 was as follows:

Annual Retainer:	$35,000, paid in quarterly installments 1,050 stock options(1), awarded annually 1,050 restricted stock rights(1), awarded annually

Annual Audit Committee Chair Fee:	$10,000, paid in quarterly installments (in addition to attendance fees)

Annual GPPC, HRCC and Finance Committee Chair Fee:	$4,000, paid in quarterly installments (in addition to attendance fees)

Attendance Fees:	$ 0 per Board meeting $ 1,250 per Board committee meeting

In addition, directors are also reimbursed for any board-related expenses, such as travel expenses incurred to attend Board and Committee meetings and director education programs sponsored by educational and other institutions.

(1)    Stock options and restricted stock rights granted under the PEP each vest in three equal annual installments beginning on the first anniversary of the grant date.  These awards are typically made at the annual meeting of directors, unless the meeting occurs during a black-out period for trading in the Company’s securities as specified in the Company’s Insider Trading Policy.  As set forth under the Stock Option Grant Policy, under those circumstances, the Board will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period.  The date of the awards is the date on which the Board approves the awards, unless (i) the approval date is a non-trading day, in which case the date is the immediately preceding trading date or (ii) in the case of pre-approval during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period.  The exercise price of the stock option is equal to the closing price of the common stock on the New York Stock Exchange, or NYSE, on the date of the grant.   The PEP prohibits option re-pricing.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION IN 2007

The following table summarizes the total compensation paid or earned by each of the non-employee directors for the year ended December 31, 2007.

Director Compensation

Name[1]	Fees Earned Or Paid in Cash ($)	Stock Awards ($)[2,4]	Option Awards ($)[3,4]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
A.E. Archuleta	62,500	24,015	2,399	0	0	0	88,914
J.A. Dobson	63,833	24,015	2,399	0	0	0	90,247
W.L. Hunt	57,583	14,392	2,399	0	0	0	74,374
R. R. Nordhaus	11,250	0[5]	0[5]	0	0	0	11,250
M.T. Pacheco	60,250	24,015	2,399	0	0	0	86,664
R.M. Price	65,000	24,015	2,399	0	0	0	91,414
B.S. Reitz	60,250	24,015	2,399	0	0	0	86,664
J.B. Woodard	51,250	24,015	2,399	0	0	0	77,664

1Jeffry E. Sterba, Chairman, President and Chief Executive Officer, is not included in this table, as he is an employee of PNM Resources and receives no compensation for serving on the Board.

2Represents the dollar amount of equity compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R and thus includes amounts from awards granted in and prior to 2007. See Note 13 of the consolidated financial statements in PNMR’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the value of equity awards. As of December 31, 2007, each non-employee director has the following number of restricted stock rights outstanding: A. E. Archuleta – 2,100; J. A. Dobson – 2,100; W. L. Hunt – 1,750; R. R. Nordhaus - 0; M. T. Pacheco – 2,100; R. M. Price – 2,100; B. S. Reitz – 2,100; J. B. Woodard – 2,100. The grant date fair value calculated in accordance with SFAS 123R of the 1,050 restricted stock rights awarded under the PEP to each director in May 2007 is $30,485.

3Represents the dollar amount of equity compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R and thus includes amounts from awards granted in and prior to 2007. See Note 13 of the consolidated financial statements in PNMR’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the value of equity awards. As of December 31, 2007, each non-employee director has the following number of options outstanding: A. E. Archuleta – 18,150; J. A. Dobson – 20,400; W. L. Hunt – 2,100; R. R. Nordhaus - 0; M. T. Pacheco – 18,150; R. M. Price – 14,650; B. S. Reitz – 24,150; J. B. Woodard – 18,150. The grant date fair value calculated in accordance with SFAS 123R of the 1,050 stock options awarded under the PEP to each director in May 2007 is $4,977.

4The options and restricted stock rights granted under the PEP vest in three equal annual installments beginning on the first anniversary of the grant. The exercise price of the stock option is equal to the closing price of the common stock on the NYSE on the date of grant or immediately preceding trading day if the stock was not traded on the grant date. The Stock Option Grant Policy provides that for awards made on and after 2007, the grant date for awards approved on a non-trading date will be the immediately preceding trading day. As discussed below in “Stock Ownership Guidelines”, directors will hold seventy-five percent of the annual restricted stock award until they hold stock equal to the required multiple of annual cash retainer. This amount of restricted stock is held until six months after termination of board service.

5R. R. Nordhaus was not a member of the Board in May 2007 when the stock option and restricted stock rights were awarded. Mr. Nordhaus began Board service on September 18, 2007.

Additional Information About Fees Earned or Paid in Cash in 2007

Name	Annual Retainer ($)	Committee Chair Fee ($)	Committee Meetings (#)	Committee Meeting Fees ($)	Total ($)
A. E. Archuleta	35,000	—	22	27,500	62,500
J. A. Dobson[1]	35,000	6,333	18	22,500	63,833
W. L. Hunt[2]	35,000	1,333	17	21,250	57,583
R. R. Nordhaus[3]	8,750	—	2	2,500	11,250
M. T. Pacheco	35,000	4,000	17	21,250	60,250
R. M. Price	35,000	—	24	30,000	65,000
B. S. Reitz	35,000	4,000	17	21,250	60,250
J.B. Woodard	35,000	—	13	16,250	51,250

1 The $6,333 paid to Ms. Dobson reflects her duties as Finance Committee Chair from January 1, 2007 to August 23, 2007. The amount also includes a prorated share for her election as Chair of the Audit Committee on August 23, 2007 (a position she currently holds).

2 The $1,333 paid to Mr. Hunt is the prorated Chair fee to reflect his duties as Finance Committee Chair from August 23, 2007 to December 31, 2007 (a position he currently holds).

3 Mr. Nordhaus was elected to the Board on September 18, 2007 and he received ¼ of the annual retainer.

STOCK OWNERSHIP GUIDELINES

The Board believes that directors should be shareholders and have a financial stake in the Company, to help ensure that director financial interests are aligned with the financial interests of the Company’s longer term shareholders. Accordingly, the Board requires that newly elected directors, before commencing board service, become shareholders in the Company, and that over time, directors attain a significant level of Company stock ownership.

The GPPC is responsible for recommending Board compensation levels and stock ownership guidelines to the Board for approval. The current Stock Ownership Guidelines were adopted by the Board in December 2005 and amended in February 2006.

According to the guidelines, within three years, directors should hold stock equal to two times the annual cash retainer.  Within five years, the amount of ownership should be five times the annual cash retainer.  Directors will hold seventy-five percent of the annual restricted stock award until the required multiple of the annual cash retainer is achieved.  This amount of restricted stock is held until six months after termination of board service. We believe these holding requirements are appropriate because they approximate the median of holding requirements found in the NACD survey and would require a reasonable amount of share acquisition in addition to the annual equity awards received by the directors. Similar stock ownership guidelines have been developed for executives and are discussed further below under “Executive Compensation Discussion and Analysis – Stock Ownership Guidelines.”

The Stock Ownership Guidelines will be reviewed periodically for any appropriate changes.  The Guidelines can be found on page A-7 of the Corporate Governance Principles document, attached as Appendix A, and can also be found on PNM Resources’ website at www.pnmresources.com.

PROPOSAL 2:  APPROVE AN AMENDMENT TO THE PNM RESOURCES, INC. EMPLOYEE STOCK PURCHASE PLAN  (PROPOSAL 2 ON YOUR PROXY CARD)

General Information

The Board is seeking shareholder approval to amend the PNM Resources Employee Stock Purchase Plan to increase the number of authorized shares available for employee purchases under the plan by 180,000 for a total of 555,000 authorized shares.

In 2003, the Company’s shareholders approved the original plan, which authorized the issuance of 250,000 shares (375,000 shares following the 3 for 2 stock split that occurred on June 11, 2004).  We anticipate that the requested additional 180,000 shares should cover employee purchases and dividend reinvestments under the plan for the next 3 years (i.e. through 2010).

In order to qualify the plan as  “noncompensatory” under SFAS 123R, the Board amended the original plan in May 2006 to provide that the purchase price is 95% of the fair market value on the purchase dates under the plan,  instead of 85% of the lesser of the fair market value at (1) the beginning of the offering periods or (2) the purchase dates.  The plan has been restated to incorporate the proposed amendment and the May 2006 amendment.

A copy of the proposed ESPP is attached to this proxy statement as Appendix H and is considered part of this proxy statement.  The following description of the ESPP is a summary.  Please refer to the Appendix H for a complete description of the ESPP and its terms.

Purpose

The ESPP currently allows employee participants to purchase our common stock on an after-tax basis at 95 % of its fair market value through payroll deductions.  We believe that employee ownership of our common stock is desirable for both our shareholders and our employees.  The ESPP provides a convenient and advantageous way for employees of the Company and its designated subsidiaries to purchase shares of common stock through payroll deductions pursuant to a plan that qualifies for beneficial tax treatment under Section 423 of the Tax Code.

Stock Subject to the ESPP

Under the ESPP, qualified employees may purchase shares of common stock through payroll deductions at a discount from market price, without incurring trading fees.  If approved, a maximum of 555,000 shares of common stock, subject to adjustments for stock splits and similar adjustments will be available for purchase under the ESPP.  Ordinarily, the common stock issued under the ESPP will be from newly-issued shares of PNM Resources common stock, except that shares acquired with reinvested cash dividends are ordinarily purchased on the open market and are acquired at no discount from the market price.

Plan Administration

The ESPP is administered under the direction of the Human Resources and Compensation Committee of the Board, which may delegate some of its duties and authority to one or more employees of PNM Resources.  PNM Resources pays all expenses incident to the operation of the ESPP, but does not pay expenses, commissions or taxes incurred in connection with an employee’s request to sell shares held in his or her ESPP account.

Eligibility

Participation in the ESPP is voluntary.  To be eligible to participate in the ESPP an employee must (i) have been employed by PNMR or a designated subsidiary for a minimum of 6 months, (ii) customarily work at least 20 hours per week and 5 months per calendar year, and (iii) not own 5% or more of the total combined voting power or value of all classes of stock of PNMR or a parent or subsidiary of PNMR.  Currently, there are approximately 2,900 eligible participants.

Offerings and Purchase Dates

Separate six-month offering periods begin on January 1 and July 1 of each year and end, respectively, on June 30, and December 31. The first offering period began on July 1, 2003.

During the offering periods, participating employees accumulate funds in an account used to buy PNM Resources common stock through payroll deductions. Payroll deductions accrue at a rate of not less than 1% and not more then 10% of the employee’s compensation during each payroll period in an offering period. An employee’s compensation under the ESPP includes pre- tax contributions to employee benefit plans but excludes bonuses and other miscellaneous payments to the employee.

Each offering period will include two purchase dates, one every three months, at which time the purchase price is determined and the participating employee’s accumulated funds are used to purchase the appropriate number of shares of common stock including fractional shares. The purchase dates are March 31 and June 30 for each offering beginning on January 1, and September 30 and December 31 for each offering beginning on July 1.

Purchase Price

The purchase price per share of common stock acquired with accumulated payroll deductions is 95% of the fair market value of the common stock on the purchase date.

Effect of Termination

Employees have no right to acquire shares under the ESPP upon termination of their employment for any reason, including death or retirement. All accumulated payroll deductions not previously used to purchase shares under the ESPP will be paid without interest to the employee or to his or her estate.

Amendment and Termination of the ESPP

The Human Resources and Compensation Committee may amend or terminate the ESPP, except that the committee may not take any action without shareholder approval if approval is required by Section 423 of the Tax Code or by applicable law or New York Stock Exchange rules.

Federal Income Tax Consequences

PNM Resources intends that the ESPP qualify as an “employee stock purchase plan” under Tax Code Section 423. The following discussion summarizes the material federal income tax consequences to PNM Resources and participating employees in connection with the ESPP under existing applicable provisions of the Tax Code and the accompanying Treasury Regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The discussion does not address the consequences of state, local or foreign tax laws.

Under the Tax Code, PNM Resources is deemed to grant employee participants in the ESPP an “option” on the first business day of each offering period to purchase as many shares of common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each three-month purchase period, the purchase price is determined and the employee is deemed to have exercised the “option” to purchase shares of common stock with his or her accumulated payroll deductions.

The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the ESPP is two years after the first business day of an offering period. When the common stock is disposed of after this period (a “qualifying disposition”), the employee realizes ordinary income to the extent of the lesser of (a) 5% of fair market value of the common stock on the first business day of the offering period or (b) the actual gain realized. All additional gain recognized on a qualifying disposition will be taxed as long-term capital gain. If the shares are sold and the price is less than the purchase price, there will be no ordinary income. Instead, the employee will have a long-term capital loss for the difference between the sale price and the purchase price.

When an employee sells the common stock before the expiration of the required two-year holding period (a “disqualifying disposition”), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the purchase date, regardless of the price at which the common stock is sold. The difference, if any, between the proceeds of sale and the fair market value of the stock at the date of purchase is treated as a capital gain or loss (long-term if shares are held for more than the applicable holding period).

Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary income, PNM Resources may not take a tax deduction for the amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee must report as ordinary income qualifies as a tax deduction for PNM Resources for the year of the disposition.

ADDITIONAL AMENDED PLAN BENEFITS INFORMATION

The following table provides information with respect to benefits received by or allocated to the following individuals and groups under the proposal to amend the Employee Stock Purchase Plan to increase the number of authorized shares of our common stock available for use under the plan by 180,000.

Amended and Restated Employee Stock Purchase Plan
Name and Position	Dollar Value	Number of Additional Shares Available for Employee Purchases
CEO and Other Individuals Named in Summary Compensation Table	*	Aggregate of 180,000 maximum for all participants
Executive Officer Group	*	Aggregate of 180,000 maximum for all participants
Non-Executive Officer Employee Group	*	Aggregate of 180,000 maximum for all participants
Non-Executive Director Group	None (must be employee to participate)	None (must be employee to participate)

* The ultimate dollar value of benefits under the proposed Amended and Restated Employee Stock Purchase Plan cannot be determined at this time, since the ultimate value will depend upon whether an individual enrolls in the plan and if so: (1) the amount of payroll deduction selected by the participant and (2) market conditions existing from time to time. As described above, participants receive a discount of 5% off the fair market value purchase price for shares acquired under the plan.

The Board of Directors unanimously recommends a vote FOR approval of the amendment to the PNM Resources Inc. Employee Stock Purchase Plan.

AUDIT AND ETHICS COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Committee.  The Audit and Ethics Committee (the “Audit Committee”) of the Board of Directors consists of four non-employee directors: Adelmo E. Archuleta, Julie A. Dobson, Woody L. Hunt and Robert M. Price.  Former director Mr. Charles E. McMahen chaired the Audit Committee through August 21, 2007.  Upon his resignation, Ms. Dobson was elected and currently serves as chair.  Each member of the Audit Committee is an independent director as defined by the current NYSE listing standards and the Company’s independence guidelines.  In addition, the Board has unanimously determined that all Audit Committee members are financially literate under current NYSE listing standards and that Ms. Dobson and Mr. Hunt qualify as “audit committee financial experts” within the meaning of the SEC regulations.  The Audit Committee’s responsibilities are specifically noted below in the Audit Committee Charter section.  No members of the Audit Committee received any compensation from the Company during the last fiscal year other than directors’ fees.

Audit Committee Charter.  The Audit Committee Charter, revised December 2003, in Appendix D to this proxy statement, sets forth the Audit Committee’s principal accountabilities, including monitoring:

•                  The integrity of the Company’s financial statements, system of disclosure and internal controls regarding finance, accounting, legal, compliance and ethics principles that management and the Board have established;

•                  Compliance with legal and regulatory requirements by the Company;

•                  The independent accountant’s qualifications and independence;

•                  The performance of the Company’s internal audit function and independent accountants;

•                  Approval of independent accountant services and fees for audit and non-audit service.

The Charter also may be found on the Company’s website located at www.pnmresources.com.

Audit Committee Report.  The Audit Committee Report is included in this proxy statement to comply with Item 407 (d)(3) of the SEC Regulation S-K governing disclosures related to Audit Committee members and auditor services.  The Audit Committee has prepared the following report for inclusion in this proxy statement.  The Audit Committee met twelve times during 2007.  The Audit Committee schedules its meetings to ensure appropriate time is provided to complete the required tasks.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accountants (independent accountant), the Company’s internal auditors and the Company’s internal General Counsel, in each case without the presence of the Company’s management.

The Audit Committee reviews and discusses with both management and the Company’s independent accountants all consolidated annual and quarterly financial statements prior to their issuance.  During 2007, Management represented to the Audit Committee that all PNM Resources’ consolidated financial statements presented to the Audit Committee were prepared in accordance with generally accepted accounting principles and fairly represent the Company’s financial position.  Management reviewed significant accounting and disclosure issues with the Audit Committee.  The Audit Committee discussed with the independent accountants, matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee also discussed with the independent accountants the firm’s independence, including a review of audit and non-audit fees.

Management is responsible for PNM Resources’ internal controls and financial reporting process.  The independent accountants are responsible for performing an independent audit of PNM Resources’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee monitors the performance of the Company’s internal audit function, reviews staffing levels and steps taken to implement recommended improvements in internal controls and procedures.

The Board, upon recommendation of the Audit Committee, engaged Deloitte & Touche LLP (“Deloitte & Touche”) to serve as independent accountants for fiscal year 2007, subject to shareholder approval.  Shareholder approval was obtained at the May 2007 Annual Shareholders meeting.  No relationship exists between PNM Resources and Deloitte & Touche, other than the usual relationship between independent accountant and client.

In 1992, the Board adopted an Independent Accountant Evaluation and Selection Policy (“Policy”).  The Policy was adopted because the Board considers it desirable to periodically change independent accountants in a manner that maintains the appearance and reality of independence and to obtain new perspectives, but not so frequently as to be disruptive or hinder the development of company and operational in-depth knowledge.  According to that Policy, each year the Audit Committee evaluates the quality and cost of services provided by the independent accountants.  A major review is conducted every five years, including considering the issuance of a request for proposals from independent accountants.  After fifteen years of continued service, PNM Resources will consider changing independent accountants.

The Audit Committee adopted a policy governing audit, audit-related and non-audit fees and services in compliance with the Sarbanes-Oxley Act.  This policy requires pre-approval by the Audit Committee of all audit and non-audit services to be provided by the independent accountants and allows use of a pre-approved budget for identified services.  This policy delegates to the Audit Committee chair authority to pre-approve services not covered by the budget between Audit Committee meetings with reports to be made at the following Audit Committee meeting.  This policy identifies services that the independent accountants are prohibited from performing, consistent with legal requirements.  A copy of this policy is available at www.pnmresources.com.  The types of services approved by the Committee for non-audit fees are as follows:  employee benefit plans; consultations related to adoption of new accounting or auditing pronouncements, disclosure requirements, or other regulations; and SEC and regulatory compliance.

The Audit Committee adopted a process to handle complaints in compliance with the Sarbanes-Oxley Act.  This process includes procedures for the submission of complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters and other matters involving violations of law.  A copy of these procedures is available at www.pnmresources.com.

Based on the Audit Committee’s discussions with management and the independent accountants referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in PNM Resources’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Respectfully Submitted,

Audit and Ethics Committee

Julie A. Dobson, Chair
Adelmo E. Archuleta
Woody L. Hunt
Robert M. Price

INDEPENDENT AUDITOR FEES

Audit Fees for 2007 and 2006

The following table represents aggregate fees billed to the Company for fiscal year ended December 31, 2007 and 2006 by Deloitte & Touche, the Company’s principal accounting firm.

	Fiscal Year Ended (in thousands)
	2007	2006
Audit Fees (a)	$3,394	$3,444
Audit-related Fees (b)	$ 170	$ 366
Tax Fees (c)	$ 144	$ 107
All Other Fees	—	—
Total Fees (d)	$3,708	$3,917

(a)   Audit fees are primarily the audit of the Company’s annual financial statements, review of financial statements included in the Company’s 10-Q filings and the annual Sarbanes-Oxley audit.

(b)   Primarily financial accounting and reporting consultations.  Audit-related fees in 2006 include fees for activities associated with the formation of EnergyCo.

(c)   Tax fees are primarily for income tax and property tax support.

(d)   All fees have been approved by the Audit Committee.

The Audit Committee reviewed and approved in advance, all audit related and tax services and concluded that the provision of these services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The Audit Committee preapproves all auditing services and all permitted non-audit services.  The Audit Committee also determined that, beginning March 31, 2002, the auditor of PNM Resources’ books and records would not be eligible to provide consulting services for PNM Resources without prior approval of the Audit Committee, and certain services prohibited by law.

PROPOSAL 3:  RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS (PROPOSAL 3 ON YOUR PROXY CARD)

The Board is recommending that the shareholders ratify the selection of Deloitte & Touche as independent public accountants for 2008.

The Audit Committee has performed its annual evaluation of the quality and cost of services provided by Deloitte & Touche and an assessment of auditor independence.  The Audit Committee reported to the Board complete satisfaction with the services provided by Deloitte & Touche and recommended that Deloitte & Touche be selected as independent public accountants for 2008.  The Board agrees with the Audit Committee’s recommendations, as described in the Audit Committee report contained in this proxy statement.

Representatives of Deloitte & Touche will be available at the Annual Meeting where they will have the opportunity to make statements and answer questions.

The Board of Directors unanimously recommends a vote FOR the appointment of Deloitte
& Touche LLP as independent public accountants for fiscal year 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Our Executive Compensation Programs

Our executive compensation program’s fundamental objective is to attract, motivate and retain qualified and talented executives to help ensure that we achieve our financial and non-financial objectives.  In so doing, we must balance the interests of all of our stakeholders (shareholders, customers, employees and our broader community, which includes those with a stake in our environment and the actions we can take to improve the environment).  Although we provide each element of total compensation for different reasons, our philosophy is that total direct compensation (the sum of base salary, annual cash incentive awards and long term cash and equity incentive awards) should vary based on the scope and impact of each executive’s responsibilities and should be based on that executive’s performance, as determined by multiple individual, business unit, and corporate performance measures.

Among the factors considered by the Compensation Committee in setting compensation are market competitiveness, company financial and operating results, including the operating performance of our electric generation plants and the delivery of reliable and efficient utility service, internal equity, past practice, experience and individual performance.  The weight given each factor may differ from year to year, and may differ among individual named executive officers in any given year.  For example, when recruiting Ms. Patricia Collawn to be Utilities President in June 2007, market competitiveness, experience and providing compensation designed to replace retirement and equity benefits that she gave up to join us weighed more heavily in determining her starting compensation.  In contrast, when considering yearly adjustment decisions, competitive benchmark analysis, financial and operating results and internal equity generally factor more heavily into the analysis.

In addition, we design the different elements of long-term incentive compensation to better align the executive’s interests with our longer-term shareholder interests.  This philosophy applies to all of our employees such that an employee’s compensation variability (potential at-risk compensation and reward) increases as the employee’s level of responsibility and ability to have an impact on our results increases.  Under this philosophy, executive officers tend to have a higher percentage of at-risk compensation (as a percent of their total direct compensation as well as in gross dollars) and the greatest potential for reward.

Our named executive officers consist of our Chairman, President and Chief Executive Officer (CEO), our Executive Vice President and Chief Financial Officer (CFO) and the three other highest paid current executive officers and two former executive officers who would have been among the three most highly compensated employees had they been employed by us at the end of 2007.

Governance of Our Executive Compensation Programs

The primary responsibility and authority for our executive compensation programs rests with the Human Resources and Compensation Committee of the Board, which we refer to as our Compensation Committee or HRCC. The Compensation Committee sets and reviews at least annually the objectives of our executive compensation programs and our underlying compensation philosophy.  This determination and oversight includes reviewing the design of compensation programs to ensure that the programs function as intended and that compensation is competitive, fair, and an accurate reflection of the executive’s performance. Underlying the programs’ design is the Compensation Committee’s philosophy that it should manage our executive compensation costs to ensure that we continue to attract and retain valuable executive talent, and that substantial portions of those costs are incurred only when we prosper and the interests of shareholders, customers, and other stakeholders are met.

The Compensation Committee considers and recommends equity compensation plans for eligible participants to the full Board for approval and compensation for the CEO to the independent directors for their approval.  The Compensation Committee oversees and approves the annual compensation levels and compensation procedures and programs for all other officers and other highly compensated employees.  The Compensation Committee also oversees and approves guidelines for all other employee compensation programs.

In 2007, the Compensation Committee reviewed and approved our executive compensation program objectives and philosophy, each element of total direct and indirect compensation payable to our executives under the guidelines and mechanics of the various compensation plans, and established the short-term and long-term compensation guidelines and compensation targets for our executives for 2008 consistent with the Compensation Committee’s compensation philosophy and business objectives.  In the course of this review, the Compensation Committee reaffirmed the following principles:

•                  compensation will be both competitive, cost effective and internally equitable;

•                  compensation will be related to performance;

•                  compensation will align executives’ interests with our customers, shareholders and other stakeholders’ interests; and

•                  compensation will be subject to review and evaluation by an independent compensation consultant.

Role of Independent Compensation Consultant.  To ensure that executive compensation will be subject to independent review and evaluation, the Compensation Committee retains the services of an outside consulting firm.  The outside consulting firm assists the Compensation Committee with its annual review of its compensation philosophy and determination of each of the elements of total compensation.  Under its Charter, the Compensation Committee has the authority to retain directly a compensation consultant on its own terms and receives sufficient Company funds to do so.  Accordingly, since 2003, the Compensation Committee has engaged its own outside compensation consultant.  Initially, the Compensation Committee retained Aon Employee Benefits and Compensation Consulting. In 2005, when our primary contact at Aon, Mr. Peter Kennedy, formed his own firm, PRM Consulting Group, which we refer to as PRM Consulting, the Compensation Committee decided to retain it to advise the Compensation Committee on all matters related to executive compensation.  PRM Consulting provides the Compensation Committee with relevant market data and alternatives to consider when making executive compensation decisions.  PRM Consulting attended all Compensation Committee meetings held in 2007 at which executive compensation was determined.  PRM Consulting’s services are subject to the Compensation Committee’s Policy Governing Fees and Services for Executive Compensation Consultants.  The Compensation Committee annually reviews the performance of PRM Consulting to ensure compliance with this policy.  PRM Consulting does not provide services to PNM Resources without the prior consent of the Compensation Committee.

Role of Executive Officers in Determining Executive Compensation.  The Compensation Committee considers and recommends, and all of the independent members of the Board approve, all elements of CEO compensation.  Other than reviewing the CEO’s self-evaluation of his own performance, the Compensation Committee does not receive any input from any executive officer with respect to the CEO’s compensation.  In addition, the Compensation Committee approves all compensation decisions for our executives after receiving evaluations from the CEO.  The CEO evaluates the performance of all executive officers (except Thomas G. Sategna and E. James Ferland) and provides recommendations to the Compensation Committee for the base salaries of the executive officers.  In addition to the CEO’s evaluation, the Utilities President evaluates the performance of and provides recommendations for the base salary of Mr. Ferland, SVP Utility Operations.  The CFO evaluates the performance of and provides recommendations for the base salary of Mr. Sategna, the Vice President and Corporate Controller and the CEO uses the input of the Utilities President and the CFO in making his recommendations to the Compensation Committee regarding Messrs. Ferland and Sategna’s base salary.  In determining how to allocate the pool of available equity incentive awards in 2008 for vice presidents, the Compensation Committee also considered the collective recommendations of all senior officers, who evaluated each vice president’s performance and ability to have a positive impact on our performance during a round table session held in January 2008.

Employees of our People Services department (who are managed by the Senior Vice President and Chief Administrative Officer) provide information and make recommendations to the Compensation Committee on the implementation and design of compensation and benefit programs.  Such information and recommendations are based in part upon information and advice received from management’s compensation consultants, Hewitt Associates and Towers Perrin, who the Company retains to provide advice and analysis on a broad range of compensation issues. PRM Consulting also provides the Compensation Committee with recommendations and analyses for executive compensation that are duly considered by the Compensation Committee in making its executive compensation decisions.

Compensation Committee Reference Points for Assessing Executive Compensation Annually

In addition to its review of executive and overall company performance, the Compensation Committee avails itself of a number of annual processes and tools to further analyze and evaluate executive compensation.  These include:

•                  Tally Sheets,

•                  Internal Compensation Equity Ratios, and

•                  External Compensation Comparison Sources and Peer Groups.

Tally Sheets.  Before making any adjustments to any element of executive compensation for any of our executives, the Compensation Committee analyzes tally sheets for the last two fiscal years showing each element of compensation, including base salary, short-term annual cash incentive awards and long term cash and equity awards (including threshold, target and optimal levels and, as applicable, actual levels), perquisites, retirement, health and welfare, severance and change-in-control benefits, for each executive officer.  Our People Services Department prepare these tally sheets to assist the Compensation Committee in determining whether annual compensation levels for executives continue to be within the appropriate median levels of our peers and are internally consistent and equitable.  In addition, we use tally sheets to determine the effect of adjusting one or more components of compensation on total compensation.

The Compensation Committee made its compensation decisions for 2007 and 2008 after fully considering all elements of compensation.  Since each element of compensation has a specific purpose, the Compensation Committee generally evaluates each element against that purpose, in relation to competitive practices, internal equity and performance.  The Compensation Committee endeavors to review each element of total compensation independently from the other elements.  For example, the Compensation Committee would not reduce an incentive payment based on an officers’ performance if it determined that a retirement benefit was too high.  Instead, the Compensation Committee would take steps to bring the retirement benefit in line with competitive and equitable guidelines.

As discussed in detail below, for 2007, even though officers met their individual goals under the 2007 Officer Incentive Plan, or OIP, the Compensation Committee determined not to make any awards under the OIP.  The Compensation Committee did not base this decision on a determination that such awards were too high.  Rather, the Compensation Committee exercised negative discretion not to award any incentive compensation under the OIP because our overall performance and financial goals were not met and we had to make reductions in our workforce.

Internal Pay Equity Analysis.  The Compensation Committee believes that executive compensation should be internally consistent and equitable.  Thus, PRM Consulting provides the Compensation Committee with an annual internal pay equity analysis that compares the compensation of the CEO relative to other named executive officers, executive officers, officers and employees.

The Compensation Committee considered ratios summarizing these various group compensation comparisons and determined that compensation levels were internally equitable.  The ratios helped to demonstrate to the Committee the underlying logic and symmetry of our salary structure, which defines for different levels of equally valued positions a series of salary ranges with set minimum and maximum salaries.  The ratios are consistent with the incremental percentage progressions between adjacent salary ranges.  Each salary range also reflects, at its midpoint, the median competitive market rates for all positions assigned to the range. The Compensation Committee also asked PRM Consulting to draft a white paper on executive compensation philosophy and principles for decision-making, which was discussed by the Compensation Committee during two separate teleconferences with PRM Consulting.  The compensation white paper was also discussed and reviewed by all of our directors at our annual director education session, a session held annually to review compensation philosophy, regulatory development, trends and other critical compensation topics.  The Compensation Committee considered the relative importance of internal equity in the determination and delivery of executive compensation.  The Compensation Committee concluded that an executive’s compensation should be internally equitable as long as this level of compensation was also supported by good performance.  The Compensation Committee also considers compensation adjustments appropriate to achieve internal equity, provided that these adjustments are also consistent with levels of responsibility, competitive benchmarks, and with performance.  For example, the only executive who received a salary increase in 2008 was an officer promoted to the SVP level in 2007 because otherwise her 2008 base salary would have been below the competitive benchmark and below the salary level of several vice presidents.

Compensation Comparison Sources.  PRM Consulting provides the Compensation Committee with an annual benchmark analysis of total direct compensation (base salary, annual cash incentive awards and long-term cash and equity incentive awards) based on:

•                  the Towers Perrin Compensation Database, which reports data on approximately 100 utility and energy companies;

•                  the Watson Wyatt’s Executive Compensation Service Top Management Report’s utility sector data, which PRM Consulting uses to supplement the Towers Perrin Compensation Database for the purpose of creating a trend line comparative analysis of pay and performance over a multi-year period; and

•                  compensation data in individual proxy statements filed by similarly situated companies in the peer groups discussed below.

Peer Groups:  The Compensation Committee’s peer group selection criteria are publicly traded utility and energy companies considered logical competitors for executive talent, generally between one-half and three times our size or otherwise within a similar scope and range in terms of revenues, the number of employees and similar criteria. In 2007, the Compensation Committee considered compensation and performance data from the following two peer groups: a Peer Group of the 23 companies listed below used consistently between 2003 and 2007 and the group of  companies comprising the S&P Midcap 400 Utilities Index, or Index, which is used for total shareholder return, or TSR, comparisons under the performance cash long-term incentive plan.  The Compensation Committee periodically evaluates the composition of the peer groups to ensure that each company within a peer group, and each peer group, continues to satisfy the above peer group selection criteria.  For example, in 2006, the Compensation Committee also compared our executive compensation amounts to a third peer group consisting of a high-performing group of eleven utilities that achieved total shareholder return amounts in excess of 10% over a three year period.  Two of these eleven utilities were also in the Index and the Peer Group listed below.

The Compensation Committee also discussed whether either one of the two main peer groups (Peer Group and Index) should be abandoned in favor of the other so that only one peer group was being used for multiple purposes.  The Compensation Committee decided to continue using two peer groups because each addressed a specific requirement for which year-to-year consistency was important, and because there is already substantial overlap between the two peer groups.  The Committee reasoned that it has used the 23 company Peer Group consistently since 2003 as one reference point for reviewing competitive executive compensation market rate levels in a given year and for year-to-year changes in levels relative to company performance. Abandoning that peer group for another would make it more difficult to draw conclusions about year-to-year trends relative to performance and require several years with the new peer group to establish a methodologically viable trend. The Committee further reasoned that the Company uses the Index peer group for the specific purpose of having an independently derived index of TSR with which to compare the Company’s TSR for the purpose of determining awards, if any, under the long term performance cash plan.  To abandon this Index for that purpose would simply raise questions about motives, disrupt the consistency of having the same peer group used to measure annual outcomes from rolling three-year performance cycles, and undermine the arms length nature of having an independent third party, Standard & Poors, determine the exact composition of the Index.

The main Peer Group used for compensation and performance comparison purposes between 2003 and 2007 consists of the following 23 companies:

AGL Resources Alliant Energy Corporation Ameren Corporation Black Hills Corporation Constellation Energy Group Inc. El Paso Electric Company Energy East Corporation Great Plains Energy Inc.	Idacorp Inc. Integrys Energy Group, Inc. Nicor Inc OGE Energy Corporation Peoples Energy Corporation Pinnacle West Capital Corporation Puget Energy Inc. Questar Corporation	SCANA Corporation Sierra Pacific Resources Southwest Gas Corporation TECO Energy Corporation Unisource Energy Corporation Westar Energy Inc. Wisconsin Energy Corporation

Fourteen of these Peer Group companies (61%) are also in the Index.

The composition of the Index varies from time-to-time. We receive Index updates from Standard & Poors, including calculations of TSR for the Index peer group.  For the 2005-2007 performance period under the long term performance cash program, our TSR was compared to the TSR of the following companies comprising the Index as of January 1, 2005:

AGL Resources, Inc.
Alliant Energy Corporation
Aqua America, Inc.
Aquila, Inc.
Black Hills Corporation
DPL Inc.
Duquesne Light Holdings, Inc.
Energy East Corporation
Equitable Resources, Inc.
Great Plains Energy, Inc.

Hawaiian Electric Industries
Idacorp Inc.
Integrys Energy Group, Inc.
MDU Resources Group, Inc.
National Fuels Gas Company
Northeast Utilities
Nstar
OGE Energy Corporation
Oneok, Inc.
Pepco Holdings, Inc.

Puget Energy Inc. Questar Corporation SCANA Corporation Sierra Pacific Resources Vectren Corp. Westar Energy Inc. Wisconsin Energy Corporation WGL Holdings, Inc.

Indirect compensation is more difficult to benchmark because of the variety and complexity of benefit plans among companies.  The Compensation Committee’s goal is to be in the middle of the range of possibilities based upon PRM Consulting’s analysis of information from the following comparison sources:

•                  the Towers Perrin Compensation Database,

•                  the U.S. Chamber of Commerce Employee Benefits Survey,

•                  Watson Wyatt’s Survey of Perquisites and Supplemental Benefits, and

•                  the proxy filings for the companies in the Peer Group and any other peer group selected, from time-to-time, by the Compensation Committee for additional comparison.

For example, the Compensation Committee designs the change-in-control benefits to be consistent with what it believes is most prevalent among the above comparison sources.

Instances where any element of compensation exceeds or falls short of the 50th percentile by more than an expected range to account for typical survey sample variability (approximately plus or minus 15% of the 50th percentile) are identified by the Compensation Committee for further analysis.  For example, when the Compensation Committee discovered that retirement benefits for executives fell substantially below the 50th percentile, the Compensation Committee increased the ESP II supplemental target contributions designed to achieve competitive replacement ratios as discussed below on page 37.

Analysis of Elements of Compensation

The basic elements of total executive compensation include total direct compensation for continuing employment as well as total indirect compensation, which may be payable following termination of employment.  Total direct compensation consists of the following elements:

•                  base salary,

•                  short-term annual cash  incentive awards; and

•                  long-term cash and equity incentive awards.

The elements of indirect, post-termination compensation for executives are as follows:

•                  retirement benefits;

•                  severance benefits; and

•                  benefits triggered from loss of employment due to a “Change in Control”.

Each element of direct compensation for executives is generally selected and weighted to provide a targeted total compensation value that approximates the 50th percentile, or median, of executives in comparable positions within other similarly situated companies based upon PRM Consulting’s annual benchmark analysis discussed above under “Compensation Comparison Sources”.  In addition to assuring that our compensation levels are within the median of our peers, the Compensation Committee also ensures that executive compensation is internally consistent and equitable as discussed above under “Internal Pay Equity Analysis”.  In addition, the Compensation Committee does not apply a rigid formula to each of the named executive officers with respect to the apportionment of various components of compensation.

Base Salary.  Base salary is primarily fixed compensation for effectively discharging the duties and responsibilities of each executive’s position and is initially set to approximate the 50th percentile, or median, of base salaries for comparable executive benchmark jobs in similarly situated companies.  The Compensation Committee relates base salary adjustments to individual executive performance through the performance appraisal process.  This process sets forth goals for each executive to achieve each year, and includes factors to evaluate various leadership effectiveness competencies.  Base salary adjustments are also influenced by whether an executive’s salary is determined to be either higher or lower than competitive levels.  The CEO evaluates the performance of direct reports and presents recommendations for base salary adjustments to the Compensation Committee for approval each year.  In addition to considering the results achieved by the executive, comparison compensation survey data, PRM Consulting and CEO recommendations, the Compensation Committee also considers each executive’s scope of responsibilities and degree of experience, and assesses his or her future potential to affect Company performance.  The Compensation Committee recommends any CEO base salary adjustment to the independent directors for approval based on results of the CEO’s performance evaluation (each independent director of the Board evaluates the CEO’s performance based on a number of factors and goals) and the CEO’s current salary in relation to the salaries of the CEOs in the Peer Group.

The Compensation Committee approved the 2007 base salaries for all executives in February 2007.  The Compensation Committee also recommended, and the independent directors approved, the 2007 base salary for the CEO in February 2007.  All of these salaries became effective on April 7, 2007 for the subsequent 12 months.  The Compensation Committee recommended a modest increase of $35,000, or 4.66%, to the CEO’s base salary because his salary trailed his peers and due to the Board’s assessment of CEO performance at the Optimal performance level for 2006.  The salary adjustments approved by the Compensation Committee for 2007 are shown in the table below with accompanying footnotes explaining any increase amounts relating to changes in job duties and responsibilities.

In February 2008, the Compensation Committee determined that, in light of our ongoing efforts to reduce costs, it would not increase any 2008 base salaries for named executive officers and recommended no adjustment to the CEO salary to the independent directors.  The Compensation Committee did increase the base salary of one officer who we promoted to the senior vice president level in 2007.  The Compensation Committee determined that all executive base salaries were within an appropriate range of the 50th percentile of the Peer Group.

The table below shows how the Compensation Committee adjusted the 2007 base salaries and shows the current 2008 base salaries for all of the named executive officers:

	2007 Base Salary			2008 Base Salary No Increase over 2007
Named Executive Officer	Amount	Increase over 2006 Base		Amount
Jeffry E. Sterba Chairman, President and CEO	$785,000	$35,000	4.66%	$785,000
Patricia K. Collawn (a) Utilities President	440,000	N/A	N/A	440,000
Charles N. Eldred (b) EVP and CFO	400,000	$85,000	26.98%	400,000
Alice A. Cobb SVP and CAO	292,000	$13,000	4.65%	292,000
Patrick T. Ortiz SVP, General Counsel and Secretary	268,000	$11,000	4.28%	268,000
William J. Real (c) SVP, Public Policy	284,000	—	—	N/A
William D. Hobbs SVP Delivery and Customer Service and President TNMP	267,000	$8,000	3.09%	N/A

(a) Ms. Collawn joined us on June 25, 2007.  The Compensation Committee approved her starting base salary of $440,000 per year in May 2007.

(b) Effective April 7, 2007, Mr. Eldred received a base salary increase of $15,000, or 4.76%, making his base salary $330,000.  On July 20, 2007, the Board promoted Mr. Eldred from “Senior Vice President and Chief Financial Officer” to “Executive Vice

President and Chief Financial Officer” and the Compensation Committee increased his 2007 annual base salary from $330,000 to $400,000, effective July 23, 2007, to reflect his increased responsibilities of overseeing our activities as a co-owner of EnergyCo, LLC.

(c) In 2007, Mr. Real received a discretionary lump sum payment of $10,000 in lieu of any adjustment to his 2006 salary.  Mr. Real retired on September 6, 2007.

Short-Term Annual Cash Incentive Awards.  Annual cash incentive awards focus our named executive officers attention on the achievement of annual financial and operating goals, including the provision of reliable and efficient utility service.  The Compensation Committee sets annual cash incentive award targets to approximate the 50th percentile of such incentive opportunities in comparable companies set forth in the Peer Group and ties these opportunities to performance goals that the Compensation Committee believes are challenging to achieve.  Actual payment of annual incentive compensation is generally only made if we achieve our threshold annual financial and operating performance goals (to align the executive interests with the customers and shareholders’ interests), and is further influenced up or down by the achievement of business unit goals, and individual performance.

In December 2006, the Compensation Committee approved the OIP.  The OIP’s purpose was to motivate and reward executives for their contributions to our performance by tying a significant portion of their annual cash compensation to our annual performance.  Although our named executive officers could earn 20% of the OIP award opportunity by achieving certain individual goals regardless of our actual performance, 80% of each participant’s OIP award opportunity was based on achieving adjusted corporate earnings per share targets (“Incentive EPS”).  The Compensation Committee generally adjusts the earnings per share results to determine Incentive EPS by eliminating the effect of certain items on earnings results.  The Compensation Committee believes that Incentive EPS better represents the underlying growth of our core business in the award year.  The Compensation Committee established Incentive EPS targets solely for measuring performance under the OIP and these targets have no effect on, and are not necessarily identical to, any earnings guidance that we may have announced.  The threshold level of individual and Incentive EPS performance was set based on a level of performance that was believed to be achievable. The target level of individual and Incentive EPS performance was set based on a level of performance that was believed to be aggressive, but obtainable. The maximum level of individual and Incentive EPS performance was set based on a level of performance that was believed to be realizable upon the actualization of exceptional performance.  The OIP awards were subject to further modification (minus 20% to plus 10%) based on the actual 2007 debt coverage ratio of cash based earnings to total debt.

The Incentive EPS award enhancement opportunities were as follows:

Incentive EPS (Threshold) = $1.78	Incentive EPS = $1.79 to $2.02	Incentive EPS (Optimal) = $2.03
Individual Award is enhanced with a multiplier of 1.15x	Individual Award is enhanced 1.31x to 4.85x using straight-line interpolation	Individual Award is enhanced a maximum of 5x

Thus, the ranges of the potential amounts payable under the OIP were as follows:

	Range of Amounts Payable under the OIP (as a percentage of the respective officer’s base salary)
Named Executive Officer	Bonus Range before Cash Flow Modifier	Cash Flow Modifier	Maximum Bonus Opportunity Under Plan
J. E. Sterba, Chairman, President and CEO	0% to 200%	(20%) to 10%	220%
C. N. Eldred, EVP and CFO	0% to 160%	(20%) to 10%	176%
P. K. Collawn, Utilities President	0% to 120%	(20%) to 10%	132%
A. A. Cobb, SVP and CAO	0% to 100%	(20%) to 10%	110%
P. T. Ortiz, SVP, General Counsel and Secretary	0% to 80%	(20%) to 10%	88%
W.J. Real, SVP, Public Policy	0% to 80%	(20%) to 10%	88%
W. D. Hobbs, SVP Customer Services and President TNMP	0% to 80%	(20%) to 10%	88%

In October 2007, the Compensation Committee concluded that it was not appropriate to make any awards under the OIP given our financial performance during the first three quarters of 2007 and the previously disclosed reduction in our workforce.  Thus, upon the Compensation Committee’s recommendation, the Board suspended awards under the OIP.  Accordingly, no short-term annual cash incentive awards were made under the OIP to any participant, regardless of whether individual performance goals were met for 2007.

The Compensation Committee has developed the structure of the annual incentive cash compensation plan for officers (the OIP) for 2008, which will be similar to the 2007 structure.  However, given the significant impact an existing New Mexico rate case will have on the Company’s 2008 financial performance, the 2008 Incentive EPS range — a component of the plan — will be established after the outcome of this rate case in May.  The 2008 OIP will continue to encourage officers to improve our performance and our desire to control expenses while achieving customer satisfaction and delivering safe, reliable and efficient energy generation and utility services.

Additional Short-Term Incentive Compensation for Utilities President:  As an employment inducement award, Ms. Collawn has the opportunity to earn an additional annual cash incentive bonus of $150,000 to $225,000 in each of 2007, 2008 and 2009, contingent upon achieving certain individual utility and generation incentive goals at the threshold ($150,000), stretch ($187,500), and optimal ($225,000) levels. Although Ms. Collawn met her individual performance targets, in light of the Company’s financial performance in 2007, the Compensation Committee did not make an award to Ms. Collawn under the plan for 2007.  The criteria for earning a 2008 cash incentive bonus award are achieving threshold, stretch or optimal targets for each of the following performance measures: customer satisfaction, reliability, safety, plant performance, operation and maintenance, and capital.

Long-Term Incentive Compensation. Long-term cash and equity incentive awards focus our named executive officers’ attention on achieving and sustaining financial performance over time periods in excess of one year.  Long-term incentive award opportunities consist of long-term performance based cash payouts based on our performance, time based stock options and time based restricted stock awards.  Payouts under these long-term incentive awards are made only if each named executive officer’s individual performance meets threshold requirements as determined by the Compensation Committee.  The amount of the threshold grants are set to approximate the 50th percentile, or median, of such incentive opportunities in comparable companies as well as the executive’s relative responsibilities within us and the degree to which he or she is likely to be able to enhance our performance over the long-term.

Generally, the Compensation Committee allocates total long-term compensation as follows: 25% to performance based long-term cash incentive awards, 25% to stock options and 50% to restricted stock awards.  Based upon the ongoing analyses conducted by PRM Consulting, the Compensation Committee believes this long-term incentive approach delivers competitive levels of incentive compensation, but with less dilutive impact and more retention power than our previous long-term incentive award structure, which included long-term performance shares. These changes also reflect the Compensation Committee’s philosophy that long-term incentive compensation serves three purposes:

•                  to align the interests of our executives with those of our shareholders (through stock options and restricted stock awarded under the PNMR Omnibus Performance Equity Plan, or PEP, and corresponding stock ownership and holding requirements),

•                  to promote our long-term performance goals (through long-term performance-based cash awards), and

•                  to support executive retention (through time-vested option and restricted stock awards).

Nevertheless, given the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to retain our executive officers and key employees, the Compensation Committee continues to evaluate the relative merits of different forms of long-term incentive compensation.  The ongoing three elements of the long-term incentive compensation program (stock options, restricted stock rights and long-term performance cash awards) and our stock ownership guidelines are each explained in more detail below.

Long-Term Performance Cash Awards.  The long-term performance cash awards program became effective on January 1, 2004 and was designed to make up 25% of the participating officer’s total long-term incentive compensation award.  The Compensation Committee is authorized to make cash awards to officers and other eligible employees selected by the Compensation Committee when our TSR is at or above the 40th percentile of companies comprising the Index for a three-year rolling performance period.  Our TSR is calculated by comparing the average stock price, including dividends, over the first 30 days and the last 30 days of the applicable performance period.

The following cash target award levels have been in effect since 2004: $287,000 for the CEO, $70,000 for any Executive Vice Presidents and the Utilities President, $50,000 for Senior Vice Presidents and $21,000 for Vice

Presidents.  The Compensation Committee has not adjusted the potential payouts to date because the levels continue to approximate 25% of total long-term compensation awards and total long-term compensation continues to approximate the 50th percentile of the Peer Group.  In addition, when the Compensation Committee adopted the long-term compensation award program in 2004, the Compensation Committee determined that target award levels would only be adjusted in subsequent years if they fell above or below the market median by more than 15%.

The executive participant may earn 0 to 200% of the target award depending on our TSR over the applicable performance period compared to the TSR of the Index as follows:

TSR Percentile	Amount of Award Pay-Out

<40th percentile of the Index	—
40th percentile but < 55th percentile	50%
> 55th percentile but < 85th percentile	100%
> 85th percentile	200%

For the 2005-2007 performance period, our TSR was below the 40th percentile of the Index due to our performance for 2007.  Therefore, the performance threshold was not met and we made no awards.

The range of possible performance cash awards for the 2007-2009 performance period approved by the Compensation Committee in February 2007 is reflected in the Grants of Plan-Based Awards in 2007 table on page 42 under the column titled “Estimated Future Payouts under Non-Equity Incentive Plan Awards.”  In February 2008, the Compensation Committee confirmed the same range of possible performance cash awards for the 2008-2010 performance period as for the 2007-2009 performance period.  We anticipate that a revised long-term performance cash program will be effective in 2009 following the comprehensive analysis of this program that is currently being conducted.

Stock Options and Restricted Stock Rights.  In determining equity awards to be granted annually to our named executive officers, the Compensation Committee considers the amount of stock based equity compensation grants already held by participants, overall dilution, the annual dilution or burn rate commitment to shareholders discussed below, the number of shares of common stock outstanding and our performance during the preceding year.

Prior to obtaining shareholder approval in 2005 to increase the number of authorized shares under the PEP, we committed to our shareholders that we would not make annual awards under the PEP to eligible employees and non-employee directors for the period of 2005-2007 that, on average, exceed 2% of the issued and outstanding shares for the three year period.

In order to receive an equity award, a named executive officer must meet certain threshold requirements for individual performance, business unit performance and leadership effectiveness for the previous year.  All named executive officers met their respective threshold requirements in 2006 for receiving equity awards in 2007.  The requirements for individual performance consist of individually tailored goals determined by the Compensation Committee for each named executive officer each year.  Business unit performance requirements vary by business unit and are composed of a series of quantitative and qualitative measures appropriate to each unit, such as measures relating to customer satisfaction, cost control, safety, reliability, emissions control and operations efficiency.  Leadership effectiveness consists of a series of factors defining basic competencies generally applicable to all executives that allow the Compensation Committee to consider any other circumstances, individual qualities, or incidents, either good or bad, which should factor into a full assessment of named executive officer performance.  An example of a leadership effectiveness factor is how well the named executive officer leads by example.  For each individual goal, business unit measure, and leadership effectiveness factor, the named executive officer is rated as to whether the particular requirement was achieved (the threshold level), exceeded (the stretch level), or maximized (the optimal level).  All requirements are weighted to reflect their relative importance, and the overall performance rating represents the sum of the rating on each requirement times the relative weight of that requirement.  If a named executive officer fails to achieve an overall rating at the threshold level, no grants of equity award opportunities are made.

In February 2007, the Compensation Committee approved grants of 67,500 stock options and 30,000 restricted stock rights to the CEO.  The Compensation Committee also approved grants of 14,000 stock options and 5,000 restricted stock rights to each executive officer holding the title of SVP (including the CFO) and grants of 6,000 stock options and 2,000 restricted stock rights to each Vice President.  The full Board also approved all of these equity awards.  The Compensation Committee based all grant amounts for each officer grouping on factors such as relative job scopes, expected future contributions to the growth and development of us and competitiveness of grants relative to the Peer Group.

As an employment inducement award, Ms. Collawn received a separate award of 4,000 stock options and 4,000 restricted stock rights in August 2007 and will receive 4,000 stock options and 4,000 restricted stock rights in August 2008 and August 2009.  As described previously, this contribution is designed to replace benefits she forfeited from her prior employer.

In light of our current poor financial performance, the Compensation Committee designed equity awards in 2008 to motivate our senior officers to work together as a team to achieve necessary milestones during a difficult recovery period.  In February 2008, the Compensation Committee made equal awards of 20,000 stock options and 6,500 restricted stock rights to the EVP, CFO and the Utilities President. The Compensation Committee determined these amounts were within the median of PRM Consulting’s benchmark analysis and that each executive had an equal potential impact on our future performance.

In addition, the Compensation Committee determined that, with one exception, it continued to be appropriate to allocate awards to all senior vice presidents on a pro-rata basis at levels that were within the median of PRM Consulting’s benchmark analysis (14,000 stock options and 5,000 restricted stock rights each), because each senior vice president is generally believed to have an equal potential impact on our future performance.  Mr. Ferland received 32,000 stock options and 11,375 restricted stock rights in recognition of the key role of his efforts to improve plant performance.  However, unlike previous years, the Compensation Committee determined that it would allocate the pool of equity awards available for vice presidents based on individual performance.  The Compensation Committee used reports from the CEO and from the collective round table discussions of the CEO, Utilities President, EVP and SVPs in January 2008 on the individual performance and relative potential of each vice president to affect positively our future performance to determine awards for 2008.  Thus, while all vice presidents are initially eligible to receive 6,000 stock options and 2,000 restricted stock rights, their supervisors can exercise discretion in the recommendations made to the Compensation Committee based on an individual performance appraisal to increase or decrease the amount within the overall limits of the equity allocation for all vice presidents.  Mr. Sategna received 7,500 stock options and 2,500 restricted stock rights, an increase over the 2007 pro-rata vice president equity awards, reflecting his significant responsibilities as our chief accounting officer, the only executive officer at the vice presidential level.

The Compensation Committee recommended and the independent directors approved increased equity awards to the CEO in February 2008 of 84,375 stock options and 37,500 restricted stock rights.  Like all of our executives, the CEO did not receive an increase to his base salary in 2008 and did not receive any annual cash incentive award under the OIP, despite meeting individual performance goals.  Thus, the Compensation Committee designed the 2008 equity awards to encourage and retain senior management to work together to improve our performance.

Stock options and restricted stock rights each vest in three equal annual installments beginning on the first anniversary of the grant date.  In addition, as discussed below under “Stock Ownership Guidelines,” each named executive officer must hold a significant amount of vested restricted stock awards until six months after termination of employment, unless the applicable stock ownership levels (two times – five times annual base salary) are otherwise met.

Our Board of Directors has a Stock Option Grant Policy that documents our process and practices related to the awarding of equity compensation, including stock options and restricted stock awards.  The policy is available in its entirety on our website (pnmresources.com) and is included as Appendix B to this proxy statement.

We typically make equity awards under our long-term incentive compensation program on the first regularly scheduled meeting of the Compensation Committee in each year, unless the meeting occurs during a black-out period for trading in our securities as specified in our Insider Trading Policy.  Under those circumstances, the Compensation Committee will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period.  The date of the awards is the date on which the Compensation Committee approves the awards, unless (i) the approval date is a non-trading day, in which case the date is the immediately preceding trading date, (ii) in the case of pre-approval during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period or (iii) the Compensation Committee recommends Board approval of the equity awards, in which case the grant date is the day that the Board approves the equity awards.  The exercise price of the stock option is equal to the closing price of the common stock on the New York Stock Exchange on the date of the award as described in the previous sentence.  The PEP prohibits option re-pricing.

Perquisites and Other Personal Benefits.  The Compensation Committee provides perquisites and other personal benefits to our named executive officers as a small component of total compensation, generally limited to items that the Compensation Committee believes are reasonable and consistent with its goal of providing competitive and cost-effective compensation.

The Compensation Committee approves and oversees an executive spending account plan, or ESA, which allows executives to receive reimbursement for income tax preparation, financial management and counseling services, estate planning, medical services such as physicals, premiums for life and other insurance and travel expenses related to medical or financial planning services.  The current annual benefit limits approved by the Compensation Committee under this plan are $12,000 for vice presidents, $18,000 for SVPs/EVPs/Utilities President and $23,000 for the CEO.  We also provide and pay the premiums on additional life, long-term care and long-term disability insurance benefits provided to our named executive officers.  The named executive officers have no rights to any cash value in any insurance policy, however.

We reimburse certain relocation expenses for all new employees, including our named executive officers. Ms. Collawn relocated from Denver, Colorado in June 2007, and received $114,921 in relocation expenses.  Mr. Eldred moved from Omaha, Nebraska in January 2006.  In addition to the $100,000 relocation allowance received in 2006, Mr. Eldred received $175,110 in 2007, as reimbursement for selling his house in Nebraska at a loss, including reimbursement of realtor fee expenses.

The value of the personal benefits described above that were received by each named executive officer in 2007 are set forth in footnote 7 to column (i) of the Summary Compensation Table on page 40.

Retirement Benefits.  We offer retirement benefits to all of our employees through tax-qualified plans including an employee and employer funded 401(k) Plan, and employer-funded frozen pension plans.  In addition, we provide our named executive officers with non-tax qualified supplemental deferred compensation plans, the ESP and its successor, the ESP II.  The ESP II is a standard benefit arrangement (wrap 401(k)) commonly offered at our peer companies.  Our supplemental target contributions under the ESP II are used to ensure that the sum of all retirement benefits offered to our named executive officers are competitive and provide reasonable retirement benefits.  In general, these contributions have been set to achieve competitive replacement ratios of between 40% to 60% of pre-retirement income depending on years of service and age at retirement.  These contributions were capped at $70,000 a year, but the Compensation Committee determined these caps to be insufficient for achieving the replacement ratio targets.  As a result, the caps were replaced with individually scheduled actuarially calculated contributions designed to reach target replacement ratios at an age 65 retirement.  The 2007 supplemental target contributions for named executive officers are set forth in footnote 2 to the Nonqualified Deferred Compensation Table on page 50 below.

As part of her employment inducement award, Ms. Collawn received a separate contribution to the ESP II of $369,500, subject to a three-year vesting schedule in equal installments with the first third vesting on the first anniversary of the contribution.  Ms. Collawn will also receive contributions in the same amount in August 2008 and August 2009, each subject to the three-year vesting requirement.

Retention Agreement with Mr. Sterba.  In recognition of the value to us of retaining Mr. Sterba, in 2003 we entered into a Retention Agreement with him.  The Retention Agreement provides Mr. Sterba with a $1.6 million bonus if he continuously works for us as CEO through March 1, 2010, or upon his death, disability, termination by us without cause, or constructive termination, if earlier.  If Mr. Sterba terminates his employment or we terminate him for cause prior to any of these events, he will not receive the bonus.  The bonus is payable in two installments on March 1, 2010 and March 1, 2011 if Mr. Sterba continuously works as CEO through March 1, 2010.  In the event Mr. Sterba’s employment with us is terminated before March 1, 2010 due to death, disability, termination without cause or constructive termination, the bonus is payable in one payment generally within 30 days of termination.

Severance Benefits.  The Compensation Committee believes in providing severance benefits to executives in the event that an executive’s position is eliminated through no fault of the executive.  Severance benefits for executive officers reflect the fact that it may be difficult to find comparable employment within a short period of time.   The Severance Plan is discussed under the heading “Severance Payments” on page 51 of this proxy statement.

Benefits Triggered From a Loss of Employment Due to Change in Control.  The Compensation Committee believes that our senior management and key employees are critical to the successful implementation of our business plan and should receive reasonable protection in the event of a change in control and potential loss of employment.  In addition, the Compensation Committee believes that providing reasonable change in control benefits aligns senior management and shareholder interests because providing such benefits should offset any reluctance by senior management to pursue potential change in control transactions that may be in the best interests of shareholders.  We also believe our arrangement facilitates the recruitment of talented executives by providing protections in the event we are acquired.  In the context of the relative overall value of any potential change in control transaction, the Compensation Committee believes that the change-in-control benefits are reasonable.  In addition, all of the benefits are only payable if there is a change-in-control and the executive’s employment is terminated without cause due to the change-in-control event, a so-called change in control double-trigger.  The Retention Plan, which covers all of our named executive officers, is discussed under the heading “Payments Made Upon a Change in Control” on pages 51 – 52 of this proxy statement.

Stock Ownership Guidelines.  To further align the interests of members of management with our shareholders, we have stock ownership guidelines that require the accumulation and retention of our common stock.  The Compensation Committee established these stock ownership guidelines effective January 1, 2006.  Within three years, officers must accumulate and hold stock equal to two times their respective base salary.  Within five years, the amount of ownership must be as follows:

Executive Position	Holding Requirement
Chief Executive Officer	5 times annual base salary
Utilities President	4 times annual base salary
Executive Vice President	4 times annual base salary
Senior Vice President	3 times annual base salary
Vice President	2 times annual base salary

The Compensation Committee believes that these holding requirements are appropriate because (i) they approximate the median of holding requirements found in the Fredric W. Cook & Co. Inc. Stock Ownership Policies and the National Association of Corporate Directors Compensation Report and (ii) the level of equity awards received by our officers over the past five years would generally only be sufficient to achieve up to 85% of these holding requirements depending upon the price of the common stock at the measurement date.  While the Compensation Committee does not believe it is appropriate or prudent to require the named executive officers to purchase large amounts of stock, requiring a modest amounts of share acquisition does promote the alignment of the officers’ interests with those of our shareholders.

Each officer is required to hold 75% of vested restricted stock awards until six months after termination of employment, unless the above applicable stock ownership levels are otherwise met.  The Compensation Committee reviews the guidelines periodically for any appropriate changes.  In December 2007, the Compensation Committee amended the guidelines for 2008 to allow officers a one-time option of selling more than 25% of restricted stock which vests in 2008 for the limited purpose of providing a source of funds for the resulting tax liability.  This decision was made because we did not make cash incentive awards for 2007.  The stock ownership guidelines can be found on page A-7 of the Corporate Principles document, attached as Appendix A, and can also be found on our website at www.pnmresources.com.

The Compensation Committee reviews annually the share ownership levels of each officer to determine compliance with the stock ownership guidelines.  Officers may accumulate and hold shares from any source, including the employee stock purchase plan, brokerage accounts and the non-qualified deferred compensation plan.  Each of the named executive officers met their respective stock ownership guidelines in 2007.

Tax and Accounting Implications

Deductibility of Executive Compensation.  In determining the total compensation of each named executive officer, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Tax Code.  Under Section 162(m) of the Tax Code, we may not deduct annual compensation of more than $1 million paid to certain key executives, except to the extent compensation qualifies as “performance-based compensation” as defined under the Tax Code.  Generally, the Compensation Committee believes it is in our best interests and that of our shareholders to provide compensation that is deductible by us.  Certain types of equity compensation (for example stock options) paid under the PEP qualify for the performance-based compensation exception under the guidance issued under Section 162(m) of the Tax Code and is generally fully deductible for federal income tax purposes.  Certain other types of equity compensation (such as service-based restricted stock)

paid under the PEP does not qualify as performance-based compensation.  While the Committee intends that all compensation be deductible, there may be instances where potentially non-deducible compensation is provided to reward executives consistent with our compensation philosophy for each compensation element.

In 2007, we paid a total of approximately $1,450,000 that may not be deductible for tax purposes.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Human Resources and Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Human Resources and Compensation Committee

Bonnie S. Reitz, Chair

Julie A. Dobson

Manuel T. Pacheco

Joan B. Woodard

SUMMARY OF EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by our named executive officers for the years ended December 31, 2007 and December 31, 2006.  We have not entered into any employment agreements with any of the named executive officers, except for a Retention Agreement with Mr. Sterba, SERPs with Messrs. Sterba and Ortiz, and the employment inducement arrangements with Ms. Collawn discussed on pages 34, 35, and 37 of this proxy statement.  Total compensation, other than for Mr. Eldred who was promoted during 2007, declined in 2007 from 2006 due to the Company’s financial performance in 2007 and resulting lack of any cash payouts under the OIP and  LT$ as reflected in column (g).

2007 and 2006 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Jeffry E. Sterba, Chairman, President & CEO	2007 2006	830,087 742,308	— —	1,166,564 1,190,245	445,587 456,529	— 812,852	— 28,846	442,869 368,949	2,885,107 3,599,729

Charles N. Eldred, Executive Vice President and CFO	2007 2006	372,885 290,769	— —	78,056 44,326	37,136 15,868	— 187,104	— —	355,330 233,276	843,407 771,343

Alice A. Cobb, Senior Vice President and CAO	2007 2006	288,000 276,231	— —	184,748 195,703	90,526 88,169	— 181,214	— —	211,086 157,179	774,360 898,496

Patricia K. Collawn* Utilities President	2007	211,540	—	11,863	1,827	—	—	581,372	806,602

Patrick T. Ortiz, SVP, General Counsel and Secretary	2007 2006	264,616 257,970	— —	190,113 208,855	92,468 94,700	— 133,383	12,101 31,745	142,719 130,999	702,017 857,652

William J. Real** SVP, Public Policy	2007 2006	214,815 284,000	10,000 10,000	190,113 208,855	92,468 96,848	— 133,383	99,984 9,761	219,202 181,323	826,582 924,170

William D. Hobbs*** Senior Vice President Customer Services and President TNMP	2007	257,521	—	143,800	65,800	—	3,476	529,201	999,798

* Ms. Collawn was hired as Utilities President effective June 25, 2007.

** Mr. Real retired from the Company effective September 6, 2007.

*** Mr. Hobbs’ position was eliminated effective October 2, 2007.

(1)          Salary amounts include cash compensation earned by each named executive officer during fiscal year 2007 or 2006, as the case may be, as well as any amounts earned in fiscal year 2007 or 2006, as applicable, but contributed into the RSP and/or deferred at the election of the named executive officer into our deferred compensation program.  For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2007, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” beginning on page 49.  The 2007 salary amounts include the following amounts received for the sale of paid time off hours: Mr. Sterba - $55,856; Mr. Eldred - $19,231.

(2)   Mr. Real received a discretionary bonus of $10,000 in lieu of a raise to his base salary.

(3)          For 2007, represents the dollar amount of equity compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R and thus includes amounts from awards granted in and prior to the indicated year under the PEP.  For 2007, see Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the value of equity awards.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual cash value that the named executive officer will recognize when received, which will depend on the date the restricted stock vests as well as the date on which the stock is subsequently sold.  Restricted stock awards vest over a three-year period.

(4)          For 2007, represents the dollar amount of equity compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R and thus includes amounts from awards of stock options granted in and prior to the indicated year under the PEP.  For 2007, see Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the value of equity awards.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual cash value that the named executive officer will recognize when received, which will depend on the difference between the market value of our stock on the date the vested option is exercised and the exercise price.  As of March 31, 2008, all outstanding options held by our named executive officers were underwater, meaning the exercise price is more than the market value of our stock.

(5)          We suspended the OIP award opportunity for 2007 in October 2007 and so none of our named executive officers received any annual incentive cash award under the OIP.  In addition, due to 2007 performance, no long-term cash incentive awards were payable under the LT$ to our named executive officers for the 2005-2007 performance period.

(6)          Reflects the change in the present value of accumulated benefits under the ERP (and under Messrs. Sterba’s and Ortiz’ respective SERP) at end of the indicated year (as shown in column (d) of the Pension Benefits table below for 2007) compared to the previous year-end present value for all named executive officers except Mr. Eldred, Ms. Cobb and Ms. Collawn who do not participate in this plan.  Mr. Sterba’s actual change in pension value for 2007 was a decrease of $112,868.  There are no above-market or preferential rate earnings to report for the ESP or ESP II.

(7)          The table below reflects the types and dollar amounts of perquisites, additional compensation, and other personal benefits provided to the named executive officers during fiscal year 2007.  For purposes of computing the dollar amounts of the items listed below, we used the actual out-of-pocket costs to us of providing the perquisite or other personal benefit to the named executive officers.  The named executive officers paid any taxes associated with these benefits without reimbursement from us.

NEO	Payment of Officer Life Premium $	Payment of Long-Term Care Premium $	Payment of Long-Term Disability Premium $	Change in Post-Retirement Medical Value $ (a)	ESA Amounts ($) (b)	RSP Company Contributions $	ESP II Company Contributions $ (c)	Non-Qualified Plan Distribution	Relocation Benefits (d)
Sterba	18,928	1,487	1,350	0	23,000	26,719	371,385	—	—
Eldred	11,444	625	1,350	N/A	18,000	26,206	122,595	—	175,110
Cobb	11,797	1,903	1,350	N/A	18,000	29,500	148,536	—	—
Collawn	6,226	577	571	N/A	7,686	6,559	444,831	—	114,921
Ortiz	14,919	1,767	1,323	0	18,000	29,500	77,210	—	—
Real	—	1,347	986	17,272	18,000	29,500	86,400	65,697	—
Hobbs (e)	—	919	1,066	0	14,378	29,500	92,145	—	—

(a)          Actual value for Mr. Sterba is ($20,911), for Mr. Ortiz is ($8,180) and for Mr. Hobbs is ($1,527).  Under applicable reporting requirements, negative numbers are displayed as $0.

(b)         Reflects the amounts received by the named executive officers under the ESA described on page 37 above.

(c)          Amounts are reflected in column (C) of the Nonqualified Deferred Compensation table on page 50.

(d)   Reflects relocation benefits discussed on page 37 above.

(e)   Mr. Hobbs also received vehicle usage benefits of $312 and severance benefits of $390,881.

Grants of Plan-Based Awards

The following table discloses the actual numbers of stock options, shown below as OPT, and restricted stock rights awards, shown below as RSA, granted to the named executive officers in 2007 under the PEP and the grant date fair value of these awards.  All stock options and restricted stock rights vest in three equal annual installments beginning on the first anniversary of the grant.  The exercise price of all stock options is equal to the closing market price on the New York Stock Exchange on the date of the grant, or on the immediately preceding trading day if the grant date is not a trading day.  The table shows the potential incentive cash payouts under the OIP for 2007, although no annual cash incentive awards were made under the OIP for 2007 due to suspension of the OIP for 2007.  In addition, no separate annual cash award for 2007 was made to Ms. Collawn under her additional employment inducement cash incentive plan, shown below as PC$.  The table also captures the potential future cash payouts of long-term cash compensation awards under the LT$ for the 2007-2009 performance period, shown below as LT$.

GRANTS OF PLAN-BASED AWARDS IN 2007

		Estimated Future Payouts Under			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base Price	Grant Date Fair Value of
		Non-Equity Incentive Plan Awards					Maxi-	Shares of	Securities	of Option	Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Thresh-old (#)	Target (#)	mum (#)	Stock or Units (#)	Underlying Options (#)	Awards ($/Sh)	Option Awards

Jeffry E. Sterba	OIP 2/16/07 LT$2/16/07 RSA 2/16/07 OPT 2/16/07	113,040 143,500	659,400 287,000	1,727,000 574,000				30,000	67,500	30.50	862,800 317,250

Charles N. Eldred	OIP 2/16/07 LT$2/16/07 RSA 2/16/07 OPT 2/16/07	46,080 35,000	268,800 70,000	704,000 140,000				5,000	14,000	30.50	143,800 65,800

Alice A. Cobb	OIP 2/16/07 LT$2/16/07 RSA 2/16/07 OPT 2/16/07	21,024 25,000	122,640 50,000	321,200 100,000				5,000	14,000	30.50	143,800 65,800

Patricia K. Collawn	OIP 6/25/07 LT$6/25/07 RSA 8/07/07 OPT 8/07/07 PC$6/25/07	38,016 35,000 150,000	221,760 70,000 187,500	580,800 140,000 225,000				4,000	4,000	23.90	95,601 14,211

Patrick T. Ortiz	OIP 2/16/07 LT$2/16/07 RSA 2/16/07 OPT 2/16/07	15,437 25,000	90,048 50,000	235,840 100,000				5,000	14,000	30.50	143,800 65,800

William J. Real*	OIP 2/16/07 LT$2/16/07 RSA 2/16/07 OPT 2/16/07	16,358 25,000	95,424 50,000	249,920 100,000				5,000	14,000	30.50	143,800 65,800

William D. Hobbs*	OIP 2/16/07 LT$2/16/07 RSA 2/16/07 OPT 2/16/07	15,379 25,000	89,712 50,000	234,960 100,000				5,000	14,000	30.50	143,800 65,800

*

Mr. Real retired in September 2007 and Mr. Hobb’s position was eliminated in October 2007. Both former officers remain eligible for a pro-rata LT$ award in 2010 for the 2007-2009 performance period, based upon the number of full months of their respective service in 2007. The stock options and restricted stock awards granted to them in February 2007 vested upon their respective retirement and impaction. See the table below on page 57.

(1)

Represents the grant date fair value of the award determined in accordance with SFAS 123R. Grant date fair value for the restricted stock awards is based on the grant date fair value of the underlying shares of our common stock. Grant date fair value of the options granted on February 16, 2007 is $4.70 per share (and it is $3.68 per share for the 4,000 options granted on August 7, 2007) based on a Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and incorporated by reference into this proxy statement.

Outstanding Equity Awards

The following table includes certain information with respect to the value at December 31, 2007 of all unexercised options previously awarded to named executive officers from 2002 to 2007 under the PEP and granted prior to 2001 under the PSP which expired in 2000.  All options granted under the PSP have vested.  The exercise price of stock options granted under both the PEP and the PSP is the closing market price on the New York Stock Exchange on the date of the grant.  In addition, the table includes information with respect to unvested restricted stock rights granted under the PEP.  All stock options and restricted stock rights granted under the PEP vest in three equal annual installments beginning on the first anniversary of the grant.  Stock options expire if not exercised within 10 years of the grant date.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($)

J. E. Sterba	02/14/05 05/17/05 02/13/06 02/16/07	187,500 90,000 145,000 42,600 — 45,000 22,478 —	— — — — — 22,500 45,022 67,500	— — — — — — — —	16.20 17.17 13.03 20.84 — 27.52 24.06 30.50	12/10/10 02/18/12 02/17/13 02/16/14 — 05/17/15 02/13/16 02/16/17	— — — — 10,020 — 20,010 30,000	— — — — 214,929 — 429,215 643,500	— — — — — — — —	— — — — — — — —

C. N. Eldred	02/13/06 02/16/07	— —	9,338 14,000	— —	24.06 30.50	02/13/16 02/16/17	3,335 5,000	71,536 107,250	— —	— —

A. A. Cobb	02/14/05 05/17/05 02/13/06 02/16/07	— — — —	— 4,676 9,338 14,000	— — — —	— 27.52 24.06 30.50	— 05/17/15 02/13/16 02/16/17	1,670 — 3,335 5,000	35,822 — 71,536 107,250	— — — —	— — — —

P. K. Collawn	08/17/07		4,000		23.90	08/17/17	4,000	85,800

P. T. Ortiz	02/14/05 05/17/05 02/13/06 02/16/07	3,051 — 9,324 4,662 —	— — 4,676 9,338 14,000	— — — — —	20.84 — 27.52 24.06 30.50	02/16/14 — 05/17/15 02/13/16 02/16/17	1,670 — 3,335 5,000	35,822 — 71,536 107,250	— — — — —	— — — — —

W. J. Real (6)		6,101 14,000 14,000 14,000	— — — —	— — — —	20.84 27.52 24.06 30.50	09/06/10 09/06/10 09/06/10 09/06/10	— — — —	— — — —	— — — —	— — — —

W. D. Hobbs (6)		9,338 14,000	— —	— —	24.06 30.50	10/02/10 10/02/10	— —	— —	— —	— —

(1)

Stock options vest over a three-year period. All outstanding unvested stock options shown with a grant date of May 17, 2005 will vest on May 17, 2008. One-half of the unvested stock options shown with a grant date of February 13, 2006 vested on February 13, 2008, and the remaining half will vest on February 13, 2009. One-third of the unvested stock options shown with a grant date of February 16, 2007 vested on February 16, 2008, while one-third will vest on

February 16, 2009 and the final one-third will vest on February 16, 2010.  One-third of the unvested stock options shown with a grant date of August 17, 2007 will vest on August 17, 2008, and the remaining two-thirds will vest on August 17, 2009 and August 17, 2010, respectively.

(2)	No equity incentive options have been granted to date under the PEP.

(3)

Restricted stock awards vest over a three-year period. All remaining outstanding unvested restricted stock rights shown with a grant date of February 14, 2005 vested on February 14, 2008. One-half of the unvested restricted stock rights shown with a grant date of February 13, 2006 vested on February 13, 2008, and the remaining half will vest on February 13, 2009. One-third of the unvested restricted stock rights shown with a grant date of February 16, 2007 vested on February 16, 2008, while one-third will vest on February 16, 2009 and the final one-third will vest on February 16, 2010. One-third of the unvested restricted stock rights shown with a grant date of August 17, 2007 will vest on August 17, 2008, and the remaining two-thirds will vest on August 17, 2009 and August 17, 2010, respectively.

(4)	Based on closing price of $21.45 for our common stock, as quoted on the New York Stock Exchange on December 31, 2007, the last trading day of fiscal year 2007.

(5)

The last award of incentive performance shares under the PEP was for the 2004-2006 performance period and those awards vested in 2006 and are included in column (e) for 2006 of the Summary Compensation Table above.

(6)

All outstanding 9,240 restricted stock units held by Mr. Real vested upon his retirement and all outstanding 8,335 restricted stock units held by Mr. Hobbs vested upon his impaction. The market value of such vested awards on the termination of their employment was $208,177 for Mr. Real and $201,504 for Mr. Hobbs, based upon the closing price of our common stock on the respective date of retirement (September 6, 2007: $22.53) and impaction (October 2, 2007: $24.18).

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the exercise of outstanding vested options during 2007 by the named executive officers and the vesting during 2007 of restricted stock rights held by the named executive officers.  Options were awarded prior to 2001 under the PSP and on and after 2002 under the PEP.  No options or restricted stock rights granted under the PEP in 2007 were exercisable or vested, as applicable, in 2007.

OPTION EXERCISES AND STOCK VESTED DURING 2007

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#) (1)	Value Realized On Exercise ($) (2)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($) (3)

Jeffry E. Sterba	—	—	27,116	835,033
Charles N. Eldred	4,662	27,832	1,665	51,848
Alice A. Cobb	17,037	96,822	4,232	131,696
Patricia K. Collawn	—	—	—	—
Patrick T. Ortiz	—	—	4,232	131,696
William J. Real	—	—	14,237	358,209
William D. Hobbs	4,662	35,105	10,000	253,388

(1)          Amounts represent the number of shares of common stock underlying stock options exercised during fiscal year 2007.  Amounts include shares of common stock withheld in connection with the cashless exercise of the stock options by the named executive officers.  The actual number of shares received by the named executive officers, therefore, is less than the number of shares underlying the stock options exercised.

(2)          Dollar amounts indicated are the aggregate dollar value realized upon exercise of the options (the difference between the exercise price and the market value at exercise).

(3)          Amounts indicated are the aggregate dollar value realized upon the vesting of restricted stock awards based on the number of shares acquired on vesting multiplied by the market value on the vesting date.  Market value is the closing price of the Company’s common stock on the New York Stock Exchange.

Pension Benefits

Tax Qualified Retirement Plans Available to all Eligible Employees.  The retirement benefits under the tax-qualified plans for named executive officers are the same as those available for other eligible employees. The RSP is a 401(k) plan that allows for before-tax and after-tax contributions by employees, for company matching and age-based contributions and tax-deferred savings.  Employees direct their own investments in the RSP.  Effective April 1, 2008, we implemented a Roth 401(k) feature, which allows participants to make post-tax contributions that do not reduce the participant’s current taxable income, but amounts distributed are generally tax-free.  A Roth feature offers participants the opportunity to increase overall after-tax retirement savings.

We make our age-based contributions regardless of whether or not the employee defers compensation into the plan.  All our contributions made to the RSP are cash contributions, not shares of common stock.  Participants may invest in shares of common stock by allocating no more than 20% of their respective RSP account balances into a company stock fund, one of seventeen investment options under the RSP.  All contributions made under the plan vest immediately.

The RSP results in individual participant balances that reflect a combination of: (1) the employee deferring a portion of his or her cash compensation; (2) annual matching contributions made by us on behalf of the employee; (3) the age-based contributions made by us on behalf of the employee in an amount ranging from 3% to 10% of eligible compensation; (4) the annual contributions and deferred amounts being invested at the direction of the employee (the same investment choices are available to all participants); and (5), as in (4), the continuing reinvestment of the investment returns until the accounts are paid out.  This means that similarly situated employees, including named executive officers, may have materially different account balances because of a combination of factors, including the number of years that a person has participated in the plan, the amount of money contributed, or compensation deferred, at the election of the participant from year to year, and the investments chosen by the participant.  The RSP does not guarantee minimum returns or above-market returns and a participant’s returns are dependent upon actual investment results.

The ERP is a non-contributory defined benefit pension plan.  Effective January 1, 1998, the ERP was closed to new participants.  The ERP provides retirement income based on the highest three-year average pay as of 1997, social security covered compensation, and length of service upon separation.  Compensation consists of base salary and includes any amount voluntarily deferred under the RSP.  Generally, compensation for these purposes does not include bonuses, payments for accrued vacation or overtime pay.

The maximum number of years generally taken into account for purposes of calculating benefits is 32½.  Under limited circumstances, an employee working beyond age 62 could earn an additional 3% retirement benefit.  Service begins accumulating from the date of hire and vesting occurs after five years of total service.

Prior to January 1, 1998, employees who had at least one year of service and who had attained the age of 21 were eligible to become participants.  The ERP was amended as of January 1, 1998 to limit a participant’s credited service to the credited service earned as of December 31, 1997, plus a limited amount of future service.  The amount of credited service after December 31, 1997 is based on the participant’s age and years of credited service as of December 31, 1997.  Participants in the ERP continue to accrue “total service,” which is the service measure used for purposes of determining a participant’s vesting and eligibility for early and other retirement benefits.  A participant’s earnings used for ERP benefit calculations were frozen as of December 31, 1997.

William D. Hobbs, our former SVP, Customer and Delivery Service, is the only executive officer who participated in the TNMP Pension Plan, a cash balance pension plan that was frozen as of December 31, 2005.

Supplemental Employee Retirement Agreements.  In 2000, our subsidiary, PNM, entered into a supplemental employee retirement plan, or SERP, with Messrs. Sterba and Ortiz.  Messrs. Sterba’s and Ortiz’s SERPs provide them with a supplemental retirement benefit calculated, generally, using the ERP benefit formula, but disregarding certain limitations imposed by the Tax Code on the amount of compensation that may be considered in calculating an ERP benefit and the maximum benefit that may be provided under the ERP.  The benefits under each SERP are reduced by the benefits actually due under the ERP.

Under his SERP, Mr. Sterba is treated as having 30 years of credited service since he remained employed until February 28, 2005.  (Mr. Sterba had 27.33 years of credited service under the ERP as of January 1, 2000, his end date for accruing such ERP credited service).  Mr. Sterba’s SERP also provides for payment of an enhanced lump sum severance payment equal to 16 months of base salary plus one additional week of base salary for each year of service credited to him under his SERP, in lieu of lump sum severance payment otherwise payable under the Severance Plan, discussed below under “Payments Made Upon a Change in Control”.  PNM awarded Mr. Sterba these SERP benefits in 2000 as part of his agreement to return to PNM as CEO and as an incentive to retain Mr. Sterba’s services during the key years following our transition to a holding company structure and implementation of our related business plan.  In 2003, we provided additional benefits to Mr. Sterba pursuant to a Retention Agreement discussed above on page 37.

Mr. Ortiz’s SERP provides that he has 10 years of credited service as of January 1, 2000 and earns two years of credited service for each year of continuous employment for the years 2000 through 2009.  Accordingly, if Mr. Ortiz remains employed by us through December 31, 2009, he will have 18.33 years of actual service, but be treated as having 30 years of credited service (8.33 years under the ERP as of January 1, 2000 and an additional 21.67 years under his SERP).  If Mr. Ortiz is terminated for cause, he will receive no additional service credit for purposes of the SERP.  However, if Mr. Ortiz is terminated by us for any other reason, or is constructively terminated or his termination is as a result of a change in control, Mr. Ortiz will receive supplemental retirement benefits under his SERP that are not as generous as those otherwise available under the Retention Plan.  Mr. Ortiz’s SERP also provides for payment of an enhanced lump sum severance payment equal to 14 months of base salary plus one additional week of base salary for each year of service credited to him under his SERP, in lieu of the benefits otherwise payable under the Severance Plan.  PNM awarded Mr. Ortiz these SERP benefits in 2000, including the significant additional service credits if he remains employed through 2009, because of the value to us of retaining Mr. Ortiz’ services during the transition to our holding company structure and implementation of our related business plan and regulatory compliance.

We do not have in place a formal policy for granting extra service credits for purposes of the applicable benefit plans.  In 2000, PNM provided the extra service credits to Messrs. Sterba and Ortiz when negotiating the terms of their respective SERPs.  The resulting extra retirement income benefits provided under these SERPs (based on their respective 1997 salary levels) do have the effect of reducing the amount of our supplemental target contributions to their respective ESP II accounts discussed below under the heading “Non-Tax Qualified Retirement Plans”.

The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers who are participants under the ERP using interest rate and mortality rate assumptions consistent with those used in our financial statements.  See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding certain assumptions underlying ERP benefits.

PENSION BENEFITS 2007

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. E. Sterba (1)	ERP	27.33	$1,006,690	—
	Additional SERP benefits	30.00	$226,461
C. N. Eldred	—	—	—	—
A. A. Cobb	—	—	—	—
P. K. Collawn	—	—	—	—
P. T. Ortiz (2)	ERP	8.33	$139,914	—
	Additional SERP benefits	26.00	$230,494	—
W. J. Real-retired 9/6/07	ERP	26.42	$700,662	$13,824
W. D. Hobbs-impacted 10/2/07	TNMP Pension Plan	13.67	$173,363	—

(1)          Mr. Sterba had 27.33 years of credited service as of January 1, 2000, the end date for accruing credited service under the frozen ERP, but is treated as having 30 years of credited service under his SERP since he remained employed until February 28, 2005. The present value of his pension benefits under the ERP, as supplemented by the SERP, totals $1,233,151.

(2)          Mr. Ortiz had 8.33 years of credited service as of January 1, 2000, the end date for accruing credited service under the frozen ERP, but is treated as having 26 years of service under his SERP as of December 31, 2007.  Thus, the present value of Mr. Ortiz’ pension benefits under the ERP, as supplemented by the SERP, totals $370,408.

Nonqualified Deferred Compensation

Non-Tax Qualified Retirement Plans.  The Tax Code imposes a limitation on the amount of compensation that can be considered when determining the amount of the across-the-board and matching contributions to the 401(k) Plan.  The Tax Code also limits the maximum amount that can be contributed by any participant and the maximum amount of participant contributions, employer contributions and other amounts that can be allocated to any participant’s account.

We adopted the ESP in 1988 to address these Tax Code limitations.  The ESP is a non-qualified deferred compensation plan that provides executive officers with an opportunity to supplement their retirement savings and to receive the full employer contributions that would be available in the absence of the limitations imposed by the Tax Code.  We froze the ESP in December 2004 when the Compensation Committee recommended and the Board adopted the ESP II, a non-qualified supplemental deferred compensation plan, in response to the American Jobs Creation Act of 2004.  Executive officers may elect to defer eligible compensation into the ESP II.  The ESP II runs concurrently with the 401(k) plan.  A participant may make before-tax deferrals to the ESP II up to 100% of eligible compensation.  We make a matching contribution equal to 75% of the first 6% of eligible compensation deferred.  Additionally, when a participant reaches the annual compensation limit under the Tax Code in the RSP ($225,000 in 2007 and $230,000 in 2008), our age-based contribution continues to the ESP II.  Participants also receive a supplemental target contribution in the ESP II in an amount determined by the ESP II’s actuary.  In general, these contributions have been set to achieve competitive replacement ratios of between 40% to 60% of pre-retirement income depending on years of service and age at retirement.  These contributions are individually scheduled actuarially calculated contributions designed to reach target replacement ratios at an age 65 retirement.  The 2007 supplemental target contributions for named executive officers are set forth in footnote 2 to the Nonqualified Deferred Compensation Table below.

Participants direct the investment of their deferrals in the ESP and ESP II in the same investment options as are available in the RSP.  Upon enrollment, participants make an election regarding the form of their distribution.  They may elect to receive benefits in a lump sum installments or an annuity.  Participants also may elect to have the portion of their account that is hypothetically invested in a company stock fund distributed in shares of our common stock in lieu of cash.  Participants become entitled to a distribution under the ESP and ESP II upon their termination of employment, subject to the requirements of the Section 409A of the Tax Code.  ESP and ESP II amounts are subject to the same vesting and investment provisions as under the RSP, with the exception of the supplemental credit account under the ESP II, which has a two-year vesting requirement.  Participants’ accounts in the ESP and ESP II are our unfunded obligations, including the increases and decreases based on “investment” of the balances reflected as hypothetical returns equal to the actual returns of investments designated by a participant or us.

Participants hypothetically invest their deferrals and employer contributions in the ESP and ESP II in the same investment options as are available under the RSP.  Participants may change their investment selections on a daily basis.  The table below shows the funds available under the RSP and their annual rate of return for the calendar year ended December 31, 2007, as reported by the administrator of the RSP.

Name of Fund	Rate of Return
Vanguard Prime Money Market Fund	5.14%
Vanguard Retirement Savings Trust	4.54%
PIMCO Total Return Admin	8.81%
Vanguard Wellington Fund Investor Shares	8.34%
Vanguard 500 Index Fund Investor Shares	5.39%
Vanguard Windsor II Fund Investor Shares	2.23%
Vanguard PRIMECAP Fund Investor Shares	11.48%
Vanguard Explorer Fund Investor Shares	5.06%
RS Partners	(3.78)%
American Funds EuroPacific R5	19.22%
PNM Resources Stock Fund	(28.46)%
Vanguard Target Retirement 2005	8.12%
Vanguard Target Retirement 2015	7.55%
Vanguard Target Retirement 2025	7.59%
Vanguard Target Retirement 2035	7.49%
Vanguard Target Retirement 2045	7.47%
Vanguard Target Retirement Income	8.17%

All of our named executive officers participate in the ESP II and all, except for Ms. Collawn and Messrs. Eldred and Hobbs, participated in the ESP, which we froze in December 2004.  Benefits payable under the ESP and ESP II will be paid following the quarterly valuation date after the executive’s termination of employment, subject to the requirements of Section 409A of the Tax Code.  Benefits may be received in a lump sum payment, annual installments, or an annuity.  Participants may also elect to have the portion of their account that is hypothetically invested in the Company Stock Fund delivered in shares of our common stock in lieu of cash.

NONQUALIFIED DEFERRED COMPENSATION 2007

A	B	C	D	E	F
Name	Executive Contributions in Last Fiscal Year (2007) ($) (1)	Company Contributions in Last Fiscal Year (2007) ($) (2)	Aggregate Earnings In Last Fiscal Year (2007) ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End (2007) ($) ($)
Jeffry E. Sterba
ESP	—	—	1,698	—	757,776
ESP II	199,351	371,385	18,910	—	1,631,025
Charles N. Eldred
ESP II	81,957	122,595	(10,403)	—	325,175
Alice A. Cobb
ESP	—	—	(24,596)	—	62,351
ESP II	28,153	148,536	(46,422)	—	553,419
Patricia K. Collawn
ESP II	11,169	444,831	(25,651)	—	430,349
Patrick T. Ortiz
ESP	—	—	1,336	—	186,278
ESP II	39,800	77,210	225	—	414,251
William J. Real
ESP I	—	—	22,425	65,697	253,109
ESP II	43,905	86,400	34,374	—	604,886
William D. Hobbs
ESP II	34,813	92,145	17,823	—	416,110

(1)   All amounts are included in column (c) of the Summary Compensation Table on page 40.

(2)   All amounts are included in column (i) of the Summary Compensation Table on page 40 and consist of the following 2007 Company Contribution to the ESP II:

Name	Matching ($)	Age Based ($)	Supplemental ($)
J.E. Sterba	71,418	108,967	191,000
C. N. Eldred	24,334	25,261	73,000
A. A. Cobb	21,115	24,421	103,000
P. K. Collawn	5,331	—	439,500
P. T. Ortiz	17,910	17,300	42,000
W. J. Real	15,693	12,374	58,333
W. D. Hobbs	15,666	12,312	64,167

(3)   The Summary Compensation Table in proxy statements for fiscal years prior to 2006 reported the amount of Company contributions for the corresponding prior fiscal year in the column titled “All Other Compensation”.

Potential Payments Upon Termination or Change-in-Control

The tables below reflect the amounts payable to each of the named executive officers of the Company in the event of termination of the named executive officer’s employment, whether upon voluntary or involuntary termination, retirement, death or disability or termination following a change in control.  The amounts shown assume the termination was effective as of December 31, 2007, based on the closing market price of $21.45 of our common stock on December 31, 2007 (the last trading day of 2007) and are estimates of the amounts that would be paid out to a named executive officer upon his or her termination based upon the amounts earned through the end of 2007.  The actual amounts to be paid out can be determined only at the time of such named executive officer’s termination of employment from the Company.

Payments Made Upon Termination.  If a named executive officer’s employment terminates for any reason, he or she is entitled to receive amounts earned during his or her term of employment.  Such amounts include:

•	base salary through the date of termination;

•	unused, accrued paid time off;

•	amounts contributed by the named executive officer and us under ESP and amounts contributed by the named executive officer and vested amounts contributed by us under the ESP II; and

•	stock options and restricted stock rights that have vested through the termination date.

In the event of a termination for “cause,” the named executive officer will receive the amounts described above, however, any vested or non-vested stock options or restricted stock rights outstanding on the termination date are forfeited.

In addition to the amounts described above, under Mr. Sterba’s Retention Agreement, if Mr. Sterba’s employment with us is terminated before March 1, 2010 by us without “cause” (as defined in the Retention Agreement), by him because of a constructive termination, or because of his death or disability, he is eligible to receive a retention bonus of $1.6 million.  The bonus generally is payable within 30 days of his termination of employment.  If Mr. Sterba remains employed by us until March 1, 2010, he will receive payments of the bonus in two equal installments on March 1, 2010 and March 1, 2011.

Payments Made Upon Retirement.   In addition to the amounts described above, upon a named executive officer’s termination of employment because of retirement, all outstanding non-vested stock options and, either all restricted stock rights with service-based restrictions or a pro rata portion of restricted stock rights with performance-based restrictions, granted under the PEP will fully vest.  Messrs. Sterba and Ortiz are currently retirement-eligible under the PEP.  In addition, Messrs. Sterba and Ortiz are entitled to receive benefits upon retirement under their respective SERP Agreements as described above under the heading “Supplemental Employee Retirement Agreements” on pages 47 and 48 of this proxy statement.

Payments Made Upon Death or Disability.     In addition to the amounts described above, if a named executive officer dies or becomes disabled, he or she will receive payments under our basic and supplemental life and accidental death and dismemberment and disability programs.

Severance Payments.  In addition to the amounts described above, if we terminate the employment of a named executive officer (other than Messrs. Sterba and Ortiz) because we eliminate his or her position, the tables below reflect amounts payable under our Severance Plan.  This plan covers non-union employees, including our named executive officers, whose positions with us are eliminated.  Members of the officer group (which currently includes all vice presidents, SVPs, EVPs and the Utilities President) are eligible, upon signing a release agreement, for a lump sum payment equal to fourteen months of base salary plus one additional week of base salary for each year of service.  Members of the officer group are also eligible to receive reimbursement for placement assistance expenses (up to 5% of base salary), continuation of certain insurance coverages, and health care benefits for up to 12 months.  If an individual receives benefits under the Retention Plan discussed below, severance benefits are not available under the Severance Plan.

In addition to the amounts described above, if we terminate either of Messrs. Sterba’s or Ortiz’s employment other than for “cause” or as a result of a “change in control”, or if either constructively terminates his employment, he is entitled to the special severance benefits payable under his respective SERP Agreement.

Payments Made Upon a Change in Control.   In addition to the amounts described above, if a named executive officer’s employment is terminated in connection with a change in control, either by us without cause, or by the named executive officer due to a constructive termination, the named executive officer will receive additional payments and benefits under the Retention Plan, which covers all of our named executive officers.  The Retention Plan provides special severance benefits if an officer is terminated within 24 months following a change in control.  Benefits are only payable if the officer is not retained or immediately re-employed by the successor company following a change in control and if the termination is (a) for reasons other than cause, death or disability or (b) by the officer due to constructive termination.  In addition, the officer must sign a release agreement to receive benefits.  The benefits include:

•	lump sum severance benefits equal to three times current base compensation for the CEO, EVPs and SVPs;

•	a pro rata award of the officer’s highest target incentive under the OIP in effect during the 24 months following the change in control;

•

health, life, and accidental death and dismemberment insurance benefits that are substantially similar to those received by the officer immediately prior to termination of employment for a period of 30 months;

•	supplemental retirement benefits for the named executive officers as follows:

•

additional company matching, standard and supplemental credits under ESP II accounts equal to three times the matching, standard and supplemental credits under the ESP II that were allocated to the participant in the prior plan year;

•

the cash equivalent of the present value of the incremental benefit the participant would receive under the ERP if his or her service and age were increased by the number of years equal to the multiplier used to calculate severance pay under the plan;

• the cash equivalent of the present value of the early retirement reduction based on the number of years equal to the multiplier used to calculate severance pay under the plan; and

•

the cash equivalent of our contributions to the participant’s RSP account in the amount of 7.5% of eligible compensation times the period which corresponds to the number of years equal to the multiplier used to calculate severance pay under the plan; and

•

a lump sum tax gross-up payment for excise taxes such that if an officer receives any payment due to a change in control that is subject to the excise tax provided in Section 4999 of the Tax Code, then the officer will be reimbursed in an amount equal to that which places the officer in the same after-tax position as if no excise tax had been imposed; and

•	reimbursement of reasonable legal fees and expenses incurred as a result of termination of employment.

We also sponsor certain other plans in which the named executive officers participate that contain provisions that are triggered by a change in control.  These include, for example, the PEP, which provides for immediate vesting of outstanding equity awards upon eligible termination due to a change in control.  In addition, although there were no OIP payments for 2007, the annual short-term cash officer incentive plans typically provide that the participants are entitled to a pro-rata award equal to 50% of the maximum award available under the plan in the event of a change of control.  The long-term incentive plan also provides that each named executive officer will receive a pro-rata award for the number of months of service during the performance period prior to the change in control event.

Under Messrs. Sterba’s and Ortiz’s SERP agreements, if their employment is terminated as a result of a change in control, they are entitled to the supplemental retirement benefit provided under their respective SERP in lieu of the supplemental retirement benefit provided under the Retention Plan.

Upon a change in control, all outstanding unvested stock option awards and, either all restricted stock rights awards with service-based restrictions or a pro rata portion of restricted stock rights awards with performance-based restrictions, granted under the PEP will fully vest.

A summary of the material provisions of the definition of “Change in Control” contained in the Retention Plan and related plans is as follows:

(1)          subject to certain exceptions, any person becomes the beneficial owner of 20% or more of our common stock;

(2)          during any consecutive two year period, the following individuals cease, for any reason, to constitute a majority of the Board (i) directors who were directors at the beginning of the two year period and (ii) any new directors whose election by the Board or nomination for election by our shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were elected at the beginning of the two year period or whose election or nomination for election was previously so approved, but not including any such new directors designated by a person who entered into an agreement with the Company to effect a transaction described in parts (1), (3) or (4) of this definition summary;

(3)          the shareholders approve a merger or consolidation with another company, corporation or subsidiary that is not affiliated with us immediately before the Change In Control, unless the merger or consolidation results in the voting securities of us outstanding immediately before the merger or consolidation continuing to represent at least 60% of the combined voting power of us or such surviving entity outstanding immediately after such merger or consolidation; or

(4)          the adoption of a plan of complete liquidation of us or any agreement for the sale or disposition of all or substantially all of the assets of us;

provided that no Change in Control will be deemed to have occurred until any required regulatory approvals are obtained and the transaction that would otherwise be considered to be a Change in Control closes.

The following table summarizes the value of the termination payments and benefits that Messrs. Sterba and Ortiz, each of whom has a SERP agreement with us, would receive if they had terminated employment on December 31, 2007, under the circumstances shown.  The tables exclude (a) amounts accrued through December 31, 2007, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and (b) vested account balances under the 401(k) Plan, which are generally available to all of our salaried domestic employees.

Benefits and Payments	Name	Voluntary Termination by Executive	Termination without Cause or Constructive Termination (1)	Termination for Cause	Disability	Death	Constructive or without Cause Termination due to Change-in- Control (2)	Retirement or Impaction (3)
Short-Term Incentive Compensation:
OIP (4)	J. Sterba	—	—	—	0	0	0	0
	P. Ortiz	—	—	—	0	0	0	0
Long-Term Incentive Compensation:
Stock Options (5)	J. Sterba	—	—	—	0	0	0	0
	P. Ortiz	—	—	—	0	0	0	0
Restricted Stock	J. Sterba	—	—	—	1,287,644	1,287,644	1,287,644	1,287,644
Units	P. Ortiz	—	—	—	214,608	214,608	214,608	214,608
Performance	J. Sterba	—	—	—	0	0	0	0
Cash (6)	P. Ortiz	—	—	—	0	0	0	0
Other Benefits:
ESP & ESP II	J. Sterba	2,129,291	2,129,291	2,129,291	2,388,802	2,388,802	2,388,802	2,388,802
Plan Balances (7)	P. Ortiz	600,529	600,529	600,529	600,529	600,529	600,529	600,529
Cash Equivalent	J. Sterba	—	—	—	—	—	1,114,156	—
– ESP II Contributions	P. Ortiz	—	—	—	—	—	—	—
SERP	J. Sterba	226,461	226,461	226,461	226,461	226,461	226,461	226,461
	P. Ortiz	230,494	230,494	0	230,494	230,494	230,494	230,494
Health and	J. Sterba	—	—	—	—	—	84,513	10,718
Welfare Benefits	P. Ortiz	—	—	—	—	—	70,892	9,974
Cash Equiv-RSP	J. Sterba	—	—	—	—	—	50,625	—
	P. Ortiz	—	—	—	—	—	—	—
Cash Equiv – PV	J. Sterba	—	—	—	—	—	—	—
of Add’l Pension	P. Ortiz	—	—	—	—	—	23,630	—
Life Insurance	J. Sterba	—	—	—	—	1,400,000	—	—
Proceeds	P. Ortiz	—	—	—	—	1,000,000	—	—
Cash Severance	J. Sterba	—	—	—	—	—	4,710,000	1,411,440
	P. Ortiz	—	—	—	—	—	938,000	396,286
Excise Tax and	J. Sterba	—	—	—	—	—	2,581,129	—
Gross Up	P. Ortiz	—	—	—	—	—	—	—
Legal Fees (8)	J. Sterba	—	—	—	—	—	20,000	—
	P. Ortiz	—	—	—	—	—	20,000	—
Retention Bonus (9)	J. Sterba	—	1,859,511	—	1,859,511	1,859,511	1,859,511	1,859,511
TOTAL ($)	J. Sterba	2,355,752	4,215,263	2,355,752	5,762,418	7,162,418	14,322,841	7,184,576
	P. Ortiz	831,023	831,023	600,529	1,045,631	2,045,631	2,098,153	1,451,891

(1)          The term “Constructive Termination” is defined under Mr. Sterba’s and Mr. Ortiz’s SERP as (a) a reduction in base salary, (b) a reduction in title or a reassignment of duties that are inconsistent with the executive’s status or responsibilities immediately prior to the reassignment, or (c) a relocation of executive’s principal office more than 70 miles from the current location, and (d) in the case of Mr. Ortiz’s SERP, he is required to relocate his residence from Santa Fe, New Mexico.  The term “Constructive Termination” is defined under Mr. Sterba’s Retention Agreement as a termination of employment within two years following the occurrence of one or more of the following events without Mr. Sterba’s consent:  (a) a material diminution in his compensation; (b) a material diminution of his authority, duties and responsibilities; (c) a material change in the geographic area of his principal office; or (d) any other action or inaction that constitutes a material breach by us of Mr. Sterba’s Retention Agreement.  Mr. Sterba must give us written notice that any of these events has occurred within 90 days following the initial occurrence of any of these events.  He also must give us 30 days following the receipt of such notice to correct the event.

(2)          The term “Constructive Termination” is defined under the Retention Plan as the occurrence of any of the following during the two year period following a change in control (the “Protection Period”): (a) a reduction in the executive’s base salary, (b) a significant degradation in the executive’s employment status, duties or responsibilities as compared to the executive’s status, duties or responsibilities immediately prior to the Protection Period or a substantial adverse alteration in the nature or status of the executive’s responsibilities compared to those in effect before the Protection Period, (c) relocation of the executive’s principal office to a location more than 50 miles from the location during the Protection Period, (d) our failure to get a timely written agreement by any successor to assume and agree to perform our obligations under the Retention Plan, (e) a purported termination of the executive’s employment by us which is not effected by proper notice, or (f) the requirement that, for continued employment with us, the executive maintains a residence located more than 50 miles from the executive’s residence during the Protection Period.  The executive’s continued employment for a period exceeding 60 days following an event that constitutes Constructive Termination constitutes the executive’s consent to or waiver of rights with respect to such Constructive Termination event.

(3)          Under the PEP, “Retirement” is defined as termination of employment and attainment of (a) age 45 and 20 years of service, (b) age 55 and 10 years of service, (c) age 59-1/2, or (d) any age and 30 years of service and “Impaction” is defined as an involuntary termination due to elimination of job, position, department, or work unit or general downsizing.  The cash severance reflected is payable only for impaction and is not payable in the event of retirement.

(4)          The Committee exercised negative discretion in October 2007 and suspended the OIP.  Thus, no amounts were payable under the OIP if the named executive officer’s employment terminated as of December 31, 2007 due to disability, death, change in control, or retirement or impaction.

(5)          The amount represented is the value of unvested options that would become vested under certain termination events.  As of December 31, 2007, all unvested options were underwater and, therefore, the values reflected are $0.

(6)          The amount represented is an estimate at target performance and would be payable, if at all, only upon achievement of the applicable targets, and following the completion of the applicable three-year performance period.  The amount payable for the 2005-2007 performance period is $0 due to 2007 performance.  However, the officers would remain eligible to receive long-term cash incentive awards under the LT$ for the 2006-2008 and 2007-2009 performance periods in 2009 and 2010 based upon the number of months that they worked in the relevant performance period.

(7)          The amount represented includes the employee’s own contributions, company contributions and earnings from investments.

(8)          Messrs. Sterba and Ortiz are both eligible for reimbursement of reasonable legal expenses under a termination for a change in control.  The amount reflected in the table is a reasonable estimate of the amount that may be reimbursable.

(9)          Mr. Sterba’s retention bonus consists of a lump sum of $1,600,000 payable in two equal installments on March 1, 2010 and on March 1, 2011, if Mr. Sterba remains employed by us through March 1, 2010.  If Mr. Sterba’s employment with us is terminated prior to March 1, 2010 due to death, disability, termination without cause or constructive termination, the bonus is payable in one payment generally within 30 days of Mr. Sterba’s termination.  The amount reflected includes the value of unvested contributions made to the ESP II plan as of December 31, 2007.

The following table summarizes the value of the termination payments and benefits that Mr. Eldred, Ms. Collawn and Ms. Cobb would receive if they had terminated employment on December 31, 2007, under the circumstances shown.  The tables exclude (a) amounts accrued through December 31, 2007, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and (b) vested account balances under the 401(k) Plan, which are generally available to all of our salaried domestic employees.

Benefits and Payments	Name	Voluntary Termination by Executive	Elimination of Position or Constructive Termination (1)	Termination for Cause	Disability	Death	Constructive or without Cause Termination due to Change- in-Control	Retirement or Impaction (2)
Short-Term Incentive Compensation: OIP (3)	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	0 0 0	0 0 0	0 0 0	0 0 0
Long-Term Incentive Compensation: Stock Options (4)	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	0 0 0	0 0 0	0 0 0	0 0 0
Restricted Stock Units	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	178,786 85,800 214,608	178,786 85,800 214,608	178,786 85,800 214,608	178,786 85,800 214,608
Performance Cash (5)	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	0 0 0	0 0 0	0 0 0	0 0 0
Other Benefits: ESP & ESP II Plan Balances (6)	C. N. Eldred P.K.Collawn A. A. Cobb	185,581 93,575 615,770	185,581 93,575 615,770	185,581 93,575 615,770	325,175 430,349 615,770	325,175 430,349 615,770	325,175 430,349 615,770	325,175 430,349 615,770
Cash Equivalent — ESP II Contributions	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	— — —	— — —	367,784 889,662 445,609	— — —
Cash Equivalent — RSP	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	— — —	— — —	50,625 50,625 50,625	— — —
Health and Welfare Benefits	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	— — —	— — —	61,004 27,564 55,142	10,164 7,153 7,416
Life Insurance Proceeds	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	— — —	1,000,000 1,000,000 1,000,000	— — —	— — —
Cash Severance	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	— — —	— — —	1,920,000 2,112,000 1,314,000	481,714 517,715 376,313
Excise Tax and Gross Up	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	— — —	— — —	1,176,264 1,448,631 741,228	— — —
Legal Fees (7)	C. N. Eldred P.K.Collawn A. A. Cobb	— — —	— — —	— — —	— — —	— — —	20,000 20,000 20,000	— — —
TOTAL ($)	C. N. Eldred P.K.Collawn A. A. Cobb	185,581 93,575 615,770	185,581 93,575 615,770	185,581 93,575 615,770	503,961 516,149 830,378	1,503,961 1,516,149 1,830,378	4,099,638 5,064,631 3,456,982	995,839 1,041,017 1,214,107

(1)         “Impaction” is defined under our Non-Union Severance Pay Plan as the elimination of an executive’s position by us after the executive receives notice from us stating that the executive’s position has been eliminated and the executive’s termination of employment with us as a result of such elimination.

(2)         Under the PEP, “Retirement” is defined as termination of employment and attainment of (a) age 45 and 20 years of service, (b) age 55 and 10 years of service, (c) age 59-1/2, or (d) any age and 30 years of service and Impaction is defined as an involuntary termination due to elimination of job, position, department, or work unit or general downsizing.  The cash severance reflected is payable only for impaction and is not payable in the event of retirement.

(3)         The Committee exercised negative discretion in October 2007 and suspended the OIP.  Thus, no amounts were payable under the OIP if the named executive officer’s employment terminated as of December 31, 2007 due to disability, death, change in control, or retirement or impaction.

(4)         The amount represented is the value of unvested options that would become vested under certain termination events.  As of December 31, 2007, all unvested options were underwater and, therefore, the values reflected are $0.

(5)         The amount represented is an estimate at target performance and would be payable, if at all, only upon achievement of the applicable targets, and following the completion of the applicable three-year performance period.  The amount payable for the 2005-2007 performance period is $0 due to 2007 performance.  However, the officers would remain eligible to receive long-term cash incentive awards under the LT$ for the 2006-2008 and 2007-2009 performance periods in 2009 and 2010 based upon the number of months that they worked in the relevant performance period.

(6)         The amount represented includes the employee’s own contributions, company contributions and earnings from investments.

(7)         The named executive officers listed above are eligible for reimbursement of reasonable legal expenses under a termination for a change in control.  The amount reflected in the table is a reasonable estimate of the amount that may be reimbursable.

The following tables summarize the value of the termination payments and benefits that were actually received by Mr. Real upon his retirement effective September 6, 2007 and by Mr. Hobbs upon the elimination of his position effective October 2, 2007.  The tables exclude (a) amounts accrued through their respective departure dates that would be paid in the normal course of continued employment, such as accrued but unpaid salary and (b) vested account balances under the 401(k) Plan, which are generally available to all of our salaried domestic employees.

Benefits and Payments	Name	Retirement or Impaction
Long-Term Incentive Compensation (1) : Stock Options	William J. Real William D. Hobbs	10,981 1,121

Restricted Stock Units	William J. Real William D. Hobbs	208,177 201,540

Performance Cash (2)	William J. Real William D. Hobbs	0 0

Other Benefits: ESP & ESP II Plan Balances (3)	William J. Real William D. Hobbs	915,530 479,491

Health and Welfare Benefits	William J. Real William D. Hobbs	— 6,519

Cash Severance	William J. Real William D. Hobbs	— 390,881

TOTAL ($)	William J. Real William D. Hobbs	1,134,688 1,079,552

(1)         The amount represented is the value of unvested stock options and restricted stock units that became vested, respectively, upon Mr. Real’s retirement on September 6, 2007 and Mr. Hobbs’ impaction on October 2, 2007 based on the closing market price of $22.53 and $24.18 of our common stock on September 6, 2007 and October 2, 2007, the applicable retirement and impaction dates.

(2)         No named executive officer received performance cash under the LT$ for the 2005-2007 performance period, due to 2007 performance.  However, Messrs. Real and Hobbs remain eligible to receive long-term cash incentive awards under the LT$ for the 2006-2008 and 2007-2009 performance periods in 2009 and 2010 based upon the number of months that they worked in the relevant performance period.

(3)         The amount represented includes the employee’s own contributions, company contributions and earning from investment as of the date of termination of employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the total number of outstanding options and shares available for future issuances of options and all other equity awards under all of our equity compensation plans as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2007

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Equity compensation plans approved by security holders	3,434,648	22.11	2,478,615

Equity compensation plans not approved by security holders (ESP and ESP II)	65,277	21.45	72,223

Total	3,499,925	22.09	2,550,838

2,478,615 securities remain available for future issuance under the PEP.

Under the ESP and ESP II (as referenced under the caption “Non-Tax Qualified Retirement Plans” on page 49), a participant may choose to invest his or her accounts in one or more of several hypothetical investment funds, including the PNM Resources Stock Fund, which provides for returns based on a hypothetical investment in shares of common stock of PNM Resources.  A participant who chooses to invest in the PNM Resources Stock Fund may elect to settle that portion of his or her account in either common stock or cash.  As of December 31, 2007, a total of 37,500 shares of common stock were reserved by PNM Resources for issuance under the ESP, and 100,000 shares were reserved for issuance under the ESP II.  During the year ended December 31, 2007, a total of 14,603 shares of PNM Resources’ common stock was allocated to participants in the ESP and a total of 50,674 shares was allocated to participants in the ESP II.  Accordingly, on December 31, 2007, 65,277shares of common stock were allocated but not issued to active plan participants under the ESP and the ESP II, and 72,223 shares remained available for issuance.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PNM Resources’ executive officers and directors to file certain reports of ownership and changes in ownership with the SEC within two business days of a transaction.   We believe all executive officers’ and directors’ applicable filing requirements were met.

Annual Report and Other Matters

PNM Resources’ Summary Annual Report, along with a copy of the 2007 Annual Report on Form 10-K, was mailed to shareholders beginning on April 28, 2008.  Copies of the Annual Report on Form 10-K are available without charge upon written request to Gina Jacobi, Director, Investor Relations, Alvarado Square, Mail Stop 2602, Albuquerque, New Mexico 87158, or electronically at www.pnmresources.com.  You may also obtain our SEC filings through the Internet at www.pnmresources.com or www.sec.gov.

Shareholder Proposals for the Year 2009 Annual Meeting

If you want PNM Resources to consider including a proposal in our proxy statement and form of proxy next year, you must submit the proposal to us in accordance with applicable rules of the SEC, and your proposal must be received at our principal executive offices no later than December 29, 2008.

If you intend to present a proposal at next year’s Annual Meeting but do not want the proposal to be included in our next year’s proxy statement and form of proxy, then you must submit the proposal to the Secretary of PNM Resources no later than January 28, 2009, in accordance with the specific procedural requirements set forth in our bylaws.

Shareholder proposals should be delivered to or mailed and received by us on or before the above dates addressed to:

Corporate Secretary

PNM Resources, Inc.

Alvarado Square, Mail Stop 2822

Albuquerque, NM  87158

If you would like a copy of the procedures for submitting shareholder proposals contained in our bylaws, please contact:

Assistant Corporate Secretary

PNM Resources, Inc.

Alvarado Square, Mail Stop 2850

Albuquerque, NM  87158

505-241-2205

For next year’s Annual Meeting of Shareholders, the persons appointed by the proxy to vote shareholders’ shares will vote those shares according to their judgment on any shareholder proposal that PNM Resources receives after January 28, 2009.

By Order of the Board of Directors,

Patrick T. Ortiz

Senior Vice President, General Counsel

and Secretary

APPENDIX A

PNM RESOURCES, INC.

CORPORATE GOVERNANCE PRINCIPLES

Adopted: October 7, 2003

(Amended: December 5, 2006)

INTRODUCTION

The Board of Directors of PNM Resources, Inc. (“PNM Resources” or the “Company”) recognizes the importance of corporate governance to the proper management of the Company and has organized the various governance policies adopted and practiced over the years into this consolidated Corporate Governance Principles document so that investors, employees, customers, regulators and the community may be aware of the policies followed by the Company. The Board has taken advantage of the opportunity to create this document to revisit its policies and modify or adapt them to the dynamic corporate governance environment globally. These principles have been approved by the full Board after analysis of the policy considerations for the principles. The Board chose the practices, which it believes to be in the best interests of its investors. Because the Board recognizes the on-going debate with regard to corporate governance practices, it has charged its Governance and Public Policy Committee (“GPPC”) with reviewing the principles at least annually (or more often if necessary) and to recommend any necessary changes to the Board.

I.       BOARD OF DIRECTORS: GENERAL

A.      Responsibilities

The primary responsibility of the Board is to oversee the management of the Company to optimize its long-term value for its shareholders. The management of the Company is conducted on a daily basis under the direction of the Chief Executive Officer (“CEO”) selected by the Board. The Board and management agree that shareholder value is optimized by operating the Company in an ethical and forthright manner and responsibly addressing the concerns of its various constituencies, including employees, customers, government officials, suppliers, the communities it serves and the public at large. Board members oversee the management of the Company and advise and counsel the CEO and the executive management team relative to matters of policy, business affairs, and overall strategy. The Board seeks to assure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations. Except for matters requiring shareholder action, the Board is the ultimate decision-making body of the Company. Among the Board’s most important responsibilities are the election, evaluation and compensation of the Company’s CEO and the other members of the executive management team. In addition the Board oversees the process of succession planning for the CEO and other members of senior management; reviews, approves and monitors fundamental financial and business strategies and major corporate actions; assesses major risks facing the Company and reviews options for their mitigation; assures processes are in place for sustaining the integrity of the Company including the integrity of its financial statements, its compliance with law and its Code of Conduct and its relationships with customers, regulators, other government officials, employees and its other constituencies.

The Board reviews and discusses reports by management on the Company’s performance, its plans and prospects and immediate issues facing the Company. In accordance with the Company’s Bylaws, the Board determines the requirements for service as a director and the fees for the Board. Directors will act with integrity and demonstrate a commitment to the Company and its strategies, and to building shareholder value. Although the Board exercises vigorous and diligent oversight over the Company’s affairs, it does not perform or duplicate the role of management, which is to operate the Company on a daily basis.

B.      Board Meetings, Materials and Information

The number of scheduled Board meetings will vary with circumstances; however, a minimum of five meetings are held annually. Special meetings are called as necessary in accordance with the Company’s Bylaws. Directors are responsible for attending all meetings and for reviewing materials provided in advance of each meeting. Meeting materials are distributed sufficiently in advance of the meeting to allow for prior review. For Regular Meetings of the Board, meeting materials are generally distributed the week prior to the meeting. Directors are expected to actively participate in Board and committee meetings. In addition, the Board has access to the Company Intranet for timely news and information, in addition to receiving monthly performance reports and other information from the Company that is helpful in the performance of directors’ responsibilities. The CEO also uses a dedicated message line to communicate urgent or critical information to the Board. The Chairman of the Board determines Board agendas, with input from Directors and other members of executive management. At the December Board meeting, Committees and the Board review and approve a schedule of key issues to be addressed during the course of the next calendar year to be aligned with the respective Committee Charters.

C.      Board Size

The Company’s Articles of Incorporation require the Board to have between 5 and 12 members, with the exact number fixed by the Board. The Board has determined that nine members is the appropriate size for the Company. The Board will deviate from that number (within the limits established by the Articles) only to facilitate the orderly addition and development of new Board members to replace departing directors.

D.      Director Elections; Voting Requirements

Directors are elected to serve one-year terms. In order to be elected, a director must receive the affirmative vote of a majority of the shares of the Company’s common stock represented at the meeting and entitled to vote on the election. Abstentions by those represented at the meeting and entitled to vote have the effect of a vote against the nominee. “Broker non-votes” are not counted. Any nominee in an uncontested election who does not receive the affirmative vote of a majority of the shares represented at the meeting and entitled to vote must promptly submit his or her resignation for consideration by the GPPC which shall make a recommendation to the full Board within a reasonable period of time. A quorum for purposes of holding a valid meeting at which directors are elected is at least a majority of the Company’s outstanding common stock entitled to vote, represented at the meeting either in person or by proxy. Directors added to the Board during the course of the year will stand for election at the next Annual Shareholders Meeting.

E.      Process for Director Nominations

The Board is responsible for recommending director nominees for election by the shareholders and for selecting directors to fill vacancies until voted upon by the shareholders. The Board has delegated the director screening process to the GPPC, which has the responsibility to recommend candidates to the Board. The GPPC will consider suggestions from current directors, officers and employees of the Company, shareholders, industry associations, special interest groups, recruiting firms, and others. Shareholders wishing to provide suggestions for nominees should submit their suggestions together with a description of the potential nominee’s qualifications, appropriate biographical information and signed consent to serve to Secretary, PNM Resources, Inc., Alvarado Square MS-2822, Albuquerque, New Mexico 87158.

F.      Nominations Policy

Corporate boards are confronted with a highly complex, ever-changing body of law governing their role to direct the management of corporations, which are affected by and responsible to an increasingly diverse and active set of constituencies. In order to represent the interests of shareholders, Directors must be aware of and understand the interests of institutional investors, pension fund managers, the communities in which the corporation operates, individual shareholders, customers, government officials and employees. In this context, an effective director search process begins with a careful evaluation of the Board’s needs and culture. By auditing itself for missing talents, future trends and strategic issues, the Board can make the new director search much more productive.

The Board of Directors recognizes that the contribution of the Board depends not only on the character and capabilities of the Directors individually, but also on their collective strengths. It further recognizes the importance of a well-balanced board, which reflects the interests of the Company’s shareholders, customers, employees, regulators and the communities it serves. It is the intent of this Board to fill vacancies by thoroughly reviewing the current strengths and weaknesses of the Board, the size of the Board, the potential future service of current members, and the diversity of the Board, including age, ethnicity, geographic representation, experience, and education. The Board recognizes the need to be flexible and responsive to the needs of all the Company’s constituencies in order to optimize the long-term value of the Company for its shareholders.

The GPPC of the Board is responsible for seeking out possible candidates and otherwise aiding in attracting highly qualified candidates as Directors. In considering potential nominees for election, the Board will consider the attributes listed above, as well as any potential obligations (employment or otherwise), which could be considered a hindrance to the performance of the duties of a Director or a threat or opportunity to the Company. The GPPC has also developed detailed guidelines to facilitate the candidate search and nomination process. In identifying possible candidates for the Board, the GPPC will not consider persons who provide professional services for the Company such as legal counsel, investment bankers and accountants.

G.      General Board Attributes

Recognizing that the contribution of the Board will depend not only on the character and capabilities of the Directors taken individually but also on their collective strengths, the Board should be composed of:

(1)        Directors chosen with a view toward bringing to the Board a variety of experience and background relevant to the Company’s business;

(2)        Directors who will form a balanced core of business executives with varied expertise;

(3)        Directors who have substantial experience outside the business community — in the public, academic or scientific communities, for example;

(4)        Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies; and

(5)        A majority of Directors who are not employees or former employees of the Company.

H.      Director Qualifications

In considering possible candidates for election as a Director, the Board is guided by the general board attributes described above and by the following:

(1)        Each Director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

(2)        Each Director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

(3)        Each Director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

(4)        Each Director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

(5)        Each Director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency;

(6)        Each Director should have an equity ownership interest in the Company prior to commencing service on the Board. Each Director’s ownership interest should increase over time, consistent with the approved Director stock ownership guidelines.

I.       Orientation for New Directors; Continuing Education

New Directors participate in an orientation program including visits to Company facilities and discussions with key executives. New Directors are provided a Director Reference Manual during orientation. Continuing education programs are recommended to the Directors, and Directors are encouraged to periodically attend director education programs.

J.      Board Evaluation

In assessing the strengths and weaknesses of the Board, an annual evaluation is performed to determine: (1) how well its members’ talents and expertise are suited to guiding the Company into the future; (2) areas of focus for development of current directors, potential future candidates, and the Board in general; (3) the effectiveness of Board processes in assisting the Directors in fulfilling their duties; and (4) in general to determine whether the Board and its committees are functioning effectively. The Board evaluation process includes individual Director evaluations. The GPPC administers the evaluation process and recommends the frequency and format of the individual Director evaluations.

K.      Limits on Number of Board Memberships

Service on other corporate boards often broadens and deepens the knowledge and experience of our directors. In addition, officers of the Company who serve on other boards frequently gain valuable insight and experience, which proves beneficial to the Company. However, service on too many boards can interfere with an individual’s ability to perform his or her responsibilities. Before accepting an additional board position, a Director is expected to consult with the Chair of the GPPC and the Chairman of the Board to determine whether or not a conflict of interest exists. In addition, a Director will consider whether the acceptance of a new directorship would compromise his or her ability to perform present responsibilities. No Director may serve on more than four boards of public companies. No Director may serve on more than three audit committees of public companies. An officer of the Company may not serve on a board of a public company without the prior approval of the Chief Executive Officer.

L.      Communication with the Board

Shareholders wishing to communicate with the Board, or with a specific director, may do so by writing to the Board, or to the particular director, and delivering the communication in person or mailing it to: Board of Directors, c/o Corporate Secretary, PNM Resources, Inc., Alvarado Square, MS-0806, Albuquerque, New Mexico 87158. All shareholder communications will be relayed to the Board of Directors or an appropriate committee of the Board. If the shareholder desires to communicate a concern directly with the Board without initial review by the Corporate Secretary, the concern should be submitted in writing, in a sealed envelope addressed to the Board, in care of the Corporate Secretary, with a notation indicating that it is to be opened only by the Board. The Corporate Secretary shall promptly forward the unopened envelope to the Board. From time to time, the Board may change the process for shareholder communications with the Board or its members. Please refer to the Company’s website www.pnmresources.com for any changes in this process.

Shareholders and other interested parties wishing to communicate directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, c/o Corporate Secretary, PNM Resources, Inc., Alvarado Square, MS-0806, Albuquerque, New Mexico 87158.

II.      INDEPENDENCE AND COMMITTEES

A.      Majority of Independent Directors/Definition of Director Independence

The Board has and will have a majority of independent directors. At most, two members of management, including the CEO, may serve as Directors. The definition of independence follows applicable law and meets or exceeds the requirements of the New York Stock Exchange (“NYSE”) Corporate Governance

Listing Standards. The Board reviews annually the relationship each Director has with the Company. No Director is considered independent unless the Board affirmatively determines that the Director has no material relationship with the Company. PNM Resources will disclose in the Company’s annual proxy statement those determinations and the basis for a Board determination that a relationship is not material. Currently only one member of the Board, the CEO, is not independent.

B.       Committee Composition

All principal committees of the Board are composed entirely of independent directors. The principal committees of the Board are: Audit and Ethics, Finance, Governance and Public Policy, and Human Resources and Compensation. Each committee has a written charter that complies with the requirements of applicable law and stock exchange listing standards. In general, committees of the Board are used to focus on issues that may require more in-depth scrutiny. The specific duties of each committee are detailed in the committee charters, and are approved by the Board of Directors. Charters are available on the Company website and will be mailed to shareholders upon request. Each committee reviews its charter on an annual basis, or more frequently if necessary, and recommends any amendments to the full Board.

The membership of each committee is recommended to the Board by the GPPC and is rotated based on the following principles: (1) rotation of committee chair every three-to-seven years, and (2) rotation of other committee members every three-to-five years. The committees themselves select committee chairs from their membership. The committees meet in conjunction with regularly scheduled Board meetings, except for the Board meetings held in connection with the Annual Meeting and the Board retreat. In addition, the Audit and Ethics Committee meets every quarter to review the Company’s 10-K and 10-Q filings with the Securities and Exchange Commission. The committees will also meet at additional times as the need arises.

C.       Separation of Chairman and CEO Positions

The Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. This determination is made depending on what is best for the Company in light of all circumstances prevailing at the time. Currently, the Board believes it to be in the best interests of the Company to combine the two positions. The Board has separated the two offices on three different occasions since the late 1980s.

D.       Lead Director Position

The Chairman of the Board presides at all meetings of the stockholders and of the Board. In circumstances where the independent directors meet without the Chairman, the Board selects a presiding director. A presiding Director is selected each year. The Director selected is responsible for facilitating and chairing the independent directors meetings scheduled for that year. The independent directors meet at least twice a year without management present and will meet more often as the need arises.

III.     PLANNING / OVERSIGHT FUNCTIONS

A.       Directors Have Direct Access to Management (Director access to management and, as necessary and appropriate, independent advisors.)

Directors are encouraged to have contact with members of executive management and to familiarize themselves with the Company’s operations. Members of management are assigned as committee coordinators to assist the committee chairs and members with various committee duties. Members of executive management attend Board meetings and members of the workforce are routinely called upon to make Board presentations. Sound judgment is used in striking the balance of engagement with management and avoiding inappropriate involvement in the daily operations of the Company.

B.       Independent Directors Formally Review CEO Performance

The independent directors make this evaluation annually, and communicate the results to the CEO. The evaluation is based upon objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, and other criteria established by the Board. This evaluation is used by the HRCC in establishing the CEO’s compensation program and in determining the appropriate compensation level for the CEO to recommend to the Board.

C.       Succession Planning

At least annually the CEO must review management development and succession planning with the Board to assure the effectiveness of the process and identify areas of need. The Board focuses specifically upon succession planning for the CEO and reviews the CEO’s plans for other members of executive management.

D.       Ethics and Conflicts of Interest

The Company is committed to the highest standards of ethical behavior. Directors, officers, employees and all other agents and representatives of the Company are expected to observe both the letter and spirit of the law in every transaction and make their own personal commitment to ethical behavior. Every person working for PNM Resources and its affiliates must act in conformity with its Principles of Business Conduct expressed in its Do the Right Thing guidebook. The Principles of Business Conduct are grounded in our shared values of Integrity, Fairness, Stewardship, and Engagement. The Board has not permitted any waiver of any ethics policy for any Director or Executive Officer. The Board has authorized the GPPC to consider requests for waivers of the Company’s Principles of Business Conduct for a Director or Executive Officer. There is a strong presumption against providing any waivers. Any waivers granted must be accompanied by terms and conditions sufficient to protect the Company under the circumstances. Any waiver of the principles for any Director or Executive Officer will be referred to the full Board for ratification and, if upheld, will promptly be disclosed to shareholders.

The Directors and officers complete a Conflict of Interest Questionnaire annually. The GPPC has oversight responsibility regarding conflicts of interest. If an actual or potential conflict of interest arises for a Director, the GPPC addresses the matter with the Director and promptly informs the CEO and the Board. If a significant conflict exists and cannot be resolved, the Director is expected to resign. A Director is required to disclose to the full Board when any matter under consideration involves a conflict of interest, whether direct or indirect. Directors are recused from any discussion or decision affecting their personal, business or professional interests. The Board resolves any conflict of interest issue involving the CEO. The CEO resolves any conflict of interest issue involving any other officer of the Company.

E.        Board Has its Own Advisors

The Board and its committees have the right to communicate directly with the Company’s principal external and internal advisors and to retain at the Company’s expense independent legal counsel, investment bankers, accountants and other consultants.

IV.    COMPENSATION OF DIRECTORS

A.       Directors Paid Partially in Stock

Only non-employee directors are compensated for their service as Directors. Their compensation is intended to be sufficient to attract qualified candidates. Director compensation is a mix of cash and stockbased compensation. The latter is intended to align the interests of the Directors with those of the shareholders. Directors are paid an annual retainer fee, and a meeting fee for each committee meeting they attend. The Company has no retirement program for Directors. Director compensation is established and reviewed by the Board from time to time. The GPPC is responsible for making recommendations to the Board concerning director compensation.

B.       Stock Ownership Guidelines for Directors/Officers

The Board believes that directors should be stockholders and have a financial stake in the Company. The Board requires that newly elected Directors, before commencing Board service, become shareholders in the Company. The GPPC establishes and recommends to the full Board, minimum stock ownership guidelines for Directors. The HRCC establishes stock ownership guidelines and holdings requirements for officers. According to the guidelines, within three years, Directors should hold stock equal to two times the Annual Retainer, and Officers should hold stock equal to two times Annual Base Salary. Within five years, the amount of ownership should be five times for Directors and two times for Vice-Presidents, three times for Senior Vice-Presidents, four times for Executive Vice-Presidents and five times for the Chief Executive Officer. Seventy-five percent of the amount of restricted stock awards must be held until six months after termination of Board service, or in the case of officers, after termination of employment, unless the stock ownership levels are otherwise met. Guidelines will be reviewed periodically for any appropriate changes.

V.      DIRECTOR SERVICE

A.       Term Limits for Directors

A Director is not eligible for nomination for another term if election for that term would result in the Director serving for more than twelve (12) years, except: (1) under extraordinary circumstances involving the Company where the Board in its discretion deems it to be in the best interest of the Company for the Director to continue serving on the Board for more than twelve (12) years; or (2) the service beyond twelve (12) years is due to the Director having been selected to fill a vacancy resulting in serving for a portion of an unexpired term. A nominee for Director for a term which would result in service in excess of twelve (12) years is required to submit a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable.

B.       Inside Directors

A Director who is also an employee of the Company is required to submit a written resignation to the Board on the date of his or her leaving the Company, for acceptance at such time as the Board, in its discretion, deems advisable.

C.       Periodic Review

The establishment of term limits does not mean that a Director will be nominated to serve additional terms up to the maximum number of terms allowable. Nominations for successive terms are not routine, it being understood that an evaluation process is used to determine that each nomination is in the best interest of the Company.

D.       Change In Employment and Health Condition

Directors are chosen based on their overall qualifications and the particular skill sets needed by the Board at the particular point in time. Key to the selection is the Director’s professional and community achievements and the Director having the ability to devote to the substantial duties of a Board member. Directors who undergo a significant change in their business or professional career are required to submit a letter of resignation to the Chair of the GPPC. The Board, in its discretion, will determine acceptance of the resignation. A Director who experiences a change, such as a disabling health condition, that prevents the proper performance of the duties of a director is required to submit a letter of resignation. The determination as to whether a change warrants resignation shall be made by the Chair of the GPPC.

E.        Chief Executive Officer

By virtue of the position, the CEO of the Company is a Director and the Board’s policy regarding term limits does not apply to the CEO as a Director. When the Director no longer holds the position of CEO of the Company: (1) he or she is required to submit a written resignation as a Director to the Board for acceptance at such time as the Board, in its discretion, deems advisable; (2) the provisions of the Board’s policy regarding service as an Inside Director and term limits applies to the Director; and, (3) any service on the Board by the Director, including the time served on the Board as CEO, is counted for purposes of determinations under this policy.

F.        Policy Changes

The adoption of this policy does not mean a contract exists with any individual Director. The Board fully reserves the absolute right to change any policy with respect to service on the Board or nomination of a person for service on the Board at any time.

APPENDIX B

PNM RESOURCES, INC.

BOARD OF DIRECTORS

STOCK OPTION GRANT POLICY

Approved: December 5, 2006

(Amended: February 13, 2007)

BACKGROUND

PNM Resources, Inc. (the “Company”) has adopted the Omnibus Performance Equity Plan (the “PEP” or “Plan”) by which it provides incentives for performance by granting stock options and other equity awards. Participants in the Plan are employees of the Company and its subsidiaries which have adopted the PEP, as well as the Company’s non-employee directors. The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors administers the PEP.

The purpose of this policy is to provide increased transparency in the Company’s governance practices. This policy describes the Company’s process and practices related to the awarding of equity compensation, including stock options. To ensure adherence to this policy, the Company’s Audit Services Department will annually review the process and practices used by the Company in awarding equity compensation.

POLICY

1.

Equity compensation awards shall be made only in compliance with the terms of the PEP and with applicable laws and regulations. The Senior Vice President and Chief Administrative Officer of the Company is charged with the responsibility of assuring equity compensation compliance.

2.

The Board shall determine the amount of any award of equity compensation to non-employee directors. The date of award of any equity compensation to non-employee directors shall generally be the date of the Annual Meeting of Shareholders.

3.

The Committee shall approve the award of equity compensation to officers. In doing so the Committee shall give due consideration to the recommendations of the CEO of the Company. In determining an award of equity compensation to the Company’s CEO, the Committee shall solicit the input of the outside directors of the Company’s Board, provided that the Committee shall have sole discretion to determine the award, if any, of equity compensation to the CEO.

4.

The President of the Company shall propose to the Committee annually a pool of stock options to be made available for the award of options to non-officer employees with recommendations for the allocation of the pool among the eligible employees.

5.

The Committee shall generally make any award of equity compensation to employees at its first regularly scheduled meeting each year, unless the meeting occurs during a black-out period for trading in Company securities in accordance with the Company’s Insider Trading Policy. Under those circumstances, the Committee may (a) schedule a special meeting for the consideration of equity compensation awards to be held after the expiration of the blackout period; (b) award the equity compensation by means of unanimous consent executed after the expiration of the black-out period; or (c) pre-approve the equity compensation with an effective date of the first trading day after expiration of the black-out period. In accordance with the Company’s Insider Trading Policy, a black-out period expires on the third trading day after release of the material, non-public information causing the black-out period. The related award agreements are prepared and distributed as soon as administratively feasible following the date on which the awards are approved.

6.

If it is determined that equity compensation should be awarded to an employee after the Committee has awarded equity compensation pursuant to its annual process, for example in the case of new hires, any such equity compensation will generally be awarded by the Committee at its next regularly scheduled meeting. The

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Committee may award such equity compensation by one of the alternative means identified in Section 5 of this policy.

7.

Equity compensation awards are prospective only. The date of awards is the date on which the Committee approves the awards unless: (a) the date of approval is a non-trading day, in which case the date is the immediately preceding trading date; or (b) in the case of pre-approval during a black-out period, in which case the date is the first trading date after expiration of the black-out period. The date of the award cannot be changed. The exercise price of stock options is the closing price of Company stock on the day the stock options are awarded. If an equity compensation award is made by unanimous consent, the effective date of the award shall be the date the last signature is received unless another date is specified in the resolutions in accordance with this policy.

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APPENDIX C

PNM RESOURCES, INC.
BOARD OF DIRECTORS

POLICY AND PROCEDURE GOVERNING RELATED PARTY TRANSACTIONS
Approved: February 13, 2007

It is the policy of the Board of Directors of PNM Resources, Inc. (the “Company”) that any transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a Related Party (defined below) where the aggregate amount involved is expected to exceed $120,000 in any calendar year (“Related Party Transactions”) shall be subject to approval or ratification in accordance with the procedures set forth below. It is the purpose of this Policy and Procedure to supplement, rather than displace, existing approval processes for Company transactions.

1.               The Governance and Public Policy Committee (the “Committee”) of the Board of Directors shall review the material facts of any Related Party Transaction and either approve or disapprove the transaction, subject to the exceptions identified below. If advance approval is not feasible, then the Committee must ratify the Related Party Transaction at its next regularly scheduled meeting or the transaction must be rescinded. In determining if a Related Party Transaction should be approved or ratified, the Committee shall consider, among other factors it deems appropriate, such factors as (i) the extent of the Related Party’s interest in the Related Party Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the Related Party Transaction.

2.               For purposes of this Policy and Procedure, “Related Party” means:

a.               Any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); or

b.              Any person or group who is a greater than 5% beneficial owner of the Company’s voting securities; or

c.               Any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in such person’s home (other than a tenant or employee).

3.               The Company’s Corporate Governance Department shall collect and maintain a master list of all Related Parties and distribute that list to appropriate officers and employees so that such officers and employees may identify and bring forward any proposed Related Party Transactions. The Company’s Corporate Governance Department, in consultation with the Company’s Law Department, shall review each proposed transaction where the aggregate amount involved is reasonably expected to exceed $120,000 in a calendar year and present it to the Committee for review.

4.               No director of the Company may engage in any Committee or Board discussion or approval of any Related Party Transaction in which he or she is a Related Party; provided however, that such director must provide to the Committee or Board, as the case may be, all material information reasonably requested concerning the Related Party Transaction.

5.               All ongoing Related Party Transactions must be reviewed and approved annually by the Committee.

6.               The following types of transactions have been reviewed by the Committee and are hereby pre-approved (“Pre-Approved Transactions”):

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a.               Any compensation paid to a director if the compensation is pursuant to the Board-approved standard compensation arrangements for directors;

b.              Any compensation paid to an executive officer, solely resulting from the employment relationship with the Company if the compensation is reviewed and approved by the Human Resources and Compensation Committee or by the Board.

c.               Any transaction with another company at which a Related Party’s only relationship is as director or beneficial owner of less than a 10% equity interest of that company’s shares;

d.              Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids, or any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

e.               Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

f.                 Any transaction in which the Related Party’s interest arises solely from the ownership of the Company’s equity securities and all holders of the Company’s equity securities received the same benefit on a pro rata basis (e.g. dividends);

g.              Transactions available to employees generally;

h.              Transactions approved by another Committee or the Board in the normal fulfillment of its charter and responsibilities.

In conjunction with implementing this Policy and Procedure, the Committee shall review any existing Related Party Transactions entered into during 2006 and make a determination whether to ratify or rescind the transaction, unless the transaction is a Pre-Approved Transaction.

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APPENDIX D

APPROVED BY THE BOARD OF DIRECTORS
December 17, 2003

CHARTER
AUDIT AND ETHICS COMMITTEE

Committee Coordinator – J. D. Trujillo

A.  PURPOSE

1.               The Audit and Ethics Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors to assist the Board in monitoring:

a.               the integrity of the Company’s financial statements;

b.              the Company’s compliance with legal and regulatory requirements;

c.               the independent auditor’s qualifications and independence; and

d.              the performance of the Company’s internal audit function and independent auditors.

2.               The Committee shall monitor the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal, compliance and ethics that management and the Board have established.

3.               The Committee shall be responsible for preparing the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

4.               Because the function of the Committee is oversight, the authority and responsibilities contained in this Charter do not include the duties to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

B.  STRUCTURE AND OPERATIONS

1.               The Committee shall consist of at least three independent directors appointed by the Board upon the recommendation of the Governance and Public Policy Committee (“GPPC”). All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment and shall meet the membership requirements established by the New York Stock Exchange. The Committee shall annually elect one of its members to be the Chair, giving due consideration to the nominee recommended by the GPPC. At least one member shall be designated by the Board as the “audit committee financial expert” as defined by applicable law. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

2.               The Committee shall meet as often as it deems appropriate, but no less often than quarterly. The Committee shall provide the opportunity at each regularly scheduled meeting and other appropriate times for separate executive sessions with management, internal auditors and independent auditors.

3.               The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities. The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors as it deems necessary in the fulfillment of its duties. The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees. The Committee shall have sufficient funding to carry out its duties, including funding for payment of compensation to the independent auditor for preparing or issuing an audit report or performing other audit, review or attest services for the Company; payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.               The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.  DUTIES AND RESPONSIBILITIES

1.               The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

2.               The Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditors in accordance with applicable law. If the Committee delegates its pre approval authority to one or more of its members, any pre-approvals granted pursuant to the delegation shall be reported to the full Committee at its next meeting.

3.               At least annually, the Committee shall review the qualifications, performance and independence of the independent auditors. The Committee’s evaluation shall include a review of the audit firm’s lead partner. As part of this review, the Committee shall obtain and review a report by the independent auditors describing:

a.               the firm’s internal quality control procedures;

b.              any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with those issues; and

c.               all relationships between the independent auditors and the Company to assist the Committee in assessing the auditor’s independence.

4.               As part of the annual review of the independent auditors, the Committee shall discuss with the independent auditors any relationships or services provided to the Company that may impact their objectivity and independence and significant legal matters involving the firm. For purposes of this discussion, significant legal matters do not include litigation that is merely incidental to the practice of the accounting profession. Significant legal matters include:

a.               legal matters that may have a significant adverse effect on the firm or its reputation;

b.              lawsuits or enforcement actions that have been filed by the SEC against the firm;

c.               criminal actions concerning the firm’s professional practice in which the firm or any of its partners or professional staff is a defendant;

d.              SEC investigations involving an individual who would be providing services for the Company; and

e.               any other matters that may affect the firm’s continuing ability to perform auditing services in a manner that maintains investor confidence in the integrity of the Company’s financial statements.

5.               The Committee shall recommend to the Board any appropriate action to be taken as a result of the annual review of the independent auditors that may be necessary to satisfy itself of the independence of the independent auditors and their ability to satisfactorily perform auditing services.

6.               The Committee shall assure the rotation of the lead audit partner every five years and other audit partners every seven years and shall establish hiring policies regarding employees and former employees of the independent auditors. The Committee shall have the authority to adopt, review and revise policies regarding the regular rotation of the audit firm.

7.               The Committee shall review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the footnotes, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the certifications of the Chief Executive Officer and the Chief Financial Officer required by applicable law regarding the Company’s financial statements and reports filed with the SEC. In conducting its review, the Committee shall review:

a.               major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

b.              analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

c.               the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

8.               The Committee shall discuss the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The discussions may be general in nature, consisting of the types of information to be disclosed and the types of presentations to be made.

9.               The Committee shall discuss the scope, objectives, staffing, reliance upon management and procedures to be included in the annual audit with the independent auditors, including the coordination of the audit effort with the Audit Services Department.

10.         The Committee shall discuss all items required to be communicated in accordance with applicable law, auditing standards or other professional accounting standards relating to the conduct of the audit, including reviewing with the independent auditors any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.         The Committee shall discuss policies regarding risk assessment and risk management in order to evaluate their effectiveness in identifying and mitigating significant risks and exposures, including business and financial risks, financial reporting and accounting controls, litigation issues, computerized information system controls and security, compliance with laws and regulations, other internal controls, and areas of operational risk that may impact the Company’s financial health. The Committee shall review and monitor risk mitigation and management methods designed to address these risks.

12.         The Committee shall review material written communications prepared by the internal and independent auditors and the actions taken by management in response to the internal and independent auditors’ suggestions.

13.         The Committee shall review and monitor the Company’s Code of Conduct Ethics and Compliance Program, including the effectiveness of the Program for monitoring compliance with laws and regulations and the results of management’s investigations and handling of any instances of non-compliance, including disciplinary action.

14.         The Committee shall review policies and procedures regarding officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal or independent auditors.

15.         The Committee shall establish procedures for:

a.               the receipt, retention and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

b.              the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.         The Committee shall review and consult with management regarding management’s appointment, evaluation, replacement, reassignment and dismissal of the Director of Audit Services.

17.         The Committee shall review the Audit Services Department’s objectives, resources and effectiveness; its organizational position, objectivity and status within the Company; its compliance with relevant professional standards; and its annual audit plan, including its coordination with the examination performed by the independent auditors.

18.         The Committee shall review the results of the internal audit activities for the year, internal audit’s consideration of the internal control structure and its evaluation of the adequacy of the internal controls over the financial reporting process, computer controls and security, and Company-wide risk management.

19.         The Committee shall review with the General Counsel significant litigation and regulatory matters involving the Company and review with the General Counsel and the independent auditors related disclosures made in the financial statements and related footnotes.

20.         The Committee shall make regular reports to the Board of its ongoing activities, actions taken, and, in particular, shall report to the Board regarding any issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal auditors.

21.         The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled.

The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

APPENDIX E

APPROVED BY THE BOARD OF DIRECTORS

December 17, 2003

(Amended February 13, 2007)

(Amended September 18, 2007)

CHARTER

FINANCE COMMITTEE

Committee Coordinator – C. N. Eldred

A.    PURPOSE

1.               The Finance Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors with responsibility to:

a. review and recommend to the Board the Company’s capital structure and financial strategy, including dividend policy;

b. oversee the Company’s financial performance, capital expenditures and investment procedures and policies;

c. oversee the Company’s investments in subsidiaries; and

d. oversee financial risk management strategies and policies.

2.               The Committee shall have responsibility to oversee the governance, performance and funding level of the pension fund and the performance of the 401(k) plan funds.

B.    STRUCTURE AND OPERATIONS

1.               The Committee shall consist of at least three independent directors appointed by the Board upon the recommendation of the Governance and Public Policy Committee (“GPPC”). All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment. The Committee shall annually elect one of its members to be the Chair, giving due consideration to the nominee recommended by the GPPC.

2.             The Committee shall meet as often as it deems appropriate, but not less frequently than three times a year.

3.               The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities. The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors as it deems necessary in the fulfillment of its duties. The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees. The Committee shall have sufficient funding to carry out its duties, including funding for payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.               The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.    DUTIES AND RESPONSIBILITIES

1.               The Committee shall review and recommend to the Board changes in capital structure, financial strategy and dividend policy for the Company.

2.               The Committee shall assist the Board in reviewing the Company’s financial results compared to the business plan (the Annual Operating Plan (AOP)) and assess operational performance.

E-1

3.               The Committee shall review and approve the Company’s pension and corporate investment procedures, policies, investment performance, and compliance of fund managers with company policy.

4.               The Committee shall review and approve the Company’s Capital Development & Approval Process (CDAP) and Capital Allocation Policy.

5.               The Committee shall review the Company’s Capital Expenditure Budget and recommend the appropriate spending levels to the Board for approval.

6.               The Committee shall review and approve all single capital projects in excess of $10 million for compliance with corporate strategic goals, and review summary lists of all capital projects of $1 million or more. All capital projects shall have previously been approved by the CEO or any officer of the Company to whom such authority has been properly delegated. This section shall not apply to capital projects of subsidiaries in which the Company does not have a majority interest.

7.               The Committee shall review and approve all equity and debt financing and capital contributions to subsidiaries of $10 million up to $75 million within a twelve-month period (including, e.g., leases, special purpose vehicles, refinancing, restructuring and early retirement) and review and recommend approval by the Board for amounts in excess of $75 million within a twelve-month period.

8.               The Committee shall review and approve intercompany loan agreements of more than $50 million.

9.               The Committee shall review the financial implications of any significant transactions related to mergers, acquisitions, reorganizations and divestitures.

10.         The Committee shall review transactions, or a series of similar transactions within a twelve month period, which involve the sale, transfer or other disposition of assets valued at $50 million or more or, in the case of subsidiaries in which the Company has less than a majority interest, $100 million.

11.         The Committee shall review and approve Company guarantees of the obligations of its subsidiaries in excess of $10 million. If the guarantee exceeds $50 million, the Committee shall review and recommend approval to the Board.

12.         The Committee shall review reports regarding the performance of the Company’s 401(k) plan funds.

13.         The Committee shall review and consult with management on risk management policies and procedures. The Committee shall approve the Risk Management Policy, Risk Management Committee members, and authorize risk tolerance and review trading in derivative instruments.

14.         The Committee shall review the Company’s insurance program for adequacy of coverage.

15.         The Committee shall review presentations to ratings agencies and the financial implications of ratings agency actions and shall report its findings via a written report to the Audit and Ethics Committee.

16.         The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled. The report shall include a listing of all transactions conducted during the year in the $10-75 million range.

The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

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APPENDIX F

APPROVED BY THE BOARD OF DIRECTORS
December 17, 2003
(Amended February 13, 2007)

CHARTER
GOVERNANCE AND PUBLIC POLICY COMMITTEE

Committee Coordinator – C. E. McGill

A.  PURPOSE

1.               The Governance and Public Policy Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors with responsibility to:

a.               identify individuals qualified to become board members;

b.              recommend to the Board director nominees for the next annual meeting of shareholders;

c.               develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

d.              oversee the evaluation of the Board and critical management policies, initiatives and community activities.

2.               The Committee shall be responsible for monitoring, evaluating and recommending appropriate actions to the Board regarding the Company’s public responsibilities, corporate image and corporate citizenship such that the Company is held in high regard by its customers, shareholders, government officials, and the public at large.

3.               The Committee shall have oversight responsibility regarding conflicts of interest. The Committee shall have authority to consider requests for waivers for a Director or Executive Officer of the Company’s Principles of Business Conduct, for recommendation to the Board.

B.  STRUCTURE AND OPERATIONS

1.               The Committee shall consist of at least three independent directors appointed by the Board upon the recommendation of the Committee. All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment and shall meet the membership requirements established by the New York Stock Exchange. The Committee shall annually elect one of its members to be the Chair.

2.               The Committee shall meet as often as it deems appropriate, but not less frequently than three times a year.

3.               The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities. The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors, as it deems necessary in the fulfillment of its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, and to approve the search firm’s fees and other retention terms. The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees. The Committee shall have sufficient funding to carry out its duties, including funding for payment of compensation to search firms used to identify director candidates; payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.               The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.  DUTIES AND RESPONSIBILITIES

1.               The Committee shall develop candidate qualifications for Board membership. General qualifications for Board membership shall be included in the corporate governance principles recommended by the Committee and approved by the Board.

2.               The Committee shall recommend to the Board nominees for election to the Board.

3.               The Committee shall recommend to the Board nominees to fill Board vacancies.

4.               The Committee shall recommend to the Board the composition and organization of the Board, including committee assignments. The Committee shall recommend nominees for committee chairs.

5.               The Committee shall develop and recommend to the Board standards for determining director independence consistent with the requirements of the New York Stock Exchange and other applicable laws or regulations. The Committee shall review and assess these standards on a periodic ongoing basis.

6.               The Committee shall review the qualifications and independence of the members of the Board and its various committees on a periodic basis and recommend the affirmation of Director independence to the Board as appropriate.

7.               The Committee shall review any proposed amendments to the Company’s Articles of Incorporation and Bylaws and recommend appropriate action to the Board.

8.               The Committee shall recommend Board compensation levels and stock ownership guidelines, and shall review director stock ownership on an annual basis, in compliance with the stock ownership guidelines.

9.               The Committee shall review and recommend on a periodic basis to the full Board the optimum size of the Board.

10.         The Committee shall review Board practices, which influence the effectiveness of the Board, including conflict of interest and Board effectiveness evaluations. The Committee shall develop and recommend evaluation processes for use by the committees of the Board in conducting their annual self-evaluations.

11.         The Committee shall recommend criteria for a continuing education program for directors and provide information on corporate board and utility industry education programs.

12.         The Committee shall recommend criteria to be applied in determining directors’ continued board service, and shall periodically review directors’ performance.

13.         The Committee shall review the nature and adequacy of information supplied to directors regarding Company activities, industry trends and public policy developments.

14.         The Committee shall review the Company’s key public policy positions taken in legislative, regulatory and judicial forums.

15.         The Committee shall monitor the Company’s corporate image strategy, community involvement; communication initiatives, and results, including PNM Resources Foundation and corporate charitable giving programs.

16.         The Committee shall have the responsibility to review the Corporate Environmental Management Systems, monitor the implementation of Corporate Environmental Policy, Environmental Sustainability strategies and results, including progress towards meeting the Company’s environmental goals.

17.         The Committee shall have the responsibility to review the Corporate Governance Principles and recommend desirable changes to the Board.

18.         The Committee shall have authority to consider requests for waivers for a Director or Executive Officer of the Company’s Principles of Business Conduct. There shall be a strong presumption against providing any waivers. Any waivers granted must be accompanied by terms and conditions sufficient to protect the Company under the circumstances. Any waiver of the principles for any Director or Executive Officer shall be referred to the full Board for final approval and if granted, shall promptly be disclosed to shareholders.

19.         The Committee shall develop and circulate to the Directors and Officers a Conflict of Interest Questionnaire to be completed annually. If an actual or potential conflict of interest arises for a Director, the Committee shall address the matter with the Director and promptly inform the CEO and the Board. If a significant conflict exists and cannot be resolved, the Committee shall seek the Director’s resignation. Any conflict of interest issue involving the CEO shall be referred to the Board for resolution. Any conflict of interest issue involving any other Officer of the Company shall be referred to the CEO for resolution with the requirement that the CEO shall report to the Committee how the matter was resolved.

20.         The Committee shall have the responsibility to review the material facts of any related party transaction and approve such transaction in accordance with the Policy and Procedure Governing Related Party Transactions.

21.         The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled.

The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

APPENDIX G

APPROVED BY THE BOARD OF DIRECTORS
December 17, 2003
(Amended February 18, 2008)

CHARTER
HUMAN RESOURCES AND COMPENSATION COMMITTEE

Committee Coordinator – A. A. Cobb

A.  PURPOSE

1.               The Human Resources and Compensation Committee (the “Committee”) shall be a standing committee appointed by the Board of Directors with responsibility to:

a.               review and approve corporate goals and objectives relevant to CEO compensation;

b.              evaluate the CEO’s performance in light of those goals and objectives;

c.               determine and recommend for approval by the independent directors of the Board the CEO’s compensation level based on this evaluation; and

d.              oversees the performance evaluation process of the CEO.

2.               The Committee shall discuss and review the evaluation of non-CEO management performance. The Committee shall be responsible for making recommendations to the Board regarding non-CEO compensation, incentive-compensation plans and equity-based plans.

3.               The Committee shall be responsible for preparing the report on executive compensation required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

B.  STRUCTURE AND OPERATIONS

1.               The Committee shall consist of all independent outside directors appointed by the Board upon the recommendation of the Governance and Public Policy Committee (“GPPC”). All members of the Committee shall be free of any relationships that would interfere with their exercise of independent judgment and shall meet the membership requirements established by the New York Stock Exchange. The Committee shall annually elect one of its members to be the Chair, giving due consideration to the nominee recommended by the GPPC.

2.               The Committee shall meet as often as it deems appropriate, but not less frequently than three times a year.

3.               The Committee has the authority to initiate and supervise investigations into any matters within the scope of its authority and responsibilities. The Committee is authorized to retain the services of internal or outside legal, accounting and other advisors as it deems necessary in the fulfillment of its duties. The Committee shall have sole authority to retain and terminate any compensation consulting firm to be used to assist the Committee in the evaluation of CEO or senior executive compensation, and to approve the consulting firm’s fees and other retention terms. The Committee and its designees shall have unlimited accessibility to all the Company’s records, property, and employees. The Committee shall have sufficient funding to carry out its duties, including funding for payment of compensation to compensation consulting firms; payment for any advisors used by the Committee; and ordinary administrative expenses necessary and appropriate in carrying out its duties.

4.               The Committee may delegate specific responsibilities to a subcommittee of one or more of its members provided that the subcommittee shall keep the full Committee informed of its activities.

C.  DUTIES AND RESPONSIBILITIES

1.               The Committee shall review the Company’s compensation policies and benefit programs and how they relate to the attainment of goals. The Committee shall recommend to the Board the compensation philosophy and guidelines for the entire executive and managerial group, giving emphasis to rewarding long term results and maximizing shareholder value. The Committee shall make recommendations to the Board regarding use of equity-based compensation plans.

2.               The Committee shall establish an appropriate compensation program for the CEO based on a review of compensation practices for CEO’s and various executives in the Company’s own industry, as well as comparable positions nationally. This program shall include attainment of corporate goals as a key part of its structure.

3.               The Committee shall review and recommend to the independent directors the CEO’s compensation level, including incentives, each year and communicate this to the CEO. The level of compensation shall be measured against attainment of goals.

4.               The Committee shall review and approve the compensation levels, including incentives, for officers and other highly compensated employees, giving due consideration to the CEO’s recommendations. As part of this review the Committee shall review the performance evaluations provided by the CEO for the officers and other highly compensated employees.

5.               The Committee shall review and approve all equity awards for officers and other highly compensated employees for recommendation to the full Board of Directors pursuant to the New Mexico Business Corporation Act.

6.               The Committee oversees, and includes the independent directors in the annual performance evaluation of the CEO, giving emphasis to the CEO’s performance relative to the performance goals established by the Board for that year.

7.               The Committee shall review, and make recommendations to the Board concerning any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment contracts, and severance or termination arrangements.

8.               The Committee shall plan for management continuity through annual review and approval of a succession plan for the CEO and review of the CEO’s plans for other members of executive management.

9.               The Committee shall review and monitor the Company’s Affirmative Action program.

10.         The Committee shall review reports and presentations from employee organizations, such as Llave and the American Indian Employee Organization (AIEO).

11.         The Committee shall review management’s recommendations on health, retirement and other related employee benefit programs. The Committee shall approve new plans or substantive changes to existing programs in accordance with Board resolutions adopted February 19, 2002. The Committee shall review reports regarding the adequacy and diversity of the investment fund options under the Company’s 401(k) plan and the educational programs provided to employees regarding participation in the 401(k) plan.

12.         The Committee shall review and approve any additional employee benefits plans and any amendments to employee benefits plans, including those currently in effect and those that may be added in the future, except:

a.               those plans and amendments that exclusively affect the benefits of employees included in a unit of employees covered by a collective bargaining agreement with a labor union;

b.              amendments that are not essential to the meaning of the plan;

c.               amendments to plan design that do not increase the costs of the plan by 10% or more over the costs of the plan in the prior year;

d.              amendments that do not alter the purpose of the plan;

e.               amendments that are required by applicable tax law;

f.                 amendments that do not change the participants eligible to participate in the plan nor the intended benefits of the plan;

g.              amendments to correct obvious errors such as typographical or grammatical errors;

h.              amendments required by changes in legal requirements applicable to the plan; and

i.                  amendments necessary to clarify the meaning of one or more provisions of the plan.

13.         The Committee shall review any additional employee benefits plans and amendments for which committee approval is not required.

14.         The Committee shall review and approve any employee benefits plan and amendment that is solely for the benefit of one or more officers.

15.         At least annually the Committee shall review management development and succession planning to assure the effectiveness of the process and identify areas of need.

16.         The Committee shall conduct an annual evaluation of its performance and shall submit an annual report to the Board regarding the evaluation and confirming that all responsibilities described in this Charter have been fulfilled.

17.         The Committee shall review this Charter at least annually and recommend any appropriate changes to the Board for approval.

For purposes of this Charter, “employee benefits plan” includes all plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the trusts or other funding mechanisms for the plans, and individually negotiated severance or deferred compensation agreements, whether or not covered by Section 3(3) of ERISA.

APPENDIX H

AMENDED PNM RESOURCES, INC. EMPLOYEE STOCK PURCHASE PLAN

PNM RESOURCES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Effective as of May 13, 2003, PNM Resources, Inc. (the “Company”) adopted the PNM Resources, Inc. Employee Stock Purchase Plan (the “Plan”). The Company now wishes to amend and restate the Plan to authorize additional shares under the Plan, effective as of ___________  ___, 2008 (the “Effective Date”).

1.    Purpose of the Plan. The Company believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Plan is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners. It is the intention of the Company to have the plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”), as amended. The provisions of the Plan, accordingly, shall be constructed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Shares Reserved for the Plan. Effective as of May 13, 2003, there were 250,000 shares of the Company’s authorized but unissued or reacquired common stock reserved for purposes of the Plan. In 2004, the Company completed a 3-for-2 stock split that resulted in 375,000 shares being reserved under the Plan. As of the Effective Date, an additional 180,000 shares of the Company’s authorized but unissued or reacquired common stock were reserved for purposes of the Plan and results in a total of 555,000 shares reserved for purposes of the Plan. The number of shares reserved for the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding common stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company (the “Board”), which determination shall be conclusive. The shares to be delivered under the Plan will, at the election of the Company, be newly issued shares purchased directly from the Company, shares purchased on the open market, or treasury shares not reserved for any other purpose, or a combination thereof. Ordinarily, shares purchased in an Offering (defined below) will be newly issued shares or treasury shares and shares acquired through reinvestment of a participant’s cash dividends will be shares purchased on the open market.

3.    Administration of the Plan. The Plan shall be administered by or under the direction of the Human Resources and Compensation Committee (the “Committee”) of the Board, which may delegate some or all of its duties and authority to one or more employees of PNMR Services Company. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Committee may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Committee shall be conclusive.

4.    Eligible Employees. All Eligible Employees (as defined below) of the Company and all Eligible Employees of each corporate subsidiary of the Company (as defined in Code Section 424(f)) that is designated by the Board of Directors of the Company as a participant in the Plan (such participating subsidiary being hereinafter called a “Participating Subsidiary”) are eligible to participate in the Plan. An “Eligible Employee” is an employee who is in the active service of the Company or a Participating Subsidiary on the applicable Subscription Deadline (as defined below) excluding, however, (a) any employee whose customary employment is less than 20 hours per week and less than 5 months per calendar year, and (b) any employee who has not completed 6 months of service, and (c) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.

5.    Offerings.

(a)   Offering. The Plan shall be implemented by a series of six-month offerings (the “Offerings”), with a new Offering commencing on January 1 and July 1 of each year, except that the initial Offering shall begin on July 1, 2003. Each Offering commencing on January 1 of any year shall end on June 30 of that year, and each Offering commencing on July 1 of any year shall end on the December 31 of that year. The first business day of each Offering is the “Offering Date” for that Offering.

(b)   Purchase Dates. The following dates are the respective two “Purchase Dates” for each Offering:

(i)  March 31 and June 30 for the Offering beginning January 1 of each year; and

(ii)  September 30 and December 31 for the Offering beginning July 1 of each year.

(c)   Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of common stock on the Purchase Dates for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

6. Participation in the Plan.

(a)   Initiating Participation. An Eligible Employee may elect to participate in an Offering under the Plan by completing a subscription agreement authorizing payroll deductions. The subscription and payroll deduction authorization must be filed no later than the “Subscription Deadline,” which shall be a number of days prior to the Offering Date with the exact number of days being established from time to time by the Committee by written notice to Eligible Employees. Once filed, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the participant from each of the participant’s paychecks during the Offering. The designated amount to be deducted from each paycheck may not be less than 1% or more than 10% of the participant’s Compensation (as defined below) for the period covered by the paycheck. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

(b)   Definition of Compensation. “Compensation” means the participant’s pay reportable on IRS Form W-2 (under Section 3401(a) of the Code), adjusted as follows:

(i)  Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code shall be included.

(ii)  Expense reimbursements, disability benefits, payments from a nonqualified deferred compensation arrangement, stock option income, and adjustments for overseas employment (other than any transfer premium) shall be excluded.

(iii)  Any payment representing excess vacation or paid time-off accruals (where such excess represents vacation or time-off not taken) shall be excluded.

(iv)  Any payment representing bonus payments shall be excluded.

(c)   Amending Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may amend the payroll deduction authorization (i) once only at any time during any Offering to decrease the amount of payroll deductions, and (ii) effective for the first paycheck of a new Offering to either increase or decrease the amount of payroll deductions. A permitted change in payroll deductions shall be effective for any pay period only if notice is received by the Company at least some number of days prior to the payday for that pay period, with the exact number of days being established from time to time by the Committee by written notice to participants. Notwithstanding the foregoing, if the amount of payroll deductions from any participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in paragraph 5(c) above, then (x) a participant’s payroll deductions may be decreased during any Offering scheduled to end during the current calendar year to 0%, and (y) payroll deductions shall recommence at the rate provided in such participant’s then effective payroll deduction authorization at the beginning of the first Offering that is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 6(d).

(d)   Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may terminate participation in the Plan by submitting a “Notice of Termination” form to the PNMR Services Company Benefits Department or electronically completing the required documentation provided by the PNMR Services Company Benefits Department through the Custodian at least some number of days prior to a Purchase Date, with the exact number of days being established from time to time by the Committee by written notice to participants. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant’s participation in the Plan, (1) all amounts deducted from the participant’s Compensation and not previously used to purchase shares under the Plan shall be paid without interest to the participant after receipt of the participant’s Notice of Termination and no further payroll deductions will be made during the Offering or until the applicable Eligible Employee initiates participation again in accordance with paragraph 6(a) above, and (2) the participant’s option for the current Offering period will be automatically terminated. Participation in the Plan shall also terminate when a participant ceases to be an Eligible Employee for any reason, including death or retirement.

7.    Option Price. The price at which shares shall be purchased in an Offering shall be 95% of the fair market value of a share of common stock on the Purchase Date of the Offering. The fair market value of a share of common stock on any date shall be the closing price of the common stock for such date (or, in the event that the common stock is not traded on such date, the immediately preceding trading day) as reported on the New York Stock Exchange or, if the common stock is not traded on the New York Stock Exchange, such other reported value of the common stock as shall be specified by the Board.

8.    Purchase of Shares. All amounts withheld from the Compensation of a participant shall be credited to his or her account under the Plan. No interest will be paid on such accounts. Unless a participant terminates participation in the Plan pursuant to paragraph 6(d) above, on each Purchase Date, the amount of the account of each participant will be applied to the purchase of shares (including fractional shares) by such participant from the Company at the price determined under paragraph 7 above. Any cash balance remaining in a participant’s account after a Purchase Date as a result of the limitations set forth in paragraph 5(c) above shall be retained and used during a subsequent Purchase Date in the following calendar year unless the participant requests that such excess amounts be paid to the participant or unless the participant terminates participation in the Plan pursuant to paragraph 6(d).

9.    Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Committee. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian, a participant may from time to time sell all or part of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed. If a participant desires to sell all of the shares in his or her account, the Custodian or the Company will purchase any fraction of a share in the account at the same price per share that the whole shares are sold on the market. By appropriate instructions to the Custodian, a participant may obtain a transfer into the participant’s own name of all or part of the whole shares held by the Custodian for the participant’s account and delivery of such whole shares to the participant; however no shares may be transferred until two years after the Offering Date of the Offering in which the shares were purchased.

10.    Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

11.    Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

12.    Transferability. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

13.    Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of common stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in common stock on behalf of the participants entitled thereto. The Custodian shall establish a separate account for each participant for the purpose of holding shares acquired through reinvestment of the participant’s dividends. Shares acquired through reinvestment of the participant’s dividends will not be acquired at any discount from the purchase price. Prior to each dividend payment date, the Company shall advise the Custodian whether to acquire shares for reinvestment of cash dividends from newly issued shares purchased directly from the Company, treasury shares purchased directly from the Company, shares purchased in the open market, or a combination thereof. The purchase price of newly-issued or treasury shares purchased directly from the Company will be the average of the high and low sales price of shares reported on the New York Stock Exchange on the dividend payment date. The purchase price of shares purchased in the open market with reinvested dividends will be the weighted average price, including trading fees, incurred in connection with the purchase of such shares. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of cash dividends payable with respect to all shares held by the Custodian for participants’ accounts under the Plan. As soon as practicable thereafter, the Custodian shall use all of the funds so received to purchase shares of common stock directly from the Company or in the public market, as the case may be, and shall then allocate such shares (including fractional shares) among the dividend reinvestment accounts of the participants pro rata based on the amount of dividends reinvested for each participant. A participant may sell or transfer shares in the participant’s dividend reinvestment account in accordance with paragraph 9 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

14.    Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

15.    Tax Withholding. In the event that the Company or any Subsidiary is required to withhold any Federal, state, local or foreign taxes in respect of any compensation or other income realized by the Participant, the Company or Such Subsidiary may deduct from any payments of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of Common Stock for the account of the Participant, the aggregate amount of such Federal, state, local or foreign taxes required to be withheld or, if such payments are insufficient to satisfy such Federal, state, local or foreign taxes, the Participant will be required to pay to the Company or such Subsidiary, or make other arrangement satisfactory to the Company or such Subsidiary regarding payment to the Company or such Subsidiary of, the aggregate amount of any such taxes.

16.    Responsibility and Indemnity. Neither the Company, the Board, the Committee, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless the Board, the Committee and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan as permitted under the Company’s By-laws or otherwise.

17.    Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

18.    Amendment and Termination of the Plan. Except as provided below, the Committee may, in its discretion, amend or terminate the Plan without the consent of the Company’s shareholders or Plan participants except that: (a) any such Committee action must be approved by the Company’s shareholders within one year after such Committee action if shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Company’s stock is then quoted or listed, or if shareholder approval is needed for the Plan to continue to meet the requirements of Section 423 of the Code; and (b) the Committee must obtain the affected participant’s consent if the Plan is amended to materially and adversely affects the rights of such participant with respect to outstanding purchase rights relating to any Offering that has been completed prior to such Committee action. The foregoing notwithstanding, upon termination of the Plan the Committee may (i) elect to terminate all outstanding purchase rights at such time as the Committee may designate, and all cash contributed to the Plan that remains in a participant’s account will be returned to the participant (without interest) as promptly as practicable, or (ii) shorten the Offering or Purchase Dates to such period determined by the Committee and use amounts credited to a participant’s account to purchase common stock.

19.    Additional Restrictions of Rule 16b-3. The terms and conditions of options granted under this Plan, and the purchase of shares of common stock of the Company by persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Act”), shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon the exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Act with respect to Plan transactions.

IN WITNESS WHEREOF, the Company has caused this PNM Resources, Inc. Employee Stock Purchase Plan to be executed and to become effective as of                             , 2008.

PNM RESOURCES, INC.

By:
	Its:	SVP & Chief Administrative Officer

NORTH
I-40
Cornell
Gibson
Yale
I-25
Edith
Central
Broadway
South Broadway
Cultural Center
1025 Broadway S.E.
Parking
Parking
Lomas
Lead
Bridge
Coal
4th St
6th St

Directions to PNM Resources, Inc. Annual Meeting of Shareholders Wednesday, May 28, 2008 — 9:00 a.m. South Broadway Cultural Center 1025 Broadway SE Albuquerque, New Mexico

FOR AGAINST ABSTAIN INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below. Please Mark Here for Address Change or Comments SEE REVERSE SIDE Signature Signature Date Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. A VOTE “FOR” THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS. PROPOSAL 1: ELECTION OF DIRECTORS FOR allnominees listed above WITHHOLD AUTHORITY to vote for all nominees FOR ALL nominees listed above except as listed below 01 Adelmo E. Archuleta, 02 Julie A. Dobson, 03 Woody L. Hunt, 04. Robert R. Nordhaus, 05 Manuel T. Pacheco, 06 Robert M. Price, 07 Bonnie S. Reitz, 08 Jeffry E. Sterba and 09 Joan B. Woodard FOR AGAINST ABSTAIN PROPOSAL 2: Approve an amendment to PNM Resources, Inc. Employee Stock Purchase Plan. PROPOSAL 3: Ratify the appointment of Deloitte & Touche LLP as independent public accountants for 2008.

FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time on May 27, 2008, the day prior to the Annual Meeting day. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. INTERNET http://www.proxyvoting.com/pnm Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR You can view the 2007 Summary Annual Report, 10-K and 2008 Proxy Statement on the Internet at www.pnmresources.com Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints A.E. Archuleta, J.A. Dobson, J.B.Woodard and each or any one of them, true and lawful attorney-in-fact and proxy for the undersigned, with full power of substitution, to represent and vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of PNM Resources, Inc., to be held at the South Broadway Cultural Center, 1025 Broadway SE, Albuquerque, NM, at 9:00 a.m., Mountain Daylight Time, on May 28, 2008, and at any continuation of the meeting, if adjourned, on all matters coming before the meeting. Pursuant to the proxy statement, said proxies are directed to vote as indicated on this proxy, and otherwise in accordance with their judgment with respect to any other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1, 2 and 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) FOLD AND DETACH HERE

Address Change/Comments (Mark the corresponding box on the reverse side)

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of PNM Resources, Inc. The meeting will be held on Wednesday, May 28, 2008, at 9:00 a.m. (Mountain Daylight Time), at the South Broadway Cultural Center, 1025 Broadway SE, Albuquerque, New Mexico. A map to the meeting location can be found on the back page of enclosed proxy statement for your reference. At the meeting, shareholders are being asked to:

 Elect nine (9) directors.

Approve an amendment to PNM Resources, Inc. Employee Stock Purchase Plan.

Ratify the appointment of Deloitte & Touche LLP, as independent public accountants for 2008. Transact any other business properly brought up at the meeting.

Holders of PNM Resources, Inc., common stock of record at the close of business April 8, 2008, may vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the proxy card or vote by telephone or the Internet promptly, so that we can be assured of having a quorum present at the meeting and so your shares may be voted in accordance with your wishes. Your vote is important. The continuing interest of our shareholders in the business of

PNM Resources, Inc., is appreciated and we hope you will be able to attend.

Sincerely, Jeffry E. Sterba Chairman of the Board, President and Chief Executive Officer